Exhibit 99.3

PRO FORMA VALUATION REPORT

SECOND-STEP CONVERSION

Rhinebeck Bancorp, Inc.│Poughkeepsie, New York

PROPOSED HOLDING COMPANY FOR:
Rhinebeck Bank│Poughkeepsie, New York

Dated as of February 2, 2026

1311-A Dolley Madison Boulevard

Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

February 2, 2026

Board of Trustees

Rhinebeck Bancorp, MHC

Boards of Directors
Rhinebeck Bancorp, Inc.
Rhinebeck Bank

2 Jefferson Plaza

Poughkeepsie, New York 12601

Members of the Boards of Trustees and Directors:

At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and the New York State Department of Financial Services (the “Department”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion and Reorganization

On February 10, 2026, the Board of Trustees of Rhinebeck Bancorp, MHC (the “MHC”) and the Board of Directors of Rhinebeck Bancorp, Inc. (“RBKB”) adopted a plan of conversion and reorganization (the “Plan”) whereby the MHC will convert to stock form. As a result of the conversion, RBKB, which currently owns all of the issued and outstanding common stock of Rhinebeck Bank (the “Bank”), will be a fully-converted bank holding company and continue to operate as a Maryland corporation under name of Rhinebeck Bancorp, Inc. (“Rhinebeck Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Rhinebeck Bancorp or the Company, unless otherwise identified as RBKB. As of December 31, 2025, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 56.96% of the common stock (the “MHC Shares”) of RBKB. The remaining 43.04% of RBKB’s common stock is owned by public stockholders.

It is our understanding that Rhinebeck Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated community offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of RBKB will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Trustees
Boards of Directors
February 2, 2026

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, RBKB, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the second-step conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB, the Securities and Exchange Commission (“SEC”) and the Department. We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2021 through December 31, 2025, a review of various unaudited information and internal financial reports through December 31, 2025, and due diligence related discussions with the Company’s management; Wolf & Company, P.C., the Company’s independent auditor; Luse Gorman, PC, the Company’s conversion counsel and Keefe, Bruyette & Woods, Inc., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Rhinebeck Bancorp operates and have assessed Rhinebeck Bancorp’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Rhinebeck Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion on Rhinebeck Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of Rhinebeck Bancorp. We have analyzed the net assets held by the MHC, which will be consolidated with Rhinebeck Bancorp’s balance sheet pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Rhinebeck Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

Board of Trustees
Boards of Directors
February 2, 2026

The Appraisal is based on Rhinebeck Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by Rhinebeck Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Rhinebeck Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Rhinebeck Bancorp. The valuation considers Rhinebeck Bancorp only as a going concern and should not be considered as an indication of Rhinebeck Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Rhinebeck Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Rhinebeck Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of Rhinebeck Bancorp following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Rhinebeck Bancorp’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will increase equity. After accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.03%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 43.04% to 43.01% and the MHC’s ownership interest was increased from 56.96% to 56.99%.

Valuation Conclusion

It is our opinion that, as of February 2, 2026, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of RBKB – was $135,984,670 at the midpoint, equal to 13,598,467 shares at $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $115,586,970 or 11,558,697 shares at the minimum and $156,382,380 or 15,638,238 shares at the maximum.

Board of Trustees
Boards of Directors
February 2, 2026

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $77,500,000 equal to 7,750,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $65,875,000 or 6,587,000 shares at the minimum, and $89,125,000 or 8,912,500 shares at the maximum.

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Trustees of the MHC and the Board of Directors of RBKB have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.2197 shares of the Company’s stock for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.0367 at the minimum and 1.4026 at the maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Rhinebeck Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of RBKB as of December 31, 2025, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of RBKB and the exchange of the public shares for newly issued shares of Rhinebeck Bancorp’s common stock as a full public company was determined independently by the Board of Trustees of the MHC and the Board of Directors of RBKB. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

Board of Trustees
Boards of Directors
February 2, 2026

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation may be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Rhinebeck Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Rhinebeck Bancorp’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS
RHINEBECK BANCORP, INC.
RHINEBECK BANK
Poughkeepsie, New York

PAGE
DESCRIPTION	NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion and Reorganization		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.5
Income and Expense Trends		I.8
Interest Rate Risk Management		I.11
Lending Activities and Strategy		I.12
Asset Quality		I.14
Funding Composition and Strategy		I.15
Subsidiaries		I.16
Legal Proceedings		I.16

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.5
Regional Economy		II.7
Unemployment Trends		II.9
Market Area Deposit Characteristics and Competition		II.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.10
Interest Rate Risk		III.12
Credit Risk		III.14
Summary		III.14

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS
RHINEBECK BANCORP, INC.
RHINEBECK BANK
Poughkeepsie, New York

(continued)

PAGE
DESCRIPTION		NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.3
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.5
4.	Primary Market Area		IV.6
5.	Dividends		IV.7
6.	Liquidity of the Shares		IV.8
7.	Marketing of the Issue		IV.8
	A.	The Public Market	IV.8
	B.	The New Issue Market	IV.14
	C.	The Acquisition Market	IV.16
	D.	Trading in RBKB’s Stock	IV.16
8.	Management		IV.17
9.	Effect of Government Regulation and Regulatory Reform		IV.17
Summary of Adjustments			IV.17
Valuation Approaches			IV.18
1.	Price-to-Earnings (“P/E”)		IV.20
2.	Price-to-Book (“P/B”)		IV.22
3.	Price-to-Assets (“P/A”)		IV.22
Comparison to Recent Offerings			IV.23
Valuation Conclusion			IV.23
Establishment of the Exchange Ratio			IV.24

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES
RHINEBECK BANCORP, INC.
RHINEBECK BANK
Poughkeepsie, New York

TABLE
Number	DESCRIPTION	page

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.9

2.1	Summary Demographic/Economic Data	II.6
2.2	Primary Market Area Employment Sectors	II.8
2.3	Major Employers in the Hudson Valley Region	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors – As of June 30, 2025	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.11
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.13
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.15
4.3	Market Pricing Versus Peer Group	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. Overview and Financial Analysis

Introduction

Rhinebeck Bank (the “Bank”), established in 1860, is a New York chartered stock savings bank headquartered in Poughkeepsie, New York. The Bank serves the Hudson Valley region of the New York metropolitan area through 12 full-service banking offices, a corporate office and a representative office located in Dutchess, Ulster and Orange counties. Rhinebeck Bank also maintains a representative office in Albany County to originate indirect automobile and commercial loans. A map of the Bank’s branch office locations is provided in Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”).

Rhinebeck Bancorp, Inc. (“RBKB”), a Maryland corporation, was incorporated in August 2019. On January 16, 2019, RBKB became the holding company for the Bank when it completed the reorganization of RBKB and the Bank into a two-tier mutual holding company form of organization. In conjunction with the reorganization, RBKB completed its initial public pursuant to which it sold 4,787,315 shares or 43.0% of its outstanding common stock to the public and issued 6,345,975 shares or 57.0% of its common stock outstanding to Rhinebeck Bancorp, MHC (the “MHC”), the mutual holding company parent of RBKB. The MHC and RBKB are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or the “FRB”) and the New York State Department of Financial Services (the “Department”). At December 31, 2025, RBKB had total consolidated assets of $1.302 billion, deposits of $1.097 billion and equity of $136.9 million or 10.51% of total assets. Excluding goodwill and intangibles of $2.3 million, RBKB’s tangible equity equaled $134.5 million or 10.33% of assets. RBKB’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

Plan of Conversion and Reorganization

On February 10, 2026, the Board of Trustees of the MHC and the Board of Directors of RBKB adopted a Plan of Conversion and Reorganization (the “Plan”), whereby the MHC will convert to stock form (“second-step conversion”). As a result of the conversion, RBKB, which currently owns all of the issued and outstanding common stock of the Bank, will be a fully-converted bank holding company and continue to operate as a Maryland corporation under the name of Rhinebeck Bancorp, Inc. (“Rhinebeck Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Rhinebeck Bancorp or the Company, unless otherwise identified as RBKB. As of December 31, 2025, the MHC had a majority ownership interest of approximately 56.96% in RBKB and its principal asset consisted of 6,345,975 common stock shares of RBKB (the “MHC Shares”). The remaining 4,795,058 shares or approximately 43.04% of RBKB’s common stock was owned by public shareholders.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

It is our understanding that Rhinebeck Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated community offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of RBKB will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

Strategic Overview

The Company maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. The Company has pursued a diversified lending strategy, in which commercial real estate loans and indirect automobile loans constitute the largest concentrations of the loan portfolio. In recent years, the Company has been implementing a strategy of reducing the size of the indirect loan portfolio through increased pricing and more selective underwriting criteria. Other areas of lending diversification for the Company include commercial business loans, 1-4 family residential real estate loans, home equity loans and lines of credit and other consumer loans. The Company’s lending and other investment activities are primarily funded by deposits, with limited use of borrowings providing a supplemental funding source. As a complement to the Company’s deposit products and services, investment advisory services and financial product sales are offered through a division of the Bank doing business as Rhinebeck Asset Management (“RAM”).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

In October 2025, Matthew J. Smith was appointed President and Chief Executive Officer of the Bank, RBKB and the MHC to lead the Bank into its next phase of growth and innovation. Current growth strategies are emphasizing increased lending diversification that targets growth of commercial real estate and commercial business loans. The Bank’s objective is to fund asset growth primarily through deposit growth, emphasizing growth of lower cost core deposits. Core deposit growth is expected to be in part facilitated by growth of commercial lending relationships, pursuant to which the Company is seeking to establish a full service banking relationship with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. Growth strategies are also placing an emphasis on increasing household penetration and growth of non-interest operating income through private banking services offered by RAM.

Investments serve as a supplement to the Company’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. Mortgage-backed securities constitute the largest portion of the Company’s investment portfolio, with other investments consisting of U.S. Treasury securities, U.S. government agency securities, corporate bonds and municipal bonds.

Deposits have consistently served as the primary funding source for the Company, with supplemental funding provided by utilization of borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk. Core deposits, consisting of transaction and savings account deposits, constitute the largest portion of the Company’s deposit base. Borrowings currently held by the Company consist primarily of FHLB advances and also includes subordinated debt.

Rhinebeck Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels. Recent trends show that following a decline in the net interest margin during 2023, the net interest margin has increased during the past two years. The increase in the net interest margin was facilitated by interest rate spread expansion, which was realized through an increase in the average yield on interest-earning assets for 2024 and 2025 and a lower cost of interest-bearing liabilities for 2025. Revenues derived from sources of non-interest operating income have been maintained at relatively stable levels as percent of average assets, with recent trends showing a reduction in gain on sale loans being offset by increased revenues from other sources of non-interest operating income. Following four years of maintaining relatively stable operating expenses, operating expenses increased in 2025 which provided for some de-leveraging of the operating expense ratio for 2025. The increase in operating expenses for 2025 was in part related to investment in technology infrastructure to improve operating efficiencies and support scalable growth. Over the past five years, credit loss provisions have had a varied impact on the Company’s earnings, while non-operating gains and losses have generally had a limited impact on the Company’s earnings with the exception of 2024. In 2024, the Company recorded a $16.0 million loss on sale of investment securities, which was done in connection with the Company’s balance sheet restructuring.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

A key component of the Company’s business plan is to complete a second-step conversion offering. The Company’s strengthened capital position will increase operating flexibility and facilitate implementation of planned growth strategies and risk management. The capital raised in the second-step stock offering will serve to substantially increase regulatory capital and, thereby, reduce loan concentration levels that will better position the Company to sustain desired loan growth as well as provide more of a cushion against any unforeseen credit quality related losses in future periods. The infusion of stock proceeds will also serve to enhance the Company’s liquidity and reduce interest rate risk, particularly through increasing the Company’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the stock offering, which may facilitate a reduction in Rhinebeck Bancorp’s funding costs. Rhinebeck Bancorp’s strengthened capital position will also better position the Company to pursue expansion opportunities. Such expansion could potentially include establishing or acquiring additional banking offices to gain a market presence in nearby markets that are complementary to the Company’s existing branch network. Given its strengthened capital position, the Company will also be in a better position to pursue growth through the acquisition of a financial institution and/or other financial service providers following the stock offering. Completion of the second-step offering is also expected to increase stockholder returns through higher earnings and more flexible capital management strategies, including elimination of the current limitations imposed by the mutual holding company structure on dividend payments. As a fully-converted stock holding company, there will be a more liquid and active trading market for the Company’s stock, and the Company will have greater flexibility to access capital markets through possible future equity and debt offerings. The projected uses of proceeds are highlighted below.

•	Rhinebeck Bancorp. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds held as a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•	Rhinebeck Bank. Approximately 50% of the net stock proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Rhinebeck Bancorp’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five years. Since year end 2021 the Company’s assets ranged from a low of $1.256 billion at year end 2024 to a high of $1.336 billion at year end 2022 and equaled $1.302 billion at year end 2025. Overall, assets increased at an annual rate of 0.40% over the past four years. Deposit growth trends generally paralleled the fluctuation in asset balances since year end 2021, with deposits decreasing at a 0.11% annual rate over the past four years and totaling $1.097 billion at December 31, 2025. A summary of Rhinebeck Bancorp’s key operating ratios for the past two years is presented in Exhibit I-3.

Rhinebeck Bancorp’s loans receivable portfolio increased at a 2.76% annual rate from year end 2021 through year end 2025, with recent trends showing a decrease in loans receivable during the past two years which was largely related to a strategic decision to shrink the indirect automobile loan portfolio. The Company’s stronger loan growth relative to asset growth provided for an increase in the loans-to-assets ratio from 66.73% at year end 2021 to 73.24% at year end 2025.

Major trends in the Company’s loan portfolio composition during 2025 reflect that the concentration of commercial real estate loans increased from 36.00% to 43.61% of total loans and indirect automobile loans decreased from 30.33% to 22.31% of total loans. Loan composition trends for 2025 also showed a decrease in the concentration of construction loans (2.73% to 0.94% of total loans) and an increase in the concentration of residential real estate loans (8.89% to 10.45% of total loans). For the balance of the Company’s loan portfolio composition trends during 2025, there were little changes in the concentrations of multi-family loans, commercial business loans, home equity loans and other consumer loans with the respective concentrations of those loan types equaling 11.26%, 9.55%, 1.28% and 0.60% of total loans at December 31, 2025.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Table 1.1

Rhinebeck Bancorp, Inc.

Historical Balance Sheet Data

											12/31/21-
											12/31/25
	At Decmeber 31,										Annual.
	2021		2022		2023		2024		2025		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$1,281,166	100.00%	$1,335,977	100.00%	$1,313,202	100.00%	$1,255,765	100.00%	$1,301,766	100.00%	0.40%
Cash and cash equivalents	72,091	5.63%	31,384	2.35%	22,129	1.69%	37,484	2.98%	101,986	7.83%	9.06%
Investment securities	280,283	21.88%	223,659	16.74%	191,985	14.62%	159,947	12.74%	162,203	12.46%	-12.78%
Loans receivable, net	854,967	66.73%	994,368	74.43%	1,008,851	76.82%	971,779	77.39%	953,385	73.24%	2.76%
FHLB stock	1,322	0.10%	3,258	0.24%	6,514	0.50%	3,960	0.32%	1,957	0.15%	10.30%
Bank-owned life insurance	29,131	2.27%	29,794	2.23%	30,031	2.29%	30,193	2.40%	30,996	2.38%	1.56%
Goodwill and other intangible assets	2,668	0.21%	2,569	0.19%	2,481	0.19%	2,401	0.19%	2,341	0.18%	NM

Deposits	$1,101,999	86.02%	$1,129,933	84.58%	$1,030,503	78.47%	$1,020,783	81.29%	$1,097,340	84.30%	-0.11%
Borrowings	23,196	1.81%	62,878	4.71%	133,219	10.14%	35,250	2.81%	30,308	2.33%	6.91%

Equity	$125,969	9.83%	$108,132	8.09%	$113,685	8.66%	$121,833	9.70%	$136,852	10.51%	2.09%
Tangible equity	123,301	9.62%	105,563	7.90%	111,204	8.47%	119,432	9.51%	134,511	10.33%	2.20%

Loans/Deposits		77.58%		88.00%		97.90%		95.20%		86.88%

Number of Offices		18		17		16		15		15

(1)  Ratios are as a percent of ending assets.

Sources: Rhinebeck Bancorp's prospectus, audited financial statements, and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will initially be primarily invested into liquid funds held as a deposit at the Bank. From year end 2021 through year end 2025, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 16.04% of assets at year end 2024 to a high of 27.61% of assets at year end 2021% and equaled 20.45% of assets at year end 2025. As of December 31, 2025, the Company held investment securities totaling $162.2 million or 12.46% of assets. Mortgage-backed securities totaling $89.0 million comprised the most significant component of the Company’s investment portfolio at December 31, 2025. Other investments held by the Company at December 31, 2025 consisted of U.S. Treasury securities ($35.8 million), U.S. Government agencies ($18.4 million), corporate bonds ($16.6 million), municipal bonds ($2.1 million) and other investments ($372,000). As of December 31, 2025, , the entire investment portfolio was designated as available for sale and had a net unrealized loss of $7.9 million. Exhibit I-4 provides detail of the Company’s investment portfolio as of December 31, 2025. As of December 31, 2025, the Company also held $102.0 million of cash and cash equivalents and $2.0 million of FHLB stock.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which covers the lives of certain employees and directors of the Company. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of December 31, 2025, the cash surrender value of the Company’s BOLI equaled $31.0 million or 2.38% of assets.

Rhinebeck Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From year end 2021 through year end 2025, the Company’s deposits decreased at a 0.11% annual rate. Deposit balances as a percent of total assets fluctuated over the five-year period, ranging from a low of 78.47% of assets at year end 2023 to a high of 86.02% of assets at year end 2021 and equaled 84.30% of assets at year end 2025. Deposit composition trends during 2025 reflect that the concentration of certificates of deposit (“CDs”) comprising total deposits increased slightly, which provided for a decrease in the concentration of transaction and savings accounts comprising total deposits. Transaction and savings account deposits comprised 67.22% of average total deposits during 2024 and 66.73% of average total deposits during 2025.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. Additionally, the Company issued subordinated debt, in which most of the funds were down streamed into Rhinebeck Bank for purposes of increasing regulatory capital. From year end 2021 through year end 2025, borrowings increased from $23.2 million or 1.81% of assets to $30.3 million or 2.33% of assets. Borrowings held by the Company at December 31, 2025 consisted of $25.2 million of FHLB advances and $5.2 million of subordinated debt.

The Company’s equity increased at a 2.09% annual rate from year end 2021 through year end 2025. Stronger equity growth relative to asset growth provided for an increase in the Company’s equity-to-assets from 9.83% at December 31, 2021 to 10.51% at December 31, 2025. Similarly, the Company’s tangible equity-to-assets ratio increased from 9.62% at December 31, 2021 to 10.33% at December 31, 2025. Goodwill and other intangibles totaled $2.3 million or 0.18% of assets at December 31, 2025. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2025. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the significant increase in Rhinebeck Bancorp’s pro forma capital position will initially depress its ROE.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the years ended December 31, 2021 through December 31, 2025. During the period covered in Table 1.2, the Company’s reported earnings ranged from a net loss of $8.6 million or 0.67% of average assets during 2024 to net income of $11.6 million or 0.95% of average assets during 2021. For 2025, the Company reported net income of $10.0 million or 0.78% of average assets. Net interest income and operating expenses represent the primary components of the Company’s earnings, while non-interest operating income has been a fairly stable supplemental contributor to the Company’s earnings. Credit loss provisions have had a varied earnings impact over the past five years, while non-operating gains and losses have had a relatively limited earnings impact over the past five years with the exception of the non-operating loss recorded in 2024.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

Table 1.2

Rhinebeck Bancorop, Inc.

Historical Income Statements

For the Year Ended December 31,
2021	2022	2023	2024	2025
Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$43,700	3.60%	$48,592	3.75%	$60,659	4.55%	$63,222	4.95%	$68,873	5.37%
Interest expense	(4,287)	-0.35%	(6,756)	-0.52%	(22,694)	-1.70%	(25,527)	-2.00%	(22,480)	-1.75%
Net interest income	$39,413	3.24%	$41,836	3.23%	$37,965	2.85%	$37,695	2.95%	$46,393	3.62%
Provision for credit losses	3,667	0.30%	(1,414)	-0.11%	(1,702)	-0.13%	(2,800)	-0.22%	(1,659)	-0.13%
Net interest income after provisions	$43,080	3.54%	$40,422	3.12%	$36,263	2.72%	$34,895	2.73%	$44,734	3.49%

Other non-interest operating income	$4,819	0.40%	$5,240	0.40%	$5,616	0.42%	$6,911	0.54%	$6,710	0.52%
Gain (loss) on sale of loans	2,582	0.21%	864	0.07%	118	0.01%	160	0.01%	252	0.02%
Operating expense	(35,512)	-2.92%	(37,422)	-2.89%	(36,429)	-2.73%	(36,848)	-2.88%	(39,020)	-3.04%
Net operating income	$14,969	1.23%	$9,104	0.70%	$5,568	0.42%	$5,118	0.40%	$12,676	0.99%

Non-Operating Income/(Losses)
Gain (loss) on securities	$(4)	0.00%	$(170)	-0.01%	$0	0.00%	$(16,041)	-1.25%	$0	0.00%
Gain (loss) on other real estate owned	9	0.00%	-	0.00%	-	0.00%	4	0.00%	-	0.00%
Gain (loss) on sale of securities	-	0.00%	-	0.00%	-	0.00%	-	0.00%	-	0.00%
Gain (loss) on diposal of premises and equipment	17	0.00%	(38)	0.00%	46	0.00%	(18)	0.00%	9	0.00%
Net non-operating income(losses)	$22	0.00%	$(208)	-0.02%	$46	0.00%	$(16,055)	-1.25%	$9	0.00%

Net income before tax	$14,991	1.23%	$8,896	0.69%	$5,614	0.42%	$(10,937)	-0.86%	$12,685	0.99%
Income tax provision	(3,433)	-0.28%	(1,899)	-0.15%	(1,219)	-0.09%	2,317	0.18%	(2,640)	-0.21%
Net income (loss)	$11,558	0.95%	$6,997	0.54%	$4,395	0.33%	$(8,620)	-0.67%	$10,045	0.78%

Adjusted Earnings
Net income	$11,558	0.95%	$6,997	0.54%	$4,395	0.33%	$(8,620)	-0.67%	$10,045	0.78%
Add(Deduct): Non-operating income	(22)	0.00%	208	0.02%	(46)	0.00%	16,055	1.26%	(9)	0.00%
Tax effect (2)	5	0.00%	(48)	0.00%	11	0.00%	(3,693)	-0.29%	2	0.00%
Adjusted earnings	$11,541	0.95%	$7,157	0.55%	$4,360	0.33%	$3,742	0.29%	$10,038	0.78%

Expense Coverage Ratio (3)	1.11	x	1.12	x	1.04	x	1.02	x	1.19	x
Efficiency Ratio (4)	75.84%	78.11%	83.23%	82.29%	73.08%

(1)  Ratios are as a percent of average assets.

(2)  Assumes a 23.0% effective tax rate.

(3)  Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4)  Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources: Rhinebeck Bancorp's prospectus, audited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

Over the past five years, the Company’s net interest income to average assets ratio ranged from a low of 2.85% during 2023 to a high of 3.62% during 2025. The increase in the Company’s net interest income ratio during the past two years was facilitated by higher interest rate spreads, which were realized through high yields earned on interest-earning assets during 2024 and 2025 and a lower cost of interest-bearing liabilities during 2025. The Company’s net interest rate spreads and yields and costs for the past two years are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a fairly stable contributor to the Company’s earnings over the past five years. For the period shown in Table 1.2, non-interest operating income, including gain on the sale of loans, ranged from a low of $5.7 million or 0.43% of average assets during 2023 to a high of $7.4 million or 0.61% of average assets during 2021. For 2025, non-interest operating income amounted to $7.0 million or 0.54% of average assets. Service charges on deposit accounts, investment advisory income and income earned on BOLI constituted the primary sources of the Company’s non-interest operating income during 2025.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of $35.5 million or 2.92% of average assets during 2021 to a high of $39.0 million or 3.04% of average assets during 2025. The increase in operating expenses during 2025 was primarily attributable to higher compensation costs.

Overall, during the past five years, the Company’s expense coverage ratios (net interest income divided by operating expenses) ranged from a low of 1.02x during 2024 to a high of 1.19x during 2025. Comparatively, the Company’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) ranged from a high of 83.23% during 2023 to a low of 73.08% during 2025. The improvement in Company’s expense coverage and efficiency ratio in recent years has been primarily facilitated by an increase in the net interest income ratio.

During the period covered in Table 1.2, the amount of credit loss provisions recorded by the Company ranged from a credit to credit loss provisions of $3.7 million or 0.30% of average assets during 2021 to a provision for credit losses of $2.8 million or 0.22% of average assets during 2024. For 2025, credit loss provisions were $1.7 million or 0.13% of average assets. The decrease in credit loss provisions reported for 2025 compared to 2024 was primarily due to lower net charge-offs recorded for 2025. As of December 31, 2025, the Company maintained credit loss allowances of $8.4 million, equal to 0.87% of total loans and 225.76% of non-performing loans. Exhibit I-6 sets forth the Company’s credit loss allowance activity during the past two years.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

With the exception of 2024, non-operating gains and losses have had a minimal impact on the Company’s earnings during the period covered in Table 1.2. In 2024, the Company recorded a net non-operating loss of $16.1 million or 1.25% of average assets, which consisted substantially of a $16.0 million loss on sale of securities to facilitate restructuring of the balance sheet.

The Company’s effective tax rate ranged from a benefit of 21.18% during 2024 to an expense of 22.90% during 2021 and equaled an expense of 20.81% during 2025. As set forth in the prospectus, the Company’s marginal effective tax rate is 23.0%.

Interest Rate Risk Management

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through significant lending diversification into other types of lending beyond 1-4 family permanent mortgage loans which consist primarily of adjustable rate or shorter term fixed rate loans. As of December 31, 2025, of the Company’s total loans due after December 31, 2026, adjustable rate loans comprised 63.39% of total loans receivable (see Exhibit I-7). On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits and utilizing FHLB advances with fixed rate terms of more than one year.

The Company’s interest rate risk analysis as of December 31, 2025 indicates that in the event of a 200 basis point increase in the yield curve, assuming a parallel and immediate shift across the yield curve, net economic value of equity would increase by 2.8% (see Exhibit I-8).

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

Lending Activities and Strategy

The Company is pursuing a diversified lending strategy with a current focus on commercial real estate, multi-family and commercial business loans as the primary areas of targeted loan growth. While indirect automobile lending has been a significant area of lending diversification, in recent years, the Company has pursued a strategy of decreasing originations of indirect automobile loans that has facilitated a downsizing of the indirect automobile loan portfolio. Other areas of lending for the Company include 1-4 family permanent mortgage loans, construction loans, home equity loans and lines of credit and other consumer loans. Exhibit I-9 provides historical detail of Rhinebeck Bancorp’s loan portfolio composition for the past two years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2025.

Commercial Real Estate and Multi-Family Loans. Commercial real estate and multi-family loans consist largely of loans originated by the Company, which are generally collateralized by properties in the Company’s regional lending area. On a limited basis, the Company supplements originations of commercial real estate and multi-family loans with purchased loan participations from local banks. Loan participations are subject to the same underwriting criteria and loan approvals as applied to loans originated by the Company. Rhinebeck Bancorp generally originates commercial real estate and multi-family loans up to a loan-to-value (“LTV”) ratio of 75% and generally requires a minimum debt-coverage ratio of 1.20 times. Commercial real estate loans are generally originated for terms of up to 20 to 25 years, while multi-family loans are originated for terms of up to 30 years. Commercial real estate and multi-family loans are generally offered as adjustable rate loans, which are typically indexed to The Wall Street Journal prime rate or the FHLB of New York Amortizing Advance Rate. Properties securing the commercial real estate and multi-family loan portfolio include office, industrial/manufacturing/warehouse, retail, mixed use, auto dealer, hotel/motel/inn, restaurant, mobile home park, self-storage facility and multi-family housing. At December 31, 2025, the Company’s largest commercial real estate loan had an outstanding balance of $16.4 million and was secured by a shopping center located in Clifton Park, New York. At December 31, 2025, this loan was performing in accordance with its original terms. At December 31, 2025, the Company’s largest multi-family loan had an outstanding balance of $13.9 million and was secured by an apartment complex in Poughkeepsie, New York. At December 31, 2025, this loan was performing in accordance with its original terms. As of December 31, 2025, the Company’s outstanding balance of commercial real estate and multi-family loans totaled $525.7 million, equal to 54.87% of total loans outstanding, and included $107.9 million of multi-family loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

Construction and Land Development Loans. Construction and land loans originated by the Company consist of loans to finance the construction of commercial properties, muti-family projects, professional complexes and non-owner occupied 1-4 family residential properties, or to acquire land for development. Construction and land development loans are generally structured as two year interest-only balloon loans with variable rates indexed to The Wall Street Journal prime rate. Construction loans are generally offered up to a maximum LTV ratio of 75% of the appraised value on a completed basis. Land development loans are generally offered up to a maximum LTV ratio of 50%. At December 31, 2025, the Company’s largest construction and land development loan had an outstanding balance of $3.7 million and was secured by a mixed use building project located in Poughkeepsie, New York. At December 31, 2025, this loan was performing in accordance with its original terms. As of December 31, 2025, the Company’s outstanding balance of commercial construction loans totaled $9.0 million equal to 0.94% of total loans outstanding.

Indirect Automobile Loans. The Company currently acquires auto loans from approximately 51 dealerships located in the Hudson Valley and approximately 28 dealerships located in the Albany area. The maximum term for automobile loans depends on the age of the vehicle. As of December 31, 2025, 42.7% of the aggregate balance of the indirect automobile loan portfolio was for new vehicles and the remaining 57.3% was for used vehicles. The weighted average original term to maturity of the indirect automobile loan portfolio at December 31, 2025 was six years. In recent years, the Company has placed less of an emphasis on indirect automobile lending and pursued downsizing of the portfolio through decreasing loan originations through increased pricing and more selective underwriting criteria. As of December 31, 2025, the Company’s outstanding balance of indirect automobile loans totaled $213.8 million equal to 22.31% of total loans outstanding.

1-4 Family Residential Real Estate Loans. Prior to 2026, Rhinebeck Bancorp offered both fixed rate and adjustable rate 1-4 family permanent mortgage loans with terms of up to 30 years. Loans were generally underwritten to secondary market guidelines, so as to allow for the sale of such loans if such a strategy was warranted for purposes of interest rate risk management. Historically, the Company sold most conforming fixed rate loan originations on a servicing retained basis. The Company also originated State of New York Mortgage Agency loans, which were sold on a servicing released basis. In recent years, the Company retained a higher proportion of high quality 30-year fixed rate originations for its investment portfolio. In the fourth quarter of 2025, the Company closed its residential mortgage division and currently purchases 1-4 family loans from a third-party non-bank mortgage lender. Loans purchased by the Company typically conform to secondary market underwriting guidelines and primarily consist of adjustable rate loans. On a limited basis, the Company also previously originated loans to finance the construction or rehabilitation of 1-4 family residential properties and, as of December 31, 2025, these loans are no longer offered by the Company. As of December 31, 2025, the Company’s outstanding balance of 1-4 family residential real estate loans totaled $100.1 million equal to 10.45% of total loans outstanding and included $2.7 million of construction loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

Commercial Business Loans. The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Expansion of commercial business lending activities is a desired area of loan growth for the Company, pursuant to which the Company is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. The Company originates term loans and revolving lines of credit to a variety of small- and medium-sized businesses in its market area. These loans are generally secured by business assets and are extended as either fixed rate or variable rate loans. Variable rate loans are generally indexed to The Wall Street Journal prime rate. As of December 31, 2025, the Company’s outstanding balance of commercial business loans totaled $91.5 million equal to 9.55% of total loans outstanding.

Consumer Loans. Consumer lending other than indirect automobile loans consists mostly of home equity loans and lines of credit and direct automobile loans. The Company will generally originate home equity loans and lines of credit up $150,000, with to a maximum LTV ratio of 80%, inclusive of other liens on the property, and terms of up to 20 years. Home equity lines of credit have variable rates and are indexed to the prime rate as published in The Wall Street Journal. As of December 31, 2025, the Company’s outstanding balance of other consumer loans totaled $18.0 million, equal to 1.88% of total loans outstanding, and included $12.3 million of home loans and lines of credit and $4.6 million of direct automobile loans.

Asset Quality

The Company experienced a slight decrease in non-performing assets during 2025, which was primarily due to a decrease in non-performing commercial business loans. During 2025, Rhinebeck Bancorp’s balance of non-performing assets decreased from $4.1 million or 0.33% of assets at December 31, 2024 to $3.7 million or 0.28% of assets at December 31, 2025. As shown in Exhibit I-11, the entire balance of non-performing assets at December 31, 2025 consisted of non-accruing loans. Non-accruing loans held by the Company at December 31, 2025 were concentrated in commercial real estate loans and residential real estate loans with balances of $1.7 million and $1.3 million, respectively.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed on a regular basis by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2025, the Company maintained credit loss allowances of $8.4 million, equal to 0.87% of total loans outstanding and 225.76% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and, as of December 31, 2025, deposits accounted for 97.31% of Rhinebeck Bancorp’s combined balance of deposits and borrowings. Exhibit I-12 sets forth the Company’s deposit composition for the past two years. Transaction and savings account deposits constituted 66.73% of average total deposits during 2025, as compared to 67.22% of average total deposits during 2024. For 2025, non-interest-bearing deposits comprised the largest concentration of the Company’s core deposits equaling 33.20% of average transaction and savings account deposits.

The balance of the Company’s deposits consists of CDs, which equaled 33.27% of average total deposits during 2025 compared to 32.78% of total deposits during 2024. The CD portfolio totaled $376.9 million at December 31, 2025 and $335.8 million or 89.08% were scheduled to mature in one year or less. The Company did not hold any brokered CDs at December 31, 2025.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk Additionally, the Company issued subordinated debt, in which most of the funds were down streamed into Rhinebeck Bank to increase regulatory capital. Borrowings totaled $30.3 million at December 31, 2025 and consisted of $25.2 million of FHLB advances and $5.2 million of subordinated debt. As of December 31, 2025, the FHLB advances had a weighted average interest rate of 4.03% and the interest rate on the subordinated debt was 6.14%. The subordinated debt matures in 2035.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

Subsidiaries

In addition to the Bank, the Company has one other wholly-owned subsidiary, RSB Capital Trust I (the “Trust”). In 2005, the Trust, a business trust, issued $5.0 million of trust preferred securities in a private placement and issued 155 shares of common stock at $1,000 par value per share to Rhinebeck Bancorp, MHC. The Trust has no independent assets or operations and was formed to issue trust preferred securities and invest the proceeds in an equivalent amount of junior subordinated debentures issued by Rhinebeck Bancorp, MHC. All of the cash proceeds from the issuance of the junior subordinated debentures by Rhinebeck Bancorp, MHC were contributed as capital to Rhinebeck Bank. In connection with the Company’s reorganization in 2019, all of the common stock of the Trust and the corresponding subordinated debentures issued by Rhinebeck Bancorp, MHC to the Trust were transferred to Rhinebeck Bancorp. At that time, the Trust became a wholly-owned subsidiary of Rhinebeck Bancorp and the debt became an obligation of Rhinebeck Bancorp.

Legal Proceedings

At December 31, 2025, Rhinebeck Bancorp was not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business.  Such routine legal proceedings, in the aggregate, are believed by the Company’s management to be immaterial to the Company’s financial condition, results of operations and cash flows.

RP® Financial, LC.	MARKET AREA II.1

II. MARKET AREA

Introduction

Rhinebeck Bancorp is headquartered in Poughkeepsie, New York and currently serves the Hudson Valley region of the New York metropolitan area through 12 full-service banking offices an administrative office and a representative office, which are located in the counties of Dutchess Ulster and Orange. The Company also maintains a representative office in Albany County. Details regarding the Company’s office properties are set forth in Exhibit II-1.

With operations in a major metropolitan area, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Company in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Company. The New York MSA has a highly developed economy, with a relatively high concentration of skilled workers.

Future growth opportunities for Rhinebeck Bancorp depend on the future growth and stability of the local and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. Manufacturing activity for April 2025 slowed to an index reading of 48.7, versus service sector activity for April accelerating to an index reading of 51.6. April unemployment data showed 177,000 jobs were added to the U.S. economy, while the unemployment rate held steady at 4.2%. Retail sales for April increased 0.1%. Existing home sales decreased 0.5% in April, as potential buyers faced mounting economic uncertainty and steep housing costs. Comparatively, April new home sales jumped 10.9%, as builders lowered prices to attract buyers. Manufacturing activity for May contracted to an index reading of 48.5 and May service sector activity contracted to an index reading of 49.9, which was the first contraction in service sector activity since June 2024. May’s employment report showed that the U.S. economy added 139,000 jobs and the unemployment rate held steady at 4.2%. A 0.9% decrease in May retail sales was more than expected. Existing and new home sales for May reflected a reversal in trends, with existing home sales increasing 0.8% and new home sales falling 13.7%. Manufacturing activity for June improved slightly with an index reading of 49.0%, while service sector activity for June slowed slightly with an index reading of 48.8. The U.S. economy added 147,000 jobs in June and the June unemployment rate decreased to 4.1%. June retail sales increased 0.6%, which was above expectations. Existing home sales fell 2.7% in June, as higher home prices and mortgage rates above 6.5% weighed on sales. New home sales edged up 0.6% in June, which was less than expected. GDP for the second quarter increased at a 3.0% annual rate (subsequently revised upward to a 3.8% annualized growth rate).

RP® Financial, LC.	MARKET AREA II.2

Job growth slowed in July 2025, as the U.S. economy added 73,000 jobs in July and the July unemployment rate increased to 4.2%. Manufacturing activity contracted for a fifth straight month in July with an index reading of 48.0, while service sector activity for July increased to an index reading of 50.1. A slight easing in mortgage rates provided for a 2.0% increase in July existing home sales, while new homes sales for July were down 0.6%. Both manufacturing activity and service sector activity increased in August, with respective index readings of 48.7 and 52.0. Only 22,000 jobs were added in August and the August unemployment rate increased to 4.3%. August retail sales increased 0.6%, which was higher than expected. While existing home sales slipped 0.2% in August, new home sales for August jumped 20.5%. September manufacturing activity edged up to an index reading of 49.1, while service sector activity for September slowed to an index reading of 50.0. The U.S. economy added 119,000 jobs in September and the September unemployment rate edged up to 4.4%. Existing home sales for September increased 1.5%, as lower mortgage rates boosted activity. Comparatively, new home sales for September were down 5.1%. Retail sales for September showed a slight increase of 0.2%. Third quarter GDP growth exceeded expectations, with a 4.3% annualized growth rate.

Manufacturing activity for October slowed to an index reading of 48.7, versus service sector activity for October accelerating to an index reading of 52.4. October existing home sales increased 1.2%, as slightly lower mortgage rates helped sales reach an eight-month high. Retail sales of October were unchanged. November manufacturing activity slowed to an index reading of 48.2, for a ninth consecutive month of contraction. In contrast, service sector activity for November edged up to an index reading of 52.6. The U.S. economy added 64,000 jobs in November and the November unemployment rate crept up to 4.6%. Lower mortgage rates contributed to existing home sales increasing 0.5% in November, which was third consecutive month of rising sales. Manufacturing activity for December slowed to an index reading of 47.9, while December service sector activity accelerated to an index reading of 54.4. Job growth slowed slightly in December with the U.S. economy adding 50,000 jobs, while the December unemployment rate edged lower to 4.4%. While existing home sales increased 5.1% in December, as a whole 2025 ranked as one of the worst slumps for home sales in years. January 2026 manufacturing activity accelerated to an index reading of 52.6, which was the highest reading since August 2022.

RP® Financial, LC.	MARKET AREA II.3

In terms of interest rates trends over the past few quarters, concerns that President Trump’s escalating trade war could push the U.S. economy into a recession fueled a bond market rally at the start of the second quarter of 2025, as the 10-year Treasury yield dipped below 4.0%. As the trade war with China escalated, long-term Treasury yields reversed course and moved higher heading into mid-April. Long-term Treasury yields edged lower in the second half of April, with the 10-year Treasury yield dropping to 4.17% at the end of April in reaction to the GDP for the first quarter showing a decline. April’s employment report showing stronger-than-expected job growth translated into long-term Treasury yields edging higher in early-May. The Federal Reserve’s early-May meeting concluded with no change in interest rates, along with a warning that tariffs were raising risks of higher unemployment and higher inflation. Following the Federal Reserve meeting, long-term Treasury yields moved higher through mid-May notwithstanding April’s CPI report showing inflation pressures eased. The 10-year Treasury yield rose above 4.5% going into the second half of May, as Treasury yields increased after Moody’s stripped the U.S. of its triple-A credit rating. After edging lower at the end of May, Treasury bonds rallied in early-June based on a weak report for service sector activity which boosted investor confidence that the Federal Reserve would cut interest rates in the coming months. Treasury yields spiked higher on news of a stronger-than-expected employment report for May, which was followed by a downward trend in long-term Treasury yield through the end of June. Factors contributing to the rally in Treasury bonds included the consumer price report for May showing tariffs did not cause prices to spiral up and the Federal Reserve holding interest rates steady at its mid-June meeting, while leaving the door open to cut interest rates in the second half of 2025.

Renewed trade tensions pushed Treasury yields higher at the start of the third quarter of 2025, reflecting concerns that the pending implementation of reciprocal tariffs would lead to higher inflation. An uptick in inflation, as indicated by the 2.7% increase in the June CPI, sustained the upward trend in long-term Treasury yields through mid-July. Some announced tariff deals with the U.S. and signs of progress with other trade partners provided for slightly lower interest rates in the second half of July. The Federal Reserve concluded its end of July meeting holding interest rates steady. Signs of a slowing economy, as reflected in the July reports for employment and service sector activity, translated into long-term Treasury yields declining in early-August. A 2.7% increase in the July CPI provided for a slight upward trend in long-term Treasury yields through mid-August, which was followed by long-term Treasury yields drifting lower through the end of August. The weak employment report for September sustained the rally in Treasury bonds through the first two weeks of September. Long-term Treasury yields edged higher through the balance of September, as markets reacted to inflation edging higher with a 2.9% in the August CPI and the Federal Reserve approving a mid-September 0.25% interest rate cut.

RP® Financial, LC.	MARKET AREA II.4

A slight downward trend in long-term Treasury yields prevailed through the first half of October 2025, with the 10-year Treasury stabilizing around 4.0% going into late-October. A 3.0% increase in the September CPI, along with the Federal Reserve tempering expectations of further rate cuts following its second consecutive 0.25% rate-cut in late-October, resulted in the 10-year Treasury yield trending up to 4.15% in mid-November. After edging down to 4.0% in late-November, the 10-year Treasury yield trended slightly higher ahead of the Federal Reserve’s December meeting. The Federal Reserve concluded its December meeting with a third consecutive 0.25% rate-cut, while signaling a pause in further rate cuts. Long-term Treasury yields stabilized through balance of 2025, as a 2.7% increase in the November CPI provided an indication of a slower pace of inflation.

A stable interest rate environment continued to prevail during the first couple of weeks of January 2026, with the December CPI showing no change from the 2.7% increase in the November CPI. Treasury yields edged higher in the second half of January, as President Trump’s threat to apply new restrictions on trade with Europe sparked a selloff in Treasury bonds. The late-January meeting of the Federal Reserve concluded with holding its benchmark rate steady and signaling little urgency to resume cutting rates further. As of February 2, 2026, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 3.49% and 4.29%, respectively, versus comparable year ago yields of 4.17% and 4.58%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in January 2026, GDP was projected to increase 2.2% in 2026 and then edge down to a 2.1% annual growth rate in 2027. The U.S. unemployment rate was forecasted to equal 4.5% in December 2026 and 4.4% in June 2027. An average of 65,000 jobs were projected to be added per month over the next four quarters. On average, the economists forecasted the federal funds rate would equal 3.08% in December 2026 and 3.04% in June 2027. On average, the economists forecasted that the 10-year Treasury yield would equal 4.18% in December 2026 and 4.16% in June 2027.

RP® Financial, LC.	MARKET AREA II.5

The January 2026 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2026 existing home sales to increase by 8.1% from 2025 sales, while 2026 new home sales were forecasted to increase by 7.3% from sales in 2025. The 2026 median sale prices for existing and new homes were forecasted to increase 0.2% and decrease 1.5%, respectively. Total mortgage production was forecasted to increase in 2026 to $2.203 trillion, compared to $2.050 trillion in 2025. The forecasted increase in 2026 originations was based on a 6.4% increase in purchase volume and a 9.5% increase in refinancing volume. Purchase mortgage originations were forecasted to total $1.443 trillion in 2026, versus refinancing volume totaling $760 billion. Housing starts for 2026 were projected to decrease by 3.1% to total 1.303 million.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Rhinebeck Bancorp. Demographic data for Dutchess, Orange, Ulster and Albany Counties, as well as for New York, and the U.S., is provided in Table 2.1.

Population data indicates growth trends for the primary market area counties have been somewhat varied over the past five years. For the 2021 to 2026 period, annual population growth rates ranged from 0.5% for Dutchess County to 1.4% for Orange County Comparative population growth rates for the U.S. and New York equaled 0.7% and 0.5%, respectively.

Household growth rates for the primary market area counties paralleled population growth trends, with Orange County and Dutchess County displaying the highest and lowest household growth rates, respectively. All of the primary market area counties recorder stronger household growth rates compared to the U.S. and New York growth rates of 0.9% and 0.5%, respectively. Over the next five years, population and household growth rates for the primary area counties are projected to slow, which is consistent with the projected growth rates for the U.S. and New York.

RP® Financial, LC.	MARKET AREA II.6

Table 2.1

Rhinebeck Bancorp, Inc.

Summary Demographic/Economic Data

	Year			Growth Rate
	2021	2026	2031	2021-2026	2026-2031
				(%)	(%)
Population (000)
USA	330,946	342,966	351,802	0.7%	0.5%
New York	19,402	19,894	19,944	0.5%	0.0%
Dutchess, NY	294	301	305	0.5%	0.3%
Orange, NY	388	415	427	1.4%	0.5%
Ulster, NY	177	183	184	0.7%	0.1%
Albany, NY	305	322	328	1.1%	0.4%

Households (000)
USA	125,733	131,761	135,556	0.9%	0.6%
New York	7,402	7,605	7,644	0.5%	0.1%
Dutchess, NY	109	115	117	1.1%	0.4%
Orange, NY	131	141	145	1.4%	0.6%
Ulster, NY	70	74	75	1.2%	0.3%
Albany, NY	128	136	139	1.2%	0.5%

Median Household Income ($)
USA	67,761	86,867	96,684	5.1%	2.2%
New York	74,462	91,356	100,931	4.2%	2.0%
Dutchess, NY	87,786	107,001	119,759	4.0%	2.3%
Orange, NY	82,420	102,799	113,075	4.5%	1.9%
Ulster, NY	72,209	95,442	107,605	5.7%	2.4%
Albany, NY	71,402	88,141	96,427	4.3%	1.8%

Per Capita Income ($)
USA	37,689	48,879	54,670	5.3%	2.3%
New York	43,801	54,351	60,035	4.4%	2.0%
Dutchess, NY	46,927	59,860	67,381	5.0%	2.4%
Orange, NY	39,154	48,145	53,315	4.2%	2.1%
Ulster, NY	42,631	56,911	64,740	5.9%	2.6%
Albany, NY	43,913	52,491	58,263	3.6%	2.1%

2026 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	17.3	26.3	25.4	18.0	13.0
New York	16.3	25.9	25.2	18.9	13.7
Dutchess, NY	14.2	25.4	24.9	20.9	14.6
Orange, NY	20.4	26.9	24.3	17.5	10.9
Ulster, NY	13.2	24.1	25.2	21.2	16.3
Albany, NY	14.4	30.2	23.7	17.8	14.0

	Less Than	$25,000 to	$50,000 to
2026 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	13.6	15.8	27.1	43.5
New York	15.3	14.5	24.1	46.2
Dutchess, NY	9.4	13.1	24.5	53.0
Orange, NY	10.8	12.6	25.4	51.2
Ulster, NY	12.2	13.9	26.1	47.9
Albany, NY	13.8	14.1	28.3	43.7

Source: S&P Global Market Intelligence

RP® Financial, LC.	MARKET AREA II.7

Median household income for all four of the primary market counties exceeded the comparable U.S. measure, while only Albany County maintained a lower median household income compared to New York. Per capita income measures were the highest for Dutchess County and Ulster County and exceeded the comparable U.S. and New York measures. Orange County had the lowest per capita income, which was lower than comparable U.S. and New York measures. Projected income growth rates for all of the primary market area counties were consistent with the projected U.S. and New York income growth rates, in which a slower pace of income growth was projected for all of the primary market area counties, the U.S. and New York.

A comparison of household income distribution measures provides another indication of the relative affluence of Dutchess and Orange Counties, which maintained relatively high percentages of households with incomes above $100,000 compared to the U.S. and New York. Age distribution measures for the primary market area counties reflect that Ulster County has a comparatively older population and Orange County has a comparatively younger population.

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in education/healthcare/social services followed by services were the largest and second largest employment sectors in all of the primary market area counties, as well as New York. Wholesale/retail trade jobs were the third largest employment sector for all of the primary area counties, as well as for New York. Other noteworthy employment sectors for the primary market area counties included manufacturing, construction and finance/insurance/real estate jobs. Overall, the distribution of employment exhibited in the primary market area is indicative of a diverse economic environment.

RP® Financial, LC.	MARKET AREA II.8

Table 2.2

Rhinebeck Bancorp, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	New York	Dutchess, NY	Orange, NY	Ulster, NY	Albany, NY
	(%)	(%)	(%)	(%)	(%)
Services	26.4%	23.6%	22.0%	25.6%	24.3%
Education,Healthcare, Soc. Serv.	29.0%	30.9%	27.2%	29.5%	28.2%
Government	4.7%	5.7%	5.6%	4.3%	12.4%
Wholesale/Retail Trade	11.3%	12.2%	16.7%	12.7%	11.6%
Finance/Insurance/Real Estate	8.0%	6.1%	5.9%	5.1%	6.4%
Manufacturing	5.9%	6.4%	6.5%	6.2%	6.0%
Construction	5.6%	6.3%	6.6%	7.1%	3.6%
Information	2.8%	2.8%	2.4%	3.0%	1.9%
Transportation/Utility	5.8%	5.1%	6.5%	4.8%	5.3%
Agriculture	0.5%	0.9%	0.7%	1.6%	0.3%
	100.0%	100.0%	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence

The market area served by the Company, characterized primarily as the Hudson Valley region of the New York metropolitan area, has a highly developed and diverse economy. Located halfway between New York City and Albany, the regional market area also has a large commuter population. Major employers in the Hudson Valley Region are concentrated in technology, healthcare, education and manufacturing. Table 2.3 lists the major employers in the Hudson Valley region of the New York metropolitan area.

Table 2.3

Rhinebeck Bancorp, Inc.

Major Employers in the Hudson Valley Region

Employers	Industry
onsemi	Manufacturing
Nuvance Health	Healthcare
Gap	Retail Apparel
Culinary Institute of America	Higher Education (food service & hospitality)
Vassar College	Higher Education
IBM Poughkeepsie	Technology, Advanced Manufacturing and R&D
Bard College	Higher Education
Vassar College	Higher Education
Albany Med Health System	Healthcare
Marist University	Higher Education
CH Energy Group	Energy Utility
BD Becton Dickinson	Manufacturing

Sources: Google.com and Th!nk Dutchess Alliance for Business and The Hudson River Valley Institute.

RP® Financial, LC.	MARKET AREA II.9

Unemployment Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S. and New York, are shown in Table 2.4. November 2025 unemployment rates for primary market area counties ranged from a low of 3.4% for Dutchess County to a high of 3.8% for Orange County. Comparative unemployment rates for the U.S. and New York were 4.3% and 4.5%, respectively. Consistent with the national and state trends, all of the primary market area counties reported higher unemployment rates for November 2025 compared to a year ago.

Table 2.4

Rhinebeck Bancorp, Inc.

Unemployment Trends

	Unemployment Rate
Region	Nov. 2024	Nov. 2025
USA	4.0%	4.3%
New York	4.2%	4.5%
Dutchess, NY	3.0%	3.4%
Orange, NY	3.4%	3.8%
Ulster, NY	3.1%	3.6%
Albany, NY	3.0%	3.5%

Source: S&P Global Market Intelligence

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of Dutchess, Ulster and Orange Counties and, in particular, the areas that are nearby to one of Rhinebeck Bancorp’s branches. Table 2.5 displays deposit market trends from June 30, 2021 through June 30, 2025 for all commercial bank and savings institution branches located in the Company’s market area counties and the state of New York. Consistent with the state of New York, commercial banks maintained a larger market share of deposits than savings institutions in all three counties. Overall, from June 30, 2021 to June 30, 2025, bank and thrift deposits increased in Ulster County and declined in Dutchess County and Orange County.

The Company maintains its largest balance of deposits in Dutchess, where the Company maintains its largest branch presence. Based on June 30, 2025 deposit data, Rhinebeck Bancorp’s $878 million of deposits provided for a 10.4% market share of bank and thrift deposits in Duthcess County. The Company also held $76 million of deposits in Ulster County equal to a 1.6% market share and $138 million of deposits in Orange County equal to a 1.3% market share. During the four year period covered in Table 2.5, Rhinebeck Bancorp gained deposit market share in all three of the counties served by its branches

RP® Financial, LC.	MARKET AREA II.10

Table 2.5

Rhinebeck Bancorp, Inc.

Deposit Summary

	As of June 30,
	2021			2025			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2021-2025

	(Dollars in Millions)						(%)
New York	$2,464,235	100.0%	4,436	$2,613,706	100.0%	4,014	1.5%
Commercial Banks	$2,350,183	95.4%	3,806	$2,508,123	96.0%	3,555	1.6%
Savings Institutions	$76,487	3.1%	622	$49,506	1.9%	451	-10.3%
Other	$37,565	1.5%	8	$56,077	2.1%	8	10.5%

Dutchess County	$9,599	100.0%	75	$8,406	100.0%	69	-3.3%
Commercial Banks	$8,368	87.2%	55	$7,203	85.7%	50	-3.7%
Savings Institutions	$1,231	12.8%	20	$1,202	14.3%	19	-0.6%
Rhinebeck Bank	$924	9.6%	11	$878	10.4%	10	-1.3%

Orange County	$10,986	100.0%	99	$10,773	100.0%	85	-0.5%
Commercial Banks	$9,733	88.6%	73	$9,049	84.0%	57	-1.8%
Savings Institutions	$1,253	11.4%	26	$1,724	16.0%	28	8.3%
Rhinebeck Bank	$63	0.6%	5	$138	1.3%	5	21.7%

Ulster County	$4,352	100.0%	49	$4,776	100.0%	44	2.4%
Commercial Banks	$2,448	56.2%	25	$2,688	56.3%	20	2.4%
Savings Institutions	$1,904	43.8%	24	$2,089	43.7%	24	2.3%
Rhinebeck Bank	$67	1.5%	1	$76	1.6%	1	3.3%

Source: FDIC

Competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Rhinebeck Bancorp. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, Rhinebeck Bancorp has sought to emphasize its community orientation in the markets served by its branches. Table 2.6 lists the Company’s largest competitors in the market area counties, based on deposit market share as noted parenthetically.

RP® Financial, LC.	MARKET AREA II.11

Table 2.6

Rhinebeck Bancorp, Inc.

Market Area Deposit Competitors - As of June 30, 2025

		Market
Location	Name	Share	Rank
		(%)
Dutchess County	Citizens Financial Group Inc. (RI)	22.37
	JPMorgan Chase & Co. (NY)	14.85
	M&T Bank Corp. (NY)	10.94
	Rhinebeck Bancorp MHC (NY)	10.44	4 out of 15
	KeyCorp (OH)	7.43

Orange County	JPMorgan Chase & Co. (NY)	22.30
	The Toronto-Dominion Bank	14.62
	Orange County Bancorp Inc. (NY)	9.98
	M&T Bank Corp. (NY)	7.86
	Walden SB (NY)	7.01
	Rhinebeck Bancorp MHC (NY)	1.28	14 out of 22

Ulster County	Ulster SB (NY)	19.63
	Wells Fargo & Co. (CA)	15.05
	M&T Bank Corp. (NY)	11.54
	Rondout Savings Bank (NY)	9.07
	Bank of America Corporation (NC)	8.74
	Rhinebeck Bancorp MHC (NY)	1.59	12 out of 18

Source: S&P Global Market Intelligence

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Rhinebeck Bancorp’s operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of the Company is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to the Company, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Furthermore, the financial reporting of listed institutions is more comprehensive than non-public and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those public thrifts subject to announced or rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history since going public. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of regionally-based institutions with comparable resources, strategies and financial characteristics. At present, there are only 37 fully-converted, publicly-traded institutions nationally; thus, it is expected that there will be certain financial, operational, and market differences in comparison to the Company. To the extent that differences exist relative to the Peer Group, we have applied valuation adjustments to account for such differences. From the universe of publicly-traded thrifts, we selected twelve thrifts with characteristics similar to those of the Company. In the peer selection process, we applied one “screen” to the universe of all public thrifts that were eligible for consideration:

o	Screen #1 Publicly-traded thrifts with assets between $750 million and $3.2 billion, tangible equity-to-assets ratios of greater than 8.0% and positive reported and/or core earnings for the last 12 months. Of the thirteen companies meeting the screening criteria, twelve were included in the Peer Group: Affinity Bancshares, of Georgia, BV Financial, Inc. of Maryland, ECB Bancorp, Inc. of Massachusetts, FS Bancorp, Inc. of Washington, Magyar Bancorp, Inc. of New Jersey, Northeast Community Bancorp, Inc. of New York, Provident Financial Holdings, Inc. of California, Riverview Bancorp, Inc. of Washington, SR Bancorp, Inc. of New Jersey, Timberland Bancorp, Inc. of Washington, Waterson Financial, Inc. of Wisconsin and Western New England Bancorp, Inc. of Massachusetts. While IF Bancorp, Inc. of Illinois met the financial selection criteria, it was excluded since it is the target of an announced acquisition. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrift institutions.

Table 3.1 shows the general characteristics of the twelve Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for their respective primary market areas. While there are expectedly some comparative differences, we believe that the Peer Group companies, on average, provide a good basis for this valuation subject to the valuation adjustments incorporated herein. The following sections present a comparison of Rhinebeck Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

In addition to the selection criteria applied above, a summary description of other key comparable characteristics of the Peer Group companies relative to Rhinebeck Bancorp is detailed below.

o	Affinity Bancshares, Inc. of Georgia. Comparable due to completed second-step conversion in 2021, similar net interest income to average assets ratio, similar concentrations of commercial real estate loans and consumer loans as a percent of assets and similar ratio of non-performing assets as a percent of assets.

o	BV Financial, Inc. of Maryland. Comparable due to completed second-step conversion in 2023, similar size of branch network and similar ratio of non-performing assets as a percent of assets.

o	ECB Bancorp, Inc. of Massachusetts. Comparable due to similar asset size and similar impact of credit loss provisions on earnings.

RP® Financial, LC.	PEER GROUP ANALYSIS III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of December 31, 2025 or the Most Recent Date Available

								As of
								February 2, 2026
						Total		Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Price	Value
						($Mil)		($)	($Mil)
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$882	2	$20.33	$124
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$912	12	$19.72	$189
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,606	3	$17.94	$158
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$3,197	38	$42.73	$316
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$1,045	7	$17.75	$116
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$2,064	12	$24.44	$343
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,228	14	$16.14	$104
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,512	17	$5.40	$112
SRBK	SR Bancorp, Inc.	NASDAQCM	MA	Bound Brook	NJ	$1,143	14	$17.17	$138
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$2,006	24	$39.12	$308
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,260	16	$18.76	$358
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,736	27	$13.81	$278

Source:  S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4

o	FS Bancorp, Inc. of Washington. Comparable due to similar interest-bearing funding composition, operating expense to average assets ratio, and concentration of multi-family loans and consumer loans as a percent of assets.

o	Magyar Bancorp, Inc. of New Jersey. Comparable due to completed second-step conversion in 2021, and similar asset size, interest-bearing funding composition, and concentration of multi-family loans as a percent of assets.

o	Northeast Community Bancorp, Inc. of New York. Comparable due to completed second-step conversion in 2021 and similar size of branch network.

o	Provident Financial Holdings, Inc. of California. Comparable due to similar asset size and similar size of branch network.

o	Riverview Bancorp, Inc. of Washington. Comparable due to similar asset size, interest-earning asset composition, interest-bearing funding composition, operating expense to average assets ratio and concentration of 1-4 family loans as a percent of assets.

o	SR Bancorp, Inc. of New Jersey. Comparable due to similar asset size, size of branch network, and interest-earning asset composition.

o	Timberland Bancorp, Inc. of Washington. Comparable due to similar interest-earning asset composition, interest-bearing funding composition, net interest income to average assets ratio, earnings contribution from sources of non-interest operating income, concentration of multi-family loans, commercial real estate loans and commercial business loans as a percent of assets, and ratio of non-performing assets as a percent of assets.

o	Waterstone Financial, Inc. of Wisconsin. Comparable due to completed second-step conversion completed in 2014.

o	Western New England Bancorp, Inc. of Massachusetts. Comparable due to completed second-step conversion in 2007, and similar interest-bearing funding composition, non-interest operating income, concentration of multi-family loans, commercial real estate loans and commercial business loans as a percent of assets, and ratio of non-performing assets as a percent of assets.

In aggregate, the Peer Group on average maintained a slightly lower level of tangible equity compared to the industry average (12.47% of assets versus 14.15% for all public thrifts), generated higher core profitability (0.99% core ROAA versus 0.73% for all public thrifts) and earned a higher core ROE (7.38% core ROE versus 5.52% for all public thrifts). Overall, the Peer Group's average price/tangible book value (“P/TB”) ratio and average core price/earnings P/E multiple for the last 12 months were below and similar to the respective averages for all publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS III.5

	All
	Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$6,743		$1,716
Market capitalization ($Mil)	$772		$212
Tangible equity/assets (%)	14.15%		12.47%
Core return on average assets (ROAA) (%)	0.73		0.99
Core return on average equity (ROAE) (%)	5.52		7.38

Pricing Ratios (Averages)(1)
Core price/earnings (P/E) (x)	15.93	x	15.79	x
Price/tangible book (P/TB) (%)	110.70%		100.44%
Price/assets (P/A) (%)	13.53		12.48

(1)  Based on market prices as of February 2, 2026

The Peer Group thrifts selected are fairly comparable to the Company, as will be highlighted in the following comparative analysis. We have applied valuation adjustments in Section 4 for those areas where there are significant differences between Rhinebeck Bancorp and the Peer Group. The section describes the similarities and key financial and operating differences.

Financial Condition

Table 3.2 shows comparative balance sheet measures reflecting expected similarities as well as some differences that are considered for applying valuation adjustments. The Company’s and the Peer Group's ratios reflect balances as of December 31, 2025. The Company’s equity-to-assets ratio of 10.51% was below the Peer Group's average ratio of 13.27%. Similarly, the Company’s tangible equity-to-assets ratio is currently lower than the Peer Group average, at 10.33% and 12.47%, respectively. The Company’s pro forma capital position will increase with the addition of stock offering proceeds, leading to a higher equity-to-assets ratio and tangible equity-to-assets ratio relative to the Peer Group average ratios. The increase in the Company’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings growth through the potential for leveraging and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress pro forma ROE. Both the Company’s and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

RP® Financial, LC.	PEER GROUP ANALYSIS III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2025 or the Most Recent Date Available

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
Rhinebeck Bancorp, Inc.		NY
December 31, 2025			7.83%	12.61%	2.38%	73.24%	84.30%	1.93%	0.40%	10.51%	0.18%	10.33%	3.66%	32.15%	-1.89%	7.50%	-14.02%	12.33%	12.63%	10.62%	13.57%	14.40%

All Public Non-MHC Thrifts
Averages			5.11%	13.30%	1.90%	75.46%	76.04%	7.65%	0.34%	14.72%	0.81%	14.15%	2.09%	-0.42%	3.44%	3.17%	-4.84%	10.79%	8.46%	11.13%	14.69%	16.22%
Medians			4.43%	11.86%	1.45%	77.53%	77.38%	4.69%	0.00%	12.49%	0.10%	10.71%	2.40%	2.30%	2.94%	3.14%	-14.23%	2.85%	3.20%	9.86%	13.97%	15.62%

Comparable Group
Averages			4.75%	9.58%	1.92%	80.60%	77.76%	7.43%	0.34%	13.27%	0.80%	12.47%	3.57%	-2.44%	5.30%	4.77%	-0.11%	2.65%	2.86%	12.43%	15.90%	16.90%
Medians			4.18%	9.77%	1.89%	82.52%	78.59%	4.42%	0.00%	12.51%	0.47%	11.98%	2.91%	-7.31%	3.94%	4.06%	-10.59%	3.39%	3.82%	11.33%	15.09%	15.77%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	6.11%	5.11%	1.95%	83.21%	78.83%	6.12%	0.00%	14.41%	2.04%	12.37%	1.72%	-11.25%	3.98%	3.20%	-10.59%	-1.62%	-1.72%	10.82%	12.04%	13.24%
BVFL	BV Financial, Inc.	MD	6.11%	4.57%	2.24%	82.05%	74.12%	3.84%	0.00%	20.15%	1.65%	18.50%	0.04%	-15.67%	2.64%	3.78%	-31.17%	-5.98%	-6.39%	16.44%	21.13%	22.06%
ECBK	ECB Bancorp, Inc.	MA	5.91%	6.35%	0.96%	85.46%	70.52%	17.74%	0.00%	10.71%	0.00%	10.71%	13.22%	-20.46%	20.74%	13.40%	21.09%	2.18%	2.18%	9.86%	13.34%	14.29%
FSBW	FS Bancorp, Inc.	WA	0.88%	10.32%	1.13%	83.42%	83.63%	4.23%	1.55%	9.62%	0.44%	9.18%	5.54%	5.75%	5.42%	14.29%	-49.07%	4.03%	5.43%	10.96%	12.73%	13.96%
MGYR	Magyar Bancorp, Inc.	NJ	3.26%	9.23%	1.84%	82.99%	82.17%	4.69%	0.00%	11.64%	0.05%	11.60%	3.68%	-17.81%	8.78%	1.21%	61.23%	9.02%	8.80%	11.42%	14.70%	15.77%
NECB	Northeast Community Bancorp, Inc.	NY	3.94%	2.20%	1.28%	89.92%	78.36%	3.65%	0.00%	17.04%	0.00%	17.04%	2.68%	9.71%	2.65%	-3.20%	NM	10.48%	10.48%	16.39%	15.36%	15.62%
PROV	Provident Financial Holdings, Inc.	CA	4.43%	9.01%	0.72%	84.51%	71.05%	17.55%	0.00%	10.38%	0.00%	10.38%	-2.16%	-6.48%	-1.51%	0.57%	-12.88%	-0.89%	-0.89%	9.79%	18.67%	19.56%
RVSB	Riverview Bancorp, Inc.	WA	1.89%	20.18%	2.28%	70.75%	81.57%	4.14%	1.80%	10.86%	1.80%	9.06%	0.25%	-9.10%	3.90%	1.19%	-24.07%	3.76%	4.61%	11.24%	15.09%	16.35%
SRBK	SR Bancorp, Inc.	NJ	7.16%	12.63%	3.25%	73.09%	78.00%	4.62%	0.00%	16.49%	2.28%	14.20%	7.37%	10.42%	7.68%	8.19%	63.79%	-4.89%	-4.92%	14.85%	NA	NA
TSBK	Timberland Bancorp, Inc.	WA	12.63%	10.69%	1.10%	72.91%	84.96%	1.15%	0.00%	13.38%	0.77%	12.61%	5.06%	13.92%	3.56%	4.54%	7.04%	7.71%	8.29%	12.67%	19.86%	21.12%
WSBF	Waterstone Financial, Inc.	WI	3.15%	11.09%	3.42%	79.80%	63.61%	18.25%	0.00%	15.46%	0.03%	15.44%	2.26%	19.79%	0.27%	5.69%	-7.67%	3.02%	3.03%	15.43%	19.47%	20.49%
WNEB	Western New England Bancorp, Inc.	MA	1.48%	13.54%	2.89%	79.05%	86.28%	3.15%	0.72%	9.05%	0.50%	8.55%	3.14%	-8.14%	5.49%	4.34%	-18.92%	4.97%	5.45%	9.32%	12.46%	13.48%

(1)  Includes loans held for sale.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7

The interest-earning asset compositions for both show similarity, with loans constituting the largest concentration of interest-earning assets. At the same time, the Company’s loans-to-assets ratio of 73.24% was lower than the Peer Group average of 80.60%. As a result, the Company’s combined ratio of cash and investments-to-assets of 20.44% was higher than the comparable Peer Group average of 14.33%. The Company’s interest-earning assets amounted to 93.68% of assets, slightly less than the Peer Group average of 94.93%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.92% of assets and goodwill/intangibles equal to 0.80% of assets; comparatively, the Company maintained BOLI equal to 2.38% of assets and goodwill/intangibles equal to 0.18% of assets.

The Company’s funding liabilities reflected a greater mix of deposits than for the Peer Group. Specifically, the Company’s deposits totaled 84.30% of assets, as compared to the Peer Group average of 77.76%. Comparatively, the Company maintained a lower borrowings-to-assets ratio of 2.33%, versus 7.77% on average for the Peer Group. Total interest-bearing liabilities for the Company and the Peer Group, as a percent of assets, equaled 86.63% and 85.53%, respectively.

A key measure of balance sheet strength the ratio of interest-earning assets/interest-bearing liabilities (“IEA/IBL”). Presently, the Company’s IEA/IBL ratio is slightly lower than the Peer Group’s ratio, at 108.14% and 110.99%, respectively. With the reinvestment of the stock proceeds in investment securities initially (and loans eventually), the Company’s IEA/IBL ratio is expected to exceed the Peer Group’s average.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items for the twelve months ending December 31, 2025. The Company’s asset growth of 3.66% increase in assets is similar to Peer Group’s average growth of 3.57%, but there are some notable differences. Specifically, the Company’s cash and investments grew 32.15% for the year while there was a 1.89% decrease in loans. In comparison, the Peer Group’s loans increased 5.30% on average, while cash and investments decreased on average 2.44%.

The Company’s asset growth was funded by a 7.50% increase in deposits, which largely funded a 14.02% reduction in borrowings. In Comparison, the Peer Group’s asset growth was funded primarily through average deposit growth of 4.77%, while borrowings on average decreased slightly. The Company’s tangible capital growth rate equaled 12.63%, versus a 2.86% average for the Peer Group who, unlike the Company was actively repurchasing shares and paying shareholder dividends. The Company’s post-conversion capital growth rate will initially be constrained by its higher pro forma capital position, lower pro forma profitability, and the initial intent to not pay dividends to shareholders.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8

Income and Expense Components

Table 3.3 displays income statement ratios for the Company and the Peer Group for the twelve months ending December 31, 2025. The Company and the Peer Group on average reported net income to average assets ratios (ROAA) of 0.78% and 0.98%, respectively. The Company indicated a higher net interest income ratio and a lower effective tax rate than the Peer Group average, but these advantages were offset by the Company’s comparatively lower non-interest operating income ratio, a higher noninterest (operating) expense ratio, and a higher provision for credit losses ratio.

The Company’s higher net interest income to average assets ratio reflected a higher interest income ratio and a lower interest expense ratio, as a result of higher yield on interest-earning assets and lower cost of interest-bearing liabilities relative to the Peer Group averages. The Company’s higher asset yield was partially attributable to the higher yield on the indirect auto loans despite its lower loans/assets ratio. The Company’s lower cost of funds was partially attributable to a higher funding mix of deposits relative to the Peer Group average. Overall, Company and the Peer Group reported net interest income to average assets ratios of 3.62% and 3.26%, respectively.

As noted, the Company maintained a higher level of operating expenses than the Peer Group average, at 3.04% and 2.63% of average assets, respectively. The Company’s higher operating expense ratio partially reflects a comparatively higher number of employees relative to total assets, at $8.086 million versus $9.797 million for the Peer Group on average.

RP® Financial, LC.	PEER GROUP ANALYSIS III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2025 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Rhinebeck Bancorp, Inc.		NY
December 31, 2025			0.78%	5.37%	1.75%	3.62%	0.13%	3.49%	0.02%	0.52%	3.04%	0.00%	0.00%	0.21%	5.77%	2.54%	3.23%	$8,086	20.81%

All Public Non-MHC Thrifts
Averages			0.70%	5.09%	1.98%	3.10%	0.08%	2.94%	0.09%	0.43%	2.72%	0.01%	0.00%	0.22%	5.38%	2.80%	2.61%	$10,747	21.89%
Medians			0.74%	5.06%	1.79%	2.94%	0.03%	2.71%	0.01%	0.30%	2.53%	0.00%	0.00%	0.17%	5.38%	2.65%	2.62%	$8,593	22.24%

Comparable Group
Averages			0.98%	5.30%	2.04%	3.26%	0.01%	3.25%	0.33%	0.34%	2.63%	0.02%	0.00%	0.33%	5.55%	2.85%	2.71%	$9,797	23.99%
Medians			0.99%	5.26%	1.96%	3.10%	0.02%	3.13%	0.00%	0.28%	2.43%	0.00%	0.00%	0.29%	5.50%	2.83%	2.68%	$8,593	23.98%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.91%	5.57%	2.17%	3.40%	0.03%	3.37%	0.00%	0.24%	2.37%	-0.03%	0.00%	0.32%	5.88%	3.19%	2.69%	$11,562	25.85%
BVFL	BV Financial, Inc.	MD	1.48%	5.44%	1.40%	4.04%	-0.24%	4.28%	0.00%	0.30%	2.53%	0.00%	0.00%	0.59%	5.86%	2.07%	3.79%	$8,588	28.46%
ECBK	ECB Bancorp, Inc.	MA	0.52%	5.19%	3.07%	2.12%	0.10%	2.02%	0.01%	0.08%	1.42%	0.00%	0.00%	0.17%	5.19%	3.78%	1.41%	$24,255	25.12%
FSBW	FS Bancorp, Inc.	WA	1.06%	6.29%	2.13%	4.16%	0.29%	3.87%	0.26%	0.41%	3.25%	0.04%	0.00%	0.25%	6.56%	3.10%	3.46%	$5,511	18.91%
MGYR	Magyar Bancorp, Inc.	NJ	1.06%	5.55%	2.27%	3.28%	0.05%	3.23%	0.11%	0.24%	2.10%	0.00%	0.00%	0.43%	5.76%	3.07%	2.69%	$10,883	28.85%
NECB	Northeast Community Bancorp, Inc.	NY	2.21%	7.68%	2.66%	5.02%	-0.01%	5.04%	0.00%	0.18%	2.13%	0.03%	0.00%	0.89%	8.04%	4.10%	3.94%	$14,045	28.66%
PROV	Provident Financial Holdings, Inc.	CA	0.54%	4.60%	1.68%	2.92%	-0.11%	3.03%	0.00%	0.28%	2.49%	-0.03%	0.00%	0.26%	4.70%	2.03%	2.67%	$7,505	32.27%
RVSB	Riverview Bancorp, Inc.	WA	0.32%	4.06%	1.45%	2.61%	0.01%	2.61%	0.00%	0.94%	3.16%	0.00%	0.00%	0.09%	4.33%	2.04%	2.29%	$6,203	21.08%
SRBK	SR Bancorp, Inc.	NJ	0.39%	4.35%	1.60%	2.75%	0.05%	2.71%	0.00%	0.20%	2.59%	0.14%	0.00%	0.07%	4.67%	2.26%	2.41%	$9,097	15.09%
TSBK	Timberland Bancorp, Inc.	WA	1.55%	5.29%	1.63%	3.66%	0.04%	3.62%	0.03%	0.55%	2.32%	0.05%	0.00%	0.38%	5.51%	2.53%	2.98%	$7,508	19.64%
WSBF	Waterstone Financial, Inc.	WI	1.19%	5.23%	2.68%	2.56%	-0.06%	2.62%	3.57%	0.27%	4.95%	0.00%	0.00%	0.32%	5.48%	3.40%	2.08%	$3,810	21.06%
WNEB	Western New England Bancorp, Inc.	MA	0.56%	4.38%	1.79%	2.59%	0.01%	2.58%	0.00%	0.45%	2.31%	0.01%	0.00%	0.17%	4.67%	2.58%	2.09%	$8,598	22.84%

(1)  Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

Viewed together, net interest income and operating expenses provide considerable insight into earnings strength, as these are the most prominent components of earnings and are generally more predictable than net gains realized from the sale of assets or other non-recurring activities. As measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings power was slightly less favorable than the Peer Group’s on average, at 1.19x and 1.24x, respectively.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings on average than for the Company, at 0.54% and 0.67% of average assets, respectively. Taking non-interest operating income into account in comparing efficiency ratios (operating expenses as a percent of the sum of non-interest operating income and net interest income), the Company’s ratio of 73.08% was less favorable than the Peer Group average of 66.92%.

As noted, the Company’s provisions for credit losses were less favorable than for the Peer Group on average, at 0.13% and 0.01% of average assets, respectively. The Company also maintains a lower level of loss reserves to total loans and nonperforming losses.

Net non-operating gains and losses equaled a nominal net gain for the Company, versus a net non-operating gain of 0.02% of average assets for the Peer Group. Gains and losses from the sale of assets and other non-operating activities are viewed as one-time events and introduce earnings volatility and unpredictably; for these reasons such items are not considered as core earnings for valuation purposes. Similarly, extraordinary items, if any, are excluded from core earnings.

The Company’s effective tax rate for 2025 was 20.81% compared to 23.99% on average for the Peer Group. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 23.0%, very similar to the Peer Group average.

Loan Composition

Table 3.4 presents loan portfolio composition inclusive of mortgage-backed securities (MBS have been included as many thrifts have purchased securities to supplement residential mortgage lending while benefiting from the lower credit risk and lower risk weight for capital compliance purposes). The Company maintains a lower combined concentration of 1-4 family permanent mortgage loans and MBS (15.27% of assets versus the Peer Group average of 30.64%); the Company’s slightly higher MBS concentration was more than offset by the Peer Group’s higher concentration of 1-4 family loans.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2025 or the Most Recent Data Available

			Portfolio Composition as a Percent of Assets
			MBS	1-4 Family	Constr. & Land	Multi- Family	Comm RE	Commerc. Business	Consumer	RWA/ Assets	Servicing Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
Rhinebeck Bancorp, Inc.		NY
December 31, 2025			6.84%	8.43%	0.90%	8.29%	32.10%	7.03%	16.86%	78.79%	$1,262

All Public Non-MHC Thrifts
Averages			8.41%	28.57%	6.30%	11.64%	18.99%	7.66%	2.09%	69.82%	$1,508
Medians			8.22%	26.94%	3.43%	7.26%	14.68%	4.11%	0.23%	75.40%	$151

Comparable Group
Averages			6.45%	24.19%	9.81%	14.22%	23.87%	5.53%	3.11%	77.57%	$908
Medians			6.26%	26.94%	4.22%	9.29%	24.20%	5.03%	0.10%	76.42%	$0

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	1.88%	5.50%	8.45%	0.49%	36.69%	16.59%	15.03%	91.94%	$0
BVFL	BV Financial, Inc.	MD	1.71%	27.70%	4.50%	2.87%	40.85%	4.17%	1.66%	77.50%	$0
ECBK	ECB Bancorp, Inc.	MA	3.50%	31.14%	5.09%	25.37%	19.77%	0.51%	0.05%	72.20%	$0
FSBW	FS Bancorp, Inc.	WA	5.43%	25.13%	12.41%	8.23%	11.63%	8.35%	18.67%	86.36%	$8,608
MGYR	Magyar Bancorp, Inc.	NJ	6.37%	26.18%	3.31%	8.10%	44.21%	1.83%	0.17%	76.42%	$0
NECB	Northeast Community Bancorp, Inc.	NY	0.25%	0.15%	66.96%	15.69%	1.90%	5.90%	0.00%	105.71%	$0
PROV	Provident Financial Holdings, Inc.	CA	8.59%	45.33%	0.06%	34.01%	5.80%	0.11%	0.00%	51.70%	$129
RVSB	Riverview Bancorp, Inc.	WA	12.75%	9.97%	1.99%	5.88%	40.40%	11.09%	1.44%	73.42%	$0
SRBK	SR Bancorp, Inc.	NJ	11.40%	39.89%	0.00%	19.68%	11.67%	1.54%	0.01%	NA	$0
TSBK	Timberland Bancorp, Inc.	WA	6.14%	18.41%	8.54%	10.36%	30.45%	6.33%	0.10%	63.40%	$815
WSBF	Waterstone Financial, Inc.	WI	7.43%	28.62%	2.49%	33.57%	14.49%	1.48%	0.04%	79.41%	$1,029
WNEB	Western New England Bancorp, Inc.	MA	11.96%	32.21%	3.93%	6.43%	28.62%	8.50%	0.10%	75.18%	$318

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.12

Loan servicing intangibles constituted a similar balance sheet item for the Company and the Peer Group, equal to $1.3 million and $0.9 million on average, respectively.

The Company has diversified its lending into higher risk and higher yielding loans than the Peer Group on average. Specifically, the Company’s has a higher concentration of commercial real estate loans (32.10% of assets versus 23.87% on average for the Peer Group), commercial business loans (7.03% of assets versus 5.53% on average for the Peer Group) and consumer loans (16.86% of assets versus 3.11% on average for the Peer Group). In comparison, the Peer Group maintained higher average concentrations of multi-family loans (14.22% of assets versus 8.29% for the Company) and construction/land loans (9.81% of assets versus 0.90% for the Company). In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 65.18% and 56.54% of the Company’s and the Peer Group’s assets, respectively.

Overall, the Company’s risk weighted assets/asset ratio was higher than the Peer Group average, at 78.79% and 77.57%, respectively, as the Company’s higher risk lending was partially offset by its higher ratio of lower risk weight cash and investment securities.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of current balance sheet composition, the Company appears to have a slightly higher degree of interest rate risk exposure than the Peer Group given its lower tangible equity-to-asset and IEA/IBL ratios, and higher ratio of non-interest earning assets to assets. On a pro forma basis, however, the infusion of stock proceeds is expected to strengthen the Company’s noted balance sheet disadvantages with higher pro forma tangible equity and IEA/IBL ratios.

To analyze interest rate risk associated as measured by fluctuations in the net interest income, we reviewed quarterly changes in net interest income as a percent of average assets for the Company and the Peer Group on average. Based on this analysis, the Company’s net interest income ratio exhibited greater quarterly change. With the initial reinvestment of the conversion proceeds in shorter-term investment securities, it is reasonable to anticipate diminished quarterly fluctuations than historically.

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2025 or the Most Recent Date Available

			Balance Sheet Measures
			Tangible		Non-Earn.	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	IBL	Assets	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Rhinebeck Bancorp, Inc.		NY
December 31, 2025			10.3%	108.1%	6.3%	-6	1	21	9	34	22

All Public Non-MHC Thrifts
Average			14.2%	111.7%	6.1%	6	7	11	1	0	5
Median			10.7%	114.3%	6.2%	3	8	9	0	2	5

Comparable Group
Average			12.5%	111.1%	5.1%	7	8	13	-5	1	3
Median			12.0%	110.9%	5.5%	8	6	12	-4	5	7

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	12.4%	111.2%	5.6%	27	-4	9	-10	4	-13
BVFL	BV Financial, Inc.	MD	18.5%	119.0%	7.3%	11	9	26	-27	-13	18
ECBK	ECB Bancorp, Inc.	MA	10.7%	110.7%	2.3%	12	13	20	-9	8	4
FSBW	FS Bancorp, Inc.	WA	9.2%	105.8%	5.4%	-3	11	4	-7	-6	10
MGYR	Magyar Bancorp, Inc.	NJ	11.6%	109.9%	4.5%	8	21	8	3	11	10
NECB	Northeast Community Bancorp, Inc.	NY	17.0%	117.1%	3.9%	-18	5	22	-18	-37	-10
PROV	Provident Financial Holdings, Inc.	CA	10.4%	110.5%	2.1%	3	5	-8	11	7	9
RVSB	Riverview Bancorp, Inc.	WA	9.1%	106.1%	7.2%	17	0	18	-3	13	2
SRBK	SR Bancorp, Inc.	NJ	14.2%	112.4%	7.1%	-2	2	7	-5	-18	-13
TSBK	Timberland Bancorp, Inc.	WA	12.6%	111.7%	3.8%	3	7	4	7	7	9
WSBF	Waterstone Financial, Inc.	WI	15.4%	114.9%	6.0%	12	19	15	-1	28	13
WNEB	Western New England Bancorp, Inc.	MA	8.6%	104.3%	5.9%	8	4	31	3	2	1

NA=Change is greater than 100 basis points during the quarter.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14

Credit Risk

The Company appears to have a higher credit risk profile, not only based on the loan composition reviewed earlier, but based on the lower level of loss reserves and higher level of net charge-offs. As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 0.28% and 0.39%, respectively, versus comparable measures of 0.27% and 0.34% on average for the Peer Group. At the same time, the level of loss reserves as a percent of non-performing loans equaled 225.76% for the Company and 352.76% on average for the Peer Group, respectively. Further, the allowance for credit losses as percent of loans receivable equaled 0.87% for the Company, versus 0.92% on average for the Peer Group. Net loan charge-offs were a larger factor for the Company, as net loan charge-offs equaled 0.20% of loans versus only 0.02% on average for the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2025 or the Most Recent Date Available

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	$(000)	(%)
Rhinebeck Bancorp, Inc.		NY
December 31, 2025			0.00%	0.28%	0.39%	0.87%	225.76%	225.76%	$1,936	0.20%

All Public Non-MHC Thrifts
Averages			0.03%	0.43%	0.74%	0.98%	251.20%	263.79%	$15,259	0.11%
Medians			0.00%	0.32%	0.47%	0.96%	215.81%	208.73%	$3	0.00%

Comparable Group
Averages			0.00%	0.27%	0.34%	0.92%	352.76%	349.70%	$622	0.02%
Medians			0.00%	0.21%	0.26%	0.95%	242.98%	242.98%	$(34)	-0.01%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.00%	0.42%	0.50%	1.21%	242.98%	242.98%	$-228	-0.03%
BVFL	BV Financial, Inc.	MD	0.00%	0.37%	0.45%	0.85%	191.21%	191.21%	$-83	-0.01%
ECBK	ECB Bancorp, Inc.	MA	0.00%	0.07%	0.08%	0.74%	900.35%	900.35%	$86	0.01%
FSBW	FS Bancorp, Inc.	WA	0.00%	0.65%	0.77%	1.20%	152.81%	152.81%	$8,887	0.34%
MGYR	Magyar Bancorp, Inc.	NJ	0.00%	0.03%	0.04%	0.96%	NM	NM	$-48	-0.01%
NECB	Northeast Community Bancorp, Inc.	NY	0.00%	0.00%	0.00%	0.25%	NM	NM	$-174	-0.01%
PROV	Provident Financial Holdings, Inc.	CA	0.00%	0.08%	0.10%	0.54%	563.40%	563.40%	$0	0.00%
RVSB	Riverview Bancorp, Inc.	WA	0.00%	0.58%	0.81%	1.41%	173.12%	173.12%	$171	0.02%
SRBK	SR Bancorp, Inc.	NJ	0.00%	0.02%	0.02%	0.66%	NM	NM	$0	0.00%
TSBK	Timberland Bancorp, Inc.	WA	0.01%	0.23%	0.29%	1.23%	423.09%	399.49%	$-20	0.00%
WSBF	Waterstone Financial, Inc.	WI	0.02%	0.62%	0.74%	1.04%	129.75%	125.79%	$-654	-0.01%
WNEB	Western New England Bancorp, Inc.	MA	0.00%	0.19%	0.23%	0.93%	398.14%	398.14%	$-472	-0.02%

(1)  NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.

(2)  NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.

(3)  Net loan chargeoffs are shown on a last twelve month basis.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s second-step conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the OCC, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded thrifts is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the Company’s operations and financial condition; (2) monitor the Company’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and RBKB’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If during the second-conversion process material changes occur, RP Financial will determine if updated valuation reports should be prepared to reflect such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The appraised value determined herein is based on the current market and operating environment for the Company, the Peer Group and all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including the Company’s value or the Company’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into this analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

1.             Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

▪	Overall A/L Composition. In comparison to the Peer Group, the Company’s IEA composition showed a lower concentration of loans and a higher concentration of cash and investments. At the same time, the Company’s diversification into higher risk and higher yielding types of loans was more significant, as the Peer Group on average maintained a higher concentration of 1-4 family loans. Overall, the Company’s IEA composition resulted in a slightly higher yield. The Company’s funding composition was considered more favorable than the Peer Group on average with a higher level of deposits and a lower level of borrowings; this more favorable funding mix also translated into the Company’s lower cost of funds. Overall, as a percent of assets, the Company maintained a slightly lower IEA level and a slightly higher IBL level compared to the Peer Group on average, which resulted in the Company’s slightly lower IEA/IBL ratio. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should be more similar or even exceed the Peer Group’s average IEA/IBL ratio. On balance, RP Financial concluded that asset/liability composition on a pro forma basis was a neutral factor in our adjustment for financial condition.

▪	Credit Quality. The Company’s ratios for non-performing loans and assets ratios were similar the Peer Group averages. At the same, the Company maintained a comparatively lower level of allowance for credit losses relative to non-performing loans and total loans. Furthermore, the Company had a comparatively higher level of net loan charge-offs. Overall, RP Financial concluded that credit quality was a negative factor in our adjustment for financial condition.

▪	Balance Sheet Liquidity. The Company operated with a higher level of cash and investment securities relative to the Peer Group on average. Following the infusion of second-step conversion proceeds, the Company’s higher balance sheet liquidity is expected to further increase with the initial investment in shorter-term investments. The Company appears to have greater borrowing capacity given its currently lower level of borrowings relative to the Peer Group on average. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

▪	Funding Liabilities. As noted, the Company’s higher funding with deposits rather than borrowings in comparison to the Peer Group on average has translated into the Company’s comparatively lower cost of funds. While the Company’s total IBL/asset ratio is currently higher than the Peer Group on average, on a post-conversion basis this Company’s higher capital should more than offset the current disadvantage. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

▪	Capital. While the Company currently has a lower tangible equity-to-assets ratio than the Peer Group on average, on a pro forma basis this position is expected to reverse. This pro forma advantage should enable the Company’s greater capacity for organic growth and ability to diversify and absorb risk. At the same time, the Company’s higher pro forma will lead to a lower ROAE, especially when coupled with the lower pro forma profitability relative to the Peer Group average. On balance, RP Financial concluded that the Company’s higher pro forma capital ratio was a slightly positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

On balance, the Company’s balance sheet strength was considered to be slightly more favorable relative to the Peer Group on average; thus, a slight upward adjustment was applied for the Company’s pro forma financial condition.

2.             Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

▪	Reported Earnings. The Company’s reported lower pre-conversion profitability on an ROAA basis than the Peer Group on average. The Company indicated a higher net interest income ratio and a lower effective tax rate than the Peer Group average, but these advantages were offset by the Company’s comparatively lower noninterest operating income ratio, a higher noninterest (operating) expenses ratio, and a higher provision for credit losses ratio. Further, the Company’s expense coverage ratio and efficiency ratio compared less favorably to the Peer Group on average. Going forward, the Company’s tax rate is expected to be comparable to the Peer Group average. The reinvestment of stock offering proceeds into interest-earning assets is expected to increase earnings, partially offset by the expense of the stock benefit plans instituted with the second-step conversion. Overall, the Company’s pro forma pro forma profitability is expected to remain lower than the Peer Group average; thus, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Core Earnings. The valuation focuses on pro forma core earnings, and thus reported earnings have been adjusted for the Company and the Peer Group average for those non-recurring items. Net non-operating items over the last 12 months for the Company and the Peer Group on average were relatively insignificant and thus do not impact the conclusions in the foregoing paragraph comparing reported earnings. Accordingly, the Company’s pre-conversion and pro forma profitability continue to compare less favorably to the Peer Group on average. Thus, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Interest Rate Risk. On a pre-conversion basis, the Company compares less favorably to the Peer Group on average in terms of balance sheet factors that impact interest rate risk; that is, a lower tangible equity ratio, a lower IEA/IBL ratio, and higher ratio of noninterest earning assets. On a pro forma basis, however, the infusion of the stock proceeds is expected to strengthen the Company’s noted balance sheet disadvantages with higher pro forma tangible equity and IEA/IBL ratios. On a pre-conversion basis, the Company’s net interest income ratio exhibits greater quarterly change than the Peer Group on average, but greater stability is anticipated with the initial reinvestment of the stock offering proceeds in shorter term investment securities. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

▪	Credit Risk. The Company appears to have a higher credit risk profile compared to the Peer Group on average based on the loan portfolio composition, lower level of loss reserves, higher provisions for loan losses and higher net loan charge-offs. The completion of the second-step conversion is not expected to have a material impact on the credit risk profile as offering proceeds are expected to be reinvested in shorter-term investment securities. Overall, RP Financial concluded that the Company’s higher credit risk exposure to earnings was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Earnings Growth Potential. The Company’s earnings growth potential on a post-conversion should improve through the reinvestment of the offering proceeds, net of the cost of the new stock benefit plans, and the expected balance sheet growth and commercial lending focus as the newly raised capital is leveraged. The timing and pro forma impact of the growth and diversification cannot be specifically quantified, and there are certain investments in systems and human resources that must be absorbed in order to support such initiatives. At the same time, there is potential for greater earnings growth capacity as the Company’s higher pro forma capital supports the ability for the Company to employ certain planned growth and diversification initiatives. Overall, potential for faster earnings growth relative to the Peer Group was considered to be a slightly favorable factor in our adjustment for profitability, growth and viability of earnings.

▪	Return on Equity. While the Company’s pre-conversion core ROAE is slightly higher than the Peer Group average, the pro forma increase equity will result in a considerably lower pro forma ROAE, which also will reflect the Company’s lower pro forma ROAA. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, the Company’s pro forma earnings strength was considered to be less favorable than the Peer Group’s earnings strength and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

3.             Asset Growth

While the Company and the Peer Group on average showed similar growth rates for the last 12 months, the basis for growth was different in that in contrast to the Peer Group, the Company’s asset growth was in cash and investments whereas the Peer Group’s growth on average favored loans. The Company’s asset growth was funded with deposits as borrowings declined; the Peer Group’s growth was driven by deposit growth and limited change in borrowings. Overall, the Company’s historical asset growth was viewed as less favorable than the Peer Group’s historical growth. Post-conversion the Company’s higher pro forma tangible equity ratio provides greater growth capacity than the Peer Group, however this will require investment in systems and staff. On balance, no adjustment was applied for asset growth.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

4.             Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in the Hudson Valley region of the New York metropolitan area, the markets served by the Company consist primarily of suburban and urban communities. The Company maintains a relatively high market share of deposits in Dutchess County, where its main office and the majority of its branches are located, and relatively low deposit market shares in Ulster County and Orange County. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by the Company.

Based on a comparison of the counties where the Company and the Peer Group maintain their main offices, the Peer Group companies operate in markets which in general have larger populations than Dutchess County. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were stronger than Dutchess County’s historical and projected population growth rates. Dutchess County has a per capita income, which is higher than the Peer Group’s average and median per capita income measures and the Peer Group’s primary market area counties were relatively less affluent markets within their respective states compared to Dutchess County which had a comparatively higher per capita income as a percent of New York’s per capita income (110.1% versus 96.2% for the Peer Group average). The average and median deposit market share maintained by the Peer Group companies was less than the Company’s market share of deposits in Dutchess County. Overall, the degree of competition faced by the Peer Group companies was viewed to be greater than faced by the Company, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be more favorable than the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was higher than the unemployment rate reflected for Dutchess County. On balance, we concluded that no adjustment was appropriate for the Company’s market area.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

Table 4.1
Market Area Unemployment Rates
Rhinebeck Bancorp, Inc. and the Peer Group Companies(1)

	County	November 2025 Unemployment
Rhinebeck Bancorp, Inc. - NY	Dutchess	3.4%

Peer Group Average		4.7%

Affinity Bancshares, Inc. – GA	Newton	4.8%
BV Financial, Inc. - MD	Baltimore	4.7
ECB Bancorp, Inc. – MA	Middlesex	4.4
FS Bancorp, Inc. – WA	Snohomish	5.1
Magyar Bancorp, Inc. – NJ	Middlesex	4.8
Northeast Community Bancorp, Inc. – NY	Westchester	3.3
Provident Financial Holdings, Inc. – CA	Riverside	5.5
Riverview Bancorp, Inc. – WA	Clark	4.6
SR Bancorp, Inc. – NJ	Somerset	4.2
Timberland Bancorp, Inc. – WA	Grays Harbor	6.0
Waterstone Financial, Inc. – WI	Milwaukee	3.4
Western New England Bancorp, Inc. – MA	Hampen	5.5

(1)           Unemployment rates are not seasonally adjusted.

Source: S&P Global Market Intelligence.

5.             Dividends

The Company currently does not pay a dividend. After the second-step conversion, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Ten of the twelve Peer Group companies pay regular cash dividends, with an average dividend yield of 2.51% and an average payout ratio of 36.02% as of February 2, 2026. Comparatively, as of February 2, 2025, the average dividend yield and payout ratio on the stocks of all fully-converted publicly-traded thrifts equaled 2.16% and 41.20%, respectively.

While the Company has not established a definitive dividend policy prior to its second-step conversion, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

6.             Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All of the Peer Group companies trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $104.5 million to $352.2 million as of February 2, 2026, with average and median market values of $211.6 million and $173.6 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 6.2 million to 20.5 million, with average and median shares outstanding equal to 11.3 million and 8.8 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value that will be in the lower half of the Peer Group’s range of market values and in the upper half of the Peer Group’s range of shares outstanding. Following the second-step conversion, the Company’s stock will continue to be traded on the NASDAQ Capital Market. Overall, we anticipate that the Company’s stock will have trading market similarity as a number of the Peer Group companies; therefore, we concluded no adjustment was necessary for this factor.

7.             Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as the Company: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted company; (C) the acquisition market for thrift and bank franchises based in New York; and (D) the market for the public stock of RBKB. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.            The Public Market

The value of publicly-traded thrift stocks is easily measurable and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for publicly-traded thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of February 2, 2026.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. U.S. stocks plunged at the start of the second quarter of 2025, as the new tariffs unveiled by President Trump were more severe than expected and, in turn, ignited an escalating trade war with China. On April 9th, major U.S. stock indexes staged a historic rally after President Trump paused steep tariffs on most countries and signaled a willingness to negotiate on trade. Following the one-day rally, volatility prevailed in the broader stock market going into the second half of April amid uncertainty over U.S. trade policy and mounting tensions between the Trump administration and the Federal Reserve. A broad stock market selloff was followed by stocks surging higher in the last week of April, as stocks were buoyed by President Trump’s softer stance on the trade war with China and his statement that he didn’t plan to replace the Federal Reserve Chairman. April’s employment report showing better-than-expected job growth and more signs of a potential thaw between Washington and China extended the multi-day climb in the stock market at the beginning of May, with the Dow Jones Industrial Average (“DJIA”) and S&P 500 posting gains for nine consecutive sessions before declining on May 5th. A de-escalation in the U.S.-China trade war powered a stock market surge heading into mid-May 2025, as the U.S. and China agreed to slash tariffs for 90 days pending more negotiations. Stocks gyrated in the second half of May, based on varied reports regarding the progress of tariff negotiations with China and Europe. For the month of May overall, the broader stock market posted its best month since late-2023 with major U.S. stock indexes closing slightly above where they were at the beginning of 2025. Employment data showing better-than-expected job growth in May and signs of progress in the trade talks between the U.S. and China spurred a positive trend for stocks during the first 10 days of June. The outbreak of attacks between Israel and Iraq provided for a choppy market in mid-June, based on day-to-day fluctuations in investor sentiment on how quickly the conflict would de-escalate. Heading into the close of the second quarter, oil prices retreated and stocks rallied after Iran’s retaliation against the U.S. avoided striking critical infrastructure and a cease-fire between Israel and Iran appeared to take hold. Fueled by robust corporate earnings and solid economic data, a volatile second quarter ended with the S&P 500 and NASDAQ closing at fresh highs.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

Stocks traded unevenly at the start of the third quarter of 2025, as trade tensions moved to the forefront with President Trump setting an August 1 deadline for targeted nations to avoid the U.S. imposing reciprocal tariffs. NASDAQ closed at a record high in the second week of July, which was facilitated by Nividia becoming the first company to reach a market value of $4 trillion. New tariff threats and June’s CPI showing an acceleration of inflation pressured stocks lower in mid-July. The S&P 500 and the NASDAQ closed at record highs going into the second half of July, as upbeat earnings reports from some major companies lifted investor optimism that corporate earnings could weather uncertainty in the market regarding U.S. tariff negotiations. A U.S.-Japan tariff deal and signs of progress with other trade partners lifted stocks heading into the final week of July, with the S&P 500 and NASDAQ extending a run of record high closes into the last week of July. Stocks ended July closing lower and started August with a sharp one-day sell-off, as investors reacted to July’s employment report showing lower-than-expected job growth and the signing of an executive order that would raise tariffs on many nations beginning on August 7th. The one-day selloff was followed by stocks rebounding to start the first full week of Augst, as worries about the economy gave way to growing optimism that the Federal Reserve would cut rates in September. A mid-August 2025 stock market rally was spurred by favorable inflation data, which raised investor optimism that the Federal Reserve would cut rates in September. After trading in a mixed range heading into the second half of August, stocks surged higher in a one-day rally as the Federal Reserve Chairman’s speech on the economy raised hopes of a rate cut in September. An upward revision to second quarter GDP growth served as a catalyst for the DJIA and S&P 500 closing at record highs in late-August. After posting gains for the month of August, inflation concerns and a weak employment report for August pressured major U.S. stock indexes lower at the start of September. Stocks rallied heading into mid-September, with all three of the major U.S. stock indexes closing at record highs on heightened expectations that the Federal Reserve would move to cut interest rates in September. After the Federal Reserve cut rates by a quarter point as expected, the positive trend in the broader stock market continued going into the second half of September. Tech shares led major U.S. stock indexes lower for three consecutive sessions in late-September, which was followed by major U.S. stock indexes trading higher in the last few trading sessions of the third quarter.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

Major U.S. stock indexes edged higher to close at record highs at the beginning of the fourth quarter of 2025, while renewal of a trade war between the U.S. and China provided for choppy stock market conditions going into mid-October. Strong corporate earnings reports, easing trade tensions with China and encouraging inflation data propelled major U.S. stock indexes to record high closes in the second half of October. Stocks finished mixed after the Federal Reserve cut interest rates on October 29th, while casting doubt on expectations of future rate cuts. A slide in big tech shares led the broader stock market lower in the first week of November, as investors gave consideration to the rally in AI shares, the uncertain outlook for future rate cuts by the Federal Reserve and weak economic data. As Congress moved closer to ending the government shutdown, stocks advanced with the DJIA closing above 48000 on November 12th. The upturn in stocks was followed by a selloff, as concerns about a flood of delayed economic data, the prospect of slowing interest rate cuts and overvalued tech companies pressured stocks lower going into the second half of November. Growing optimism that the Federal Reserve would cut rates in December fueled a stock market rebound in the final week of November. Stocks dipped lower at start of December in reaction to the Bank of Japan’s governor hinting at a potential rate increase, which was followed by stocks trading mixed ahead of the Federal Reserve’s December meeting. The Federal Reserve’s quarter-point rate cut on December 10th sparked a stock market rally, with the DJIA closing at a record high. Following the rate-cut rally, stocks retreated through mid-December as investors took into consideration an increase in the November unemployment rate and the potential for AI growth not meeting expectations. November’s CPI reading showing lower-than-expected inflation helped stocks to reverse course and trade higher going into the second half of December. Stronger-than-expected third quarter GDP growth sustained the positive trend for the broader stock market going into the last week of 2025, with the S&P 500 closing at a record high. Stocks retreated in the final trading days of 2025, which was led by a decline in tech shares on yearend profit taking. Overall, the DJIA closed at 48063.29 on the last day of trading in 2025, an increase of 13.0% for 2025, while the S&P 500 and the NASDAQ Composite ended 2025 with respective increases of 16.4% and 20.4%.

Broad-based gains pushed the DJIA and S&P 500 to record highs in the first few days of trading in 2026, with energy and bank shares being among the strongest performing sectors. Expectations of an improving economy in 2026 helped to sustain the upward trend in stocks going into mid-January, which was followed by a heightened degree of market volatility in the second half of January. Stocks plunged on January 20th after President Trump stepped up his campaign to take over Greenland and threatened new restrictions on trade with Europe. The one-day selloff was followed by stocks rallying on news that Presdint Trump and NATO had agreed on a framework for a deal on Greenland that would take away the need for new tariffs on Europe. A sharp selloff in gold and silver futures weighed on the broader stock market at the end of January, which was followed by stocks advancing at the beginning of February on signs that the U.S. economy was gaining momentum. On February 2, 2026, the DJIA closed at 49407.66, an increase of 11.2% from one year ago and an increase of 2.8% year-to-date, and the NASDAQ Composite closed at 23592.11, an increase of 21.7% from one year ago and an increase of 1.5% year-to-date. The S&P 500 Index closed at 6976.44 on February 2, 2026, an increase of 16.4% from one year ago and an increase of 1.9% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

The market for financial shares has also experienced an upward trend in recent quarters. Concerns that President Trump’s new tariff plan would result in an economic slowdown served as the basis for bank shares selling off at the beginning of the second quarter of 2025, with the large banks experiencing more significant declines. Bank shares participated in the broader stock market rally on April 9th and then gave back some of those gains heading into mid-April at the start of the second quarter earnings season. Easing trade tensions and first quarter earnings that generally met expectations provided for a generally positive trend in bank shares through the second half of April, with the favorable employment report for April helping to extend the advance in bank stocks into early-May. Positive developments in the U.S.-China trade war translated into bank stocks advancing along with the broader stock market heading into mid-May 2025. The mid-May rally was followed by a pullback in interest rate sensitive issues, as a weak auction for 20-year Treasury bonds exacerbated worries about the rising U.S. debt. For the balance of May and into-early June, banks shares edged higher and continued to advance going into the second week of June in consideration of May’s employment report showing favorable job growth and signs that the U.S. and China were making progress in their trade negotiations. The escalating conflict between Israel and Iran translated into bank shares retreating slightly in mid-June, which was followed by bank shares rebounding in late-June as markets were calmed by the cease-fire between Israel and Iran.

The positive trend in bank shares continued at the start of the third quarter of 2025, which was followed by a slight pullback in bank shares ahead of the start of the second quarter earnings season on news that inflation accelerated in June. Bank shares edged higher going into the second half of July, as second quarter earnings posted by some of the big banks were viewed as generally favorable. Announcements of some tariff deals getting done contributed to bank shares trading higher heading into late-July, which was followed by bank shares retreating at the start of August pursuant to the employment report for July triggering concerns that the U.S. economy was beginning to weaken. Banks shares edged higher following the August 1st selloff, as investors weighed the growing likelihood that the Federal Reserve would cut interest rates in September against more signs that the economy was cooling. Inflation data that boosted investor confidence for a Federal Reserve rate cut lifted bank shares in mid-August. Bank stocks participated in the broader stock market rally that was triggered by the Federal Reserve Chairman’s August 22nd speech on the economy, which raised hopes of a rate cut in September. The positive trend in bank shares continued for the balance of August, which was followed by bank stocks edging lower at the start of September as higher interest rates and the disappointing jobs report for August weighed on economically sensitive stocks. As investors became more confident that the Federal Reserve would cut interest rates, bank shares traded up slightly ahead of the Federal Reserve’s mid-September meeting. The Federal Reserve’s as expected quarter-point rate cut and penciling in two more rate cuts for 2025 boosted bank shares going into the second half of September and then for the balance of the third quarter bank stocks traded in a narrow range.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

Profit taking and an uncertain outlook for the economy translated into bank stocks edging lower at the start of the fourth quarter of 2025. A flare-up in the U.S.-China trade war furthered the downturn in bank shares going into the mid-October with the onset of the third quarter earnings season. Credit loss concerns triggered by loan losses recorded by some regional banks and the rekindling of the U.S.-China trade war pressured bank stocks lower going into the second half of October. Bank stocks traded higher along with the broader stock market in late-October and then closed lower on October 29th as the Federal Reserve lowered rates as expected but tempered expectations of further rate cuts. The slight pullback was followed by bank shares edging higher in the first week of November. After trading higher on signs that Congress was closing in on a deal to reopen the government, bank shares retreated in conjunction with the broader market through mid-November. The growing likelihood of a December Federal Reserve rate-cut served as the basis for bank shares trading higher to close out November and into early-December. JPMorgan’s forecast of higher than forecasted expenses for 2026 pulled bank shares lower ahead of the Federal Reserve’s rate decision, which was followed by bank shares trading up on news of the December 10th 25 basis point rate-cut. Bank shares traded in a narrow range through the mid-December release of November’s employment report, which showed an uptick in the unemployment rate. Stronger-than-expected third quarter GDP growth contributed to bank shares edging higher in the second half of December. For 2025 overall, the S&P U.S. BMI Banks Index closed at 254.1 on the last day of trading in 2025, an increase of 25.1% for 2025.

Bank stocks participated in the broader stock market rally in the first week of trading for 2026, which was followed by a mid-January downturn in bank shares as JPMorgan’s fourth quarter earnings report left investors disappointed. As fourth quarter bank earnings generally met expectations, bank shares traded in a narrow range for the balance of January. A strong manufacturing reading for January contributed to bank stocks advancing at the start of February. On February 2, 2026, the S&P U.S. BMI Banks Index closed at 255.8, an increase of 16.0% from one year ago and an increase of 0.7% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

B.            The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, three standard conversions, three second-step conversions and one mutual company offering have been completed during the past twelve months. The second-step conversion offerings are considered to be more relevant for the Company’s pro forma pricing. The average closing pro forma price/tangible book ratio of the three recent second-step conversion offerings equaled 61.0%. On average, the three recent second-step conversion offerings had price appreciation of 8.0% after their first week of trading and, as of February 2, 2026, the three recent second-step conversion offerings showed an average price increase of 30.3% from their respective IPO prices.

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

Table 4.2
Pricing Characteristics and After-Market Trends
Conversions Completed Twelve Months Ended February 2, 2026

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data								Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char.Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial									First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	2/2/2026	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Hoyne Bancorp,Inc. - IL*	12/4/25	HYNE-NASDAQ	$453	19.60%	0.20%	269%	$79.4	100%	132%	3.4%	C/S	$250/2.00%	8.0%	4.0%	10.0%	3.0%	0.00%	52.0%	NM		15.6%	0.0%	30.0%	-0.1%	$10.00	$14.00	40.0%	$13.75	37.5%	$14.19	41.9%	$14.47	44.7%
Security Midwest Bancorp,Inc.,IL	8/1/25	SBMW-OTCQB	$218	6.41%	0.40%	129%	$8.9	100%	89%	15.2%	N.A.	N.A.	7.0%	3.0%	10.0%	13.5%	0.00%	45.4%	9.0	x	4.0%	0.4%	8.8%	5.1%	$10.00	$11.40	14.0%	$11.12	11.2%	$12.30	23.0%	$15.25	52.5%
Avidia Bancorp,Inc., MA*	8/1/25	AVBC-NYSE	$2,707	6.87%	0.44%	184%	$191.8	100%	132%	3.0%	C/S	$1,000/4.48%	8.0%	4.0%	10.0%	3.4%	0.00%	59.5%	14.2	x	7.0%	0.5%	11.8%	4.1%	$10.00	$14.64	46.4%	$14.58	45.8%	$15.47	54.7%	$18.73	87.3%

Averages - Standard Conversions:			$1,126	10.96%	0.35%	194%	$93.4	100%	118%	7.2%	N.A.	N.A.	7.7%	3.7%	10.0%	6.6%	0.00%	52.3%	11.6	x	8.9%	0.3%	16.9%	3.0%	$10.00	$13.35	33.5%	$13.15	31.5%	$13.99	39.9%	$16.15	61.5%
Medians - Standard Conversions:			$453	6.87%	0.40%	184%	$79.4	100%	132%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	3.4%	0.00%	52.0%	11.6	x	7.0%	0.4%	11.8%	4.1%	$10.00	$14.00	40.0%	$13.75	37.5%	$14.19	41.9%	$15.25	52.5%

Second Step Conversions
Seneca Bancorp,Inc., NY*	10/16/25	SNNF-OTCQX	$299	7.94%	0.31%	186%	$10.4	58%	100%	15.1%	N.A.	N.A.	8.0%	4.0%	10.0%	9.6%	0.00%	58.6%	20.8	x	5.8%	0.3%	16.9%	2.8%	$10.00	$10.22	2.2%	$10.10	1.0%	$9.75	-2.5%	$10.65	6.5%
Lake Shore Bancorp,Inc., NY*	7/21/25	LSBK-NASDAQ	$689	13.16%	0.66%	114%	$49.5	63%	99%	4.4%	N.A.	N.A.	8.0%	4.0%	10.0%	5.3%	0.00%	59.2%	14.4	x	10.7%	0.7%	18.1%	4.1%	$10.00	$11.95	19.5%	$12.11	21.1%	$12.33	23.3%	$15.50	55.0%
Marathon Bancorp,Inc., WI*	4/22/25	MBBC-NASDAQ	$218	14.58%	0.66%	124%	$16.9	58%	103%	9.5%	N.A.	N.A.	8.0%	4.0%	10.0%	1.9%	0.00%	65.3%	42.8	x	12.7%	0.3%	19.5%	1.5%	$10.00	$9.95	-0.5%	$10.20	2.0%	$10.02	0.2%	$12.94	29.4%

Averages - Second Step Conversions:			$402	11.89%	0.54%	141%	$25.6	60%	101%	9.7%	N.A.	N.A.	8.0%	4.0%	10.0%	5.6%	0.00%	61.0%	26.0	x	9.7%	0.4%	18.2%	2.8%	$10.00	$10.71	7.1%	$10.80	8.0%	$10.70	7.0%	$13.03	30.3%
Medians - Second Step Conversions:			$299	13.16%	0.66%	124%	$16.9	58%	100%	9.5%	N.A.	N.A.	8.0%	4.0%	10.0%	5.3%	0.00%	59.2%	20.8	x	10.7%	0.3%	18.1%	2.8%	$10.00	$10.22	2.2%	$10.20	2.0%	$10.02	0.2%	$12.94	29.4%

Mutual Holding Companies
Winchester Bancorp,Inc., MA*	5/2/25	WSBK-NASDAQ	$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	C/S	$400/4.65%	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM		9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.33	-6.7%	$9.35	-6.5%	$11.40	14.0%

Averages - MHC Conversions:			$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM		9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.33	-6.7%	$9.35	-6.5%	$11.40	14.0%
Medians - MHC Conversions:			$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM		9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.33	-6.7%	$9.35	-6.5%	$11.40	14.0%

Averages - All Conversions:			$783	11.08%	0.41%	171%	$56.7	75%	112%	7.9%	N.A.	N.A.	7.9%	3.9%	10.0%	7.2%	0.00%	57.0%	20.2	x	9.3%	0.3%	16.8%	2.5%	$10.00	$11.64	16.4%	$11.60	16.0%	$11.92	19.2%	$14.13	41.3%
Medians - All Conversions:			$453	8.98%	0.40%	184%	$40.0	63%	103%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	5.3%	0.00%	59.0%	14.4	x	9.6%	0.3%	16.9%	2.8%	$10.00	$11.40	14.0%	$11.12	11.2%	$12.30	23.0%	$14.47	44.7%

Note:  * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.	2/2/2026

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

C.            The Acquisition Market

Also considered in the valuation was the potential impact on the Company’s stock price of recently completed and pending acquisitions of other thrift and bank institutions operating in New York. As shown in Exhibit IV-4, there were 12 acquisitions of New York based bank and savings institutions completed from the beginning of 2022 through February 2, 2026 and there are currently five acquisitions pending for a New York based bank or savings institution. The recent acquisition activity involving New York banks and savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence the Company’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in the Company’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.            Trading in RBKB’s Stock

Since RBKB’s minority stock currently trades under the symbol “RBKB” on the NASDAQ Capital Market, RP Financial also considered the recent trading activity in the valuation analysis. RBKB had a total of 11,141,033 shares issued and outstanding at December 31, 2025, of which 4,795,058 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $9.62 to $13.75 per share and its closing price on February 2, 2026 was $11.93 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock and the stock is currently traded based on its MHC ownership structure. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.             Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.             Effect of Government Regulation and Regulatory Reform

As a fully-converted regulated institution, the Company will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB and the Department, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

▪	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock, and we have given it significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

▪	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

▪	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

▪	Trading of RBKB Stock. Converting institutions generally do not have stock outstanding. RBKB, however, has public shares outstanding due to the mutual holding company form of ownership and first-step minority stock offering. Since RBKB’s’ stock is currently traded on the NASDAQ Capital Market, it is an indicator of the Company’s current market value and, therefore, received some limited consideration in our valuation. Based on the February 2, 2026 closing stock price of $11.93 per share and the 11,141,033 shares of RBKB common stock outstanding, the Company’s implied market value of $132.9 million was considered in the valuation process. However, since the Company’s conversion stock will have different characteristics than the minority shares and the pro forma information has not been publicly disseminated to date, the current trading price of RBKB’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and, thus, will slightly increase equity. At December 31, 2025, the MHC had net assets of $99,000, which has been added to the Company’s December 31, 2025 pro forma equity to reflect the consolidation of the MHC into the Company’s operations. Exhibit IV-9 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.03%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was reduced from 43.04% to 43.01% and the MHC’s ownership interest was increased from 56.96% to 56.99%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of February 2, 2026, the aggregate pro forma market value of the Company’s conversion stock equaled $135,984,670 at the midpoint, equal to13,598,467 shares at $10.00 per share. The $10.00 per share price was determined by the Boards of RBKB and the MHC. The midpoint and resulting valuation range is based on the sale of a 56.99% ownership interest to the public, which provides for a $77,500,000 public offering at the midpoint value.

1.             Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $10.045 million for the twelve months ending December 31, 2025. In deriving the Company’s core earnings, the one adjustment made to reported earnings was the elimination of a $9,000 gain on disposal of premises and equipment. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 23.0% for the earnings adjustments, the Company’s core earnings were determined to equal $10.038 million for the twelve months ended December 31, 2025.

Amount
($000)
Net income(loss)	$10,045
Deduct: Gain on disposal of premises and equipment (1)	(7)
Core earnings estimate	$10,038

(1)  Tax effected at 23.0%.

Based on the Company’s reported and core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $136.0 million midpoint value equaled 12.39x and 12.40x, respectively, indicating discounts of 21.78% and 21.47% relative to the Peer Group’s average reported and core earnings multiples of 15.84x and 15.79x, respectively (see Table 4.3). In comparison to the Peer Group’s median reported and core earnings multiples of 14.87x and 14.46x, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated discounts of 16.68% and 14.25%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the maximum equaled 10.65x and 14.09x, respectively, and based on core earnings at the minimum and the maximum equaled 10.66x and 14.10x, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

 Table 4.3

Market Pricing Versus Peer Group

Rhinebeck Bancorp, Inc.

As of February 2, 2026

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Offering	Exchange
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Range	Ratio
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)	(xl)
Rhinebeck Bancorp, Inc.		NY
Maximum			$10.00	$156.38	$0.71	$13.80	14.09x	72.46%	11.33%	73.26%	14.10x	$0.00	0.00%	0.00%	$1,381	15.63%	15.49%	0.27%	0.80%	5.14%	0.80%	5.14%	$89.13	1.4026x
Midpoint			$10.00	$135.98	$0.81	$15.09	12.39x	66.27%	9.92%	67.02%	12.40x	$0.00	0.00%	0.00%	$1,370	14.98%	14.83%	0.27%	0.80%	5.35%	0.80%	5.34%	$77.50	1.2197x
Minimum			$10.00	$115.59	$0.94	$16.84	10.65x	59.38%	8.50%	60.10%	10.66x	$0.00	0.00%	0.00%	$1,360	14.32%	14.17%	0.27%	0.80%	5.58%	0.80%	5.57%	$65.88	1.0367x

All Non-MHC Public Thrifts(6)
Averages			$31.55	$771.76	$1.95	$28.33	15.84x	97.81%	13.53%	110.70%	15.93x	$0.57	2.16%	41.20%	$6,743	14.72%	14.24%	0.59%	0.70%	5.33%	0.73%	5.52%
Median			$17.40	$173.57	$0.96	$19.55	13.91x	94.01%	13.02%	96.37%	13.91x	$0.40	2.20%	34.78%	$1,559	12.49%	10.71%	0.34%	0.74%	5.33%	0.70%	5.55%

All Non-MHC State of NY(6)
Averages			$24.52	$1,719.23	$2.10	$24.93	12.47x	94.54%	13.15%	95.57%	10.75x	$0.68	2.31%	34.71%	$24,186	14.12%	14.02%	1.25%	1.00%	6.56%	1.04%	7.15%
Medians			$19.97	$573.91	$3.22	$21.78	13.91x	91.29%	14.59%	91.29%	10.75x	$0.58	2.80%	30.77%	$4,252	13.85%	13.85%	0.34%	0.99%	7.65%	0.97%	8.88%

Comparable Group
Averages			$21.11	$211.58	$1.75	$21.79	15.84x	94.26%	12.48%	100.44%	15.79x	$0.56	2.51%	36.02%	$1,716	13.27%	12.58%	0.27%	0.98%	7.32%	0.99%	7.38%
Medians			$18.35	$173.57	$1.40	$20.32	14.87x	95.80%	12.15%	98.30%	14.46x	$0.48	2.49%	33.13%	$1,559	12.51%	12.11%	0.21%	0.99%	6.80%	1.01%	6.99%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	$20.33	$123.92	$1.35	$20.84	15.99x	99.00%	14.26%	115.33%	15.34x	$1.50	7.38%	116.28%	$882	14.41%	12.62%	0.42%	0.91%	6.59%	0.95%	6.87%
BVFL	BV Financial, Inc.	MD	$19.72	$189.33	$1.45	$20.76	13.76x	94.74%	19.09%	103.20%	13.59x	$0.00	0.00%	0.00%	$912	20.15%	18.81%	0.37%	1.48%	7.01%	1.50%	7.10%
ECBK	ECB Bancorp, Inc.	MA	$17.94	$157.82	$0.94	$19.55	19.17x	92.15%	9.87%	92.15%	19.17x	$0.00	0.00%	0.00%	$1,606	10.71%	10.71%	0.07%	0.52%	4.58%	0.52%	4.58%
FSBW	FS Bancorp, Inc.	WA	$42.73	$316.40	$4.49	$40.98	9.69x	101.43%	9.76%	106.30%	9.25x	$1.16	2.79%	31.47%	$3,197	9.62%	9.22%	0.65%	1.06%	10.96%	1.11%	11.48%
MGYR	Magyar Bancorp, Inc.	NJ	$17.75	$116.02	$1.73	$18.79	10.52x	96.86%	11.28%	99.60%	10.52x	$0.40	2.20%	18.50%	$1,045	11.64%	11.60%	0.03%	1.06%	9.36%	1.06%	9.36%
NECB	Northeast Community Bancorp, Inc.	NY	$24.44	$342.83	$3.22	$25.19	7.52x	96.99%	16.53%	96.99%	7.59x	$0.80	3.27%	30.77%	$2,064	17.04%	17.04%	0.00%	2.21%	13.12%	2.19%	12.99%
PROV	Provident Financial Holdings, Inc.	CA	$16.14	$104.49	$1.04	$19.87	16.14x	80.40%	8.35%	80.40%	15.43x	$0.56	3.50%	56.57%	$1,228	10.38%	10.38%	0.08%	0.54%	5.08%	0.56%	5.32%
RVSB	Riverview Bancorp, Inc.	WA	$5.40	$111.84	$0.23	$7.93	23.17x	67.22%	7.30%	80.55%	23.17x	$0.08	1.50%	34.78%	$1,512	10.86%	9.23%	0.58%	0.32%	2.99%	0.32%	2.99%
SRBK	SR Bancorp, Inc.	NJ	$17.17	$137.55	$0.51	$22.35	33.30x	78.98%	13.02%	91.68%	34.49x	$0.20	1.13%	37.74%	$1,143	16.49%	14.54%	0.02%	0.39%	2.24%	0.38%	2.15%
TSBK	Timberland Bancorp, Inc.	WA	$39.12	$308.26	$3.77	$34.06	10.09x	114.35%	15.30%	121.29%	10.33x	$1.16	2.98%	28.24%	$2,006	13.38%	12.71%	0.23%	1.55%	11.89%	1.51%	11.61%
WSBF	Waterstone Financial, Inc.	WI	$18.76	$352.20	$1.48	$19.03	12.09x	94.01%	14.54%	96.11%	12.09x	$0.60	3.35%	40.54%	$2,260	15.46%	15.44%	0.62%	1.19%	7.66%	1.19%	7.66%
WNEB	Western New England Bancorp, Inc.	MA	$13.81	$278.31	$0.75	$12.16	18.64x	115.01%	10.41%	121.67%	18.55x	$0.28	2.00%	37.33%	$2,736	9.05%	8.60%	0.19%	0.56%	6.35%	0.57%	6.38%

(1) Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items.
(2) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3) Indicated 12 month dividend, based on last quarterly dividend declared.
(4) Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5) Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

2.             Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $136.0 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 66.27% and 67.02%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 94.26% and 100.44%, respectively, the Company’s ratios reflected discounts of 29.69% on a P/B basis and 33.27% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 95.80% and 98.30%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 30.82% on a P/B basis and 31.82% on a P/TB basis. At the maximum of the range, the Company’s P/B and P/TB ratios equaled 72.46% and 73.26%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected discounts of 23.13% and 27.06%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratio at the maximum of the range reflected discounts of 24.36% and 25.47%, respectively.

3.             Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $136.0 million midpoint of the valuation range, the Company’s value equaled 9.92% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 12.48%, which implies a discount of 20.51% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 12.15%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 18.35%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). In comparison to the 61.00% average closing forma P/TB ratio of the three second-step conversions completed during the past twelve months, the Company’s P/TB ratio of 67.02% at the midpoint value reflects an implied premium of 9.87%. At the maximum, the Bank’s P/TB ratio of 73.26% reflects an implied premium of 20.10% relative to the recent second-step conversions average P/TB ratio at closing.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 2, 2026, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $135,984,670 at the midpoint, equal to 13,598,,467 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are shown below.

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a public MHC the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of the MHC and RBKB have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.2197 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.0367 at the minimum and 1.4026 at the maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Credit Loss Allowance Activity

I-7	Fixed and Adjustable Rate Loans

I-8	Interest Rate Risk Analysis

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Non-Performing Assets

I-12	Deposit Composition

II-1	Description of Office Properties

II-2	Historical Interest Rates

III-1	Characteristics of Publicly-Traded Thrifts

III-2	All Public Market Pricing

III-3	Peer Group Market Area Comparative Analysis

LIST OF EXHIBITS (continued)

Exhibit Number	Description

IV-1	Stock Prices: As of February 2, 2026

IV-2	Historical Stock Price Indices

IV-3	Stock Price Indices as of February 2, 2026

IV-4	New York Bank and Thrift Acquisitions 2022 - Present

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

IV-9	Calculation of Minority Ownership Dilution in a Second-Step Offering

V-1	Firm Qualifications Statement

EXHIBIT I-1

Rhinebeck Bancorp, Inc.

Map of Office Locations

Exhibit I-1

Rhinebeck Bancorp, Inc.

Map of Office Locations

EXHIBIT I-2

Rhinebeck Bancorp, Inc.

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

Rhinebeck Bancorp, Inc.

Key Operating Ratios

Exhibit I-3

Rhinebeck Bancorp, Inc.

Key Operating Ratios

	At or For the Year Ended December 31,
	2025	2024
Performance Ratios:
Return (loss) on average assets(1)	0.78%	(0.67)%
Return (loss) on average equity(2)	7.77%	(7.31)%
Interest rate spread(3)	3.23%	2.44%
Net interest margin(4)	3.89%	3.17%
Efficiency ratio(5)	73.12%	82.34%
Average interest-earning assets to average interest-bearing liabilities	134.72%	133.68%
Total loans to total assets	73.61%	77.64%
Equity to assets(6)	10.09%	9.23%

Capital Ratios(7):
Tier 1 capital (to adjusted total assets)	10.62%	10.07%
Tier I capital (to risk-weighted assets)	13.57%	11.81%
Total capital (to risk-weighted assets)	14.40%	12.63%
Common equity Tier 1 capital (to risk-weighted assets)	13.57%	11.81%

Asset Quality Ratios:
Allowance for credit losses as a percent of total loans	0.87%	0.88%
Allowance for credit losses as a percent of non-performing loans	225.76%	206.56%
Net charge-offs to average outstanding loans	0.20%	0.24%
Non-performing loans as a percent of total loans	0.39%	0.42%
Non-performing assets as a percent of total assets	0.28%	0.33%

Other Data:
Book value per common share	$12.28	$10.98
Tangible book value per common share(8)	$12.07	$10.76
Number of offices(9)	15	15

(1)	Represents net income divided by average total assets.
(2)	Represents net income divided by average equity.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.
(8)	Tangible book value per common share is a financial measure determined by methods other than in accordance with GAAP. Management believes that this non-GAAP financial measure may provide useful supplemental information for evaluating Rhinebeck Bancorp’s operations and performance. Tangible book value is calculated by subtracting goodwill (which was $2.2 million at each of December 31, 2025 and 2024) and intangible assets ($106,000 and $166,000 as of December 31, 2025 and 2024, respectively) from total stockholders’ equity, and dividing the difference by total common shares outstanding as of period-end.
(9)	Includes 12 branch offices and two representative offices.

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-4

Rhinebeck Bancorp, Inc.

Investment Portfolio Composition

Exhibit I-4

Rhinebeck Bancorp, Inc.

Investment Portfolio Composition

			More than One Year		More than Five Years
	One Year or Less		to Five Years		to Ten Years		More than Ten Years		Total
		Weighted		Weighted		Weighted		Weighted			Weighted
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Fair	Average
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Value	Yield
	(Dollars in thousands)
Securities available-for-sale:
U.S. Treasury securities	$2,007	3.72%	$33,685	3.68%	$—	—%	$—	—%	$35,692	$35,828	3.68%
Mortgage-backed securities – residential	7	3.43%	2,008	2.70%	5,250	2.67%	88,522	2.94%	95,787	88,980	2.92%
U.S. government and agency obligations	11,932	2.15%	6,609	3.14%	—	—%	—	—%	18,541	18,352	2.50%
Municipal securities	—	—%	1,622	1.91%	583	2.10%	—	—%	2,205	2,082	1.96%
Corporate bonds	—	—%	3,509	7.04%	13,800	4.69%	—	—%	17,309	16,589	5.17%
Other	—	—%	587	4.92%	—	—%	—	—%	587	372	4.92%
Total	$13,946	2.38%	$48,020	3.77%	$19,633	4.07%	$88,522	2.94%	$170,121	$162,203	3.26%

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-5

Rhinebeck Bancorp, Inc.

Yields and Costs

Exhibit I-5

Rhinebeck Bancorp, Inc.

Yields and Costs

	At December	For the Year Ended December 31,
	31, 2025	2025			2024
	Weighted Average	Average	Interest and		Average	Interest and
	Yield/Rate	Balance	Dividends	Yield/Cost	Balance	Dividends	Yield/Cost
		(Dollars in thousands)
Assets:
Interest-bearing depository accounts	3.64%	$59,805	$2,606	4.36%	$21,042	$1,113	5.29%
Loans(1)	6.24%	980,540	61,157	6.24%	987,212	57,835	5.86%
Available-for-sale securities	3.26%	150,063	4,872	3.25%	177,214	3,799	2.14%
Other interest-earning assets	7.49%	2,784	238	8.55%	4,689	475	10.13%
Total interest-earning assets	5.66%	1,193,192	68,873	5.77%	1,190,157	63,222	5.31%
Non-interest-earning assets		88,381			88,221
Total assets		$1,281,573			$1,278,378
Liabilities and equity:
NOW accounts	0.35%	$120,816	$245	0.20%	$124,061	$175	0.14%
Money market accounts	2.59%	222,719	5,828	2.62%	187,615	4,971	2.65%
Savings accounts	0.47%	132,153	520	0.39%	141,189	511	0.36%
Certificates of deposit	3.76%	355,027	13,814	3.89%	339,133	15,528	4.58%
Total interest-bearing deposits	2.47%	830,715	20,407	2.46%	791,998	21,185	2.67%
Escrow accounts	1.13%	9,705	110	1.13%	9,210	108	1.17%
Federal Home Loan Bank advances	4.03%	40,117	1,616	4.03%	82,915	3,787	4.57%
Subordinated debt	6.14%	5,155	347	6.73%	5,155	390	7.57%
Other interest-bearing liabilities	—%	—	—	—%	1,043	57	5.47%
Total other interest-bearing liabilities	3.62%	54,977	2,073	3.77%	98,323	4,342	4.42%
Total interest-bearing liabilities	2.52%	885,692	22,480	2.54%	890,321	25,527	2.87%
Non-interest-bearing deposits		236,431			242,603
Other non-interest-bearing liabilities		30,127			27,515
Total liabilities		1,152,250			1,160,439
Total stockholders’ equity		129,323			117,939
Total liabilities and stockholders’ equity		$1,281,573			$1,278,378
Net interest income			$46,393			$37,695
Interest rate spread	3.14%			3.23%			2.44%
Net interest margin(2)				3.89%			3.17%
Average interest-earning assets to average interest-bearing liabilities				134.72%			133.68%

(1)	Non-accruing loans are included in the outstanding loan balance.
(2)	Represents the difference between interest earned and interest paid, divided by average total interest earning assets.

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-6

Rhinebeck Bancorp, Inc.

Credit Loss Allowance Activity

Exhibit I-6

Rhinebeck Bancorp, Inc.

Credit Loss Allowance Activity

	Year Ended December 31,
	2025	2024
	(Dollars in thousands)
Allowance for credit losses at beginning of period	$8,539	$8,124
Provision for loan losses	1,750	2,813
Charge-offs:
Commercial real estate loans
Non-residential	(629)	(291)
Commercial loans	(335)	(608)
Consumer loans
Indirect automobile	(2,632)	(3,626)
Other consumer	(90)	(201)
Total charge-offs	(3,686)	(4,726)
Recoveries:
Commercial loans	4	2
Consumer loans
Indirect automobile	1,702	2,233
Other consumer	44	93
Total recoveries	1,750	2,328
Net charge-offs	(1,936)	(2,398)
Allowance for credit losses at end of period	$8,353	$8,539
Allowance for credit losses to non-performing loans at end of period	225.76%	206.56%
Allowance for credit losses to total loans outstanding at end of period	0.87%	0.88%
Non-performing loans to total loans	0.39%	0.42%
Net charge-offs to average loans outstanding during period	0.20%	0.24%

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-7

Rhinebeck Bancorp, Inc.

Fixed and Adjustable Rate Loans

Exhibit I-7

Rhinebeck Bancorp, Inc.

Fixed and Adjustable Rate Loans

The following table sets forth the mix of fixed- and adjustable-rate loans at December 31, 2025 that are due after December 31, 2026, based on their contractual terms to maturity.

		Floating or
	Fixed	Adjustable
	Rates	Rates	Total
	(In thousands)
Commercial real estate loans
Non-residential	$12,856	$403,257	$416,113
Multi-family	1,473	106,465	107,938
Construction	—	775	775
Commercial loans	43,291	15,458	58,749
Residential real estate loans	61,167	38,767	99,934
Consumer loans
Indirect automobile	207,604	—	207,604
Home equity	1,063	11,227	12,290
Other consumer	5,138	—	5,138
Total	$332,592	$575,949	$908,541

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-8

Rhinebeck Bancorp, Inc.

Interest Rate Risk Analysis

Exhibit I-8

Rhinebeck Bancorp, Inc.

Interest Rate Risk Analysis

				Net Economic Value as a
	Net Economic Value			Percentage of Assets
Basis Point Change in Interest Rates	Dollar Amount	Dollar Change	Percent Change	EVE Ratio	Percent Change
	(Dollars in thousands)
400	$192,105	$6,666	3.6%	15.87%	10.6%
300	191,657	6,218	3.4%	15.59%	8.7%
200	190,620	5,181	2.8%	15.25%	6.3%
100	188,716	3,277	1.8%	14.85%	3.5%
0	185,439	—	—%	14.34%	—%
(100)	179,879	(5,560)	(3.0)%	13.69%	(4.6)%
(200)	169,813	(15,626)	(8.4)%	12.71%	(11.4)%
(300)	154,136	(31,303)	(16.9)%	11.36%	(20.8)%
(400)	136,930	(48,509)	(26.2)%	9.88%	(31.1)%

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-9

Rhinebeck Bancorp, Inc.

Loan Portfolio Composition

Exhibit I-9

Rhinebeck Bancorp, Inc.

Loan Portfolio Composition

	At December 31,
	2025		2024
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial Real Estate Loans:
Non-residential	$417,808	43.61%	$350,962	36.00%
Multi-family	107,938	11.26%	105,030	10.77%
Construction(1)	8,982	0.94%	26,611	2.73%
Total	534,728	55.81%	482,603	49.50%
Commercial Loans:	91,526	9.55%	91,517	9.39%
Residential Real Estate Loans(2)	100,086	10.45%	86,651	8.89%
Consumer Loans:
Indirect automobile	213,802	22.31%	295,669	30.33%
Home equity	12,290	1.28%	11,656	1.19%
Other consumer	5,733	0.60%	6,830	0.70%
Total	231,825	24.19%	314,155	32.22%
Total loans receivable, gross	958,165	100.00%	974,926	100.00%
Dealer reserve	3,573		5,392
Allowance for credit losses	(8,353)		(8,539)
Loans receivable, net	$953,385		$971,779

(1)	Represents the amounts distributed as of the dates indicated.
(2)	Includes residential construction loans totaling $2.7 million and $711,000 at December 31, 2025 and 2024, respectively.

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-10

Rhinebeck Bancorp, Inc.
Contractual Maturity by Loan Type

Exhibit I-10
Rhinebeck Bancorp, Inc.
Contractual Maturity by Loan Type

	At December 31, 2025
	Commercial Real Estate Loans					Consumer Loans
	Construction	Non- Residential	Multi-family	Commercial	Residential Real Estate	Indirect Automobile	Home Equity	Other Consumer	Total
	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans
		(In thousands)
Amounts due in:
One year or less	$8,207	$1,695	$—	$32,777	$152	$6,198	$—	$595	$49,624
More than one year through five years	775	89,403	21,888	49,002	485	164,037	174	4,606	330,370
More than five years through 15 years	—	226,131	62,606	9,063	9,020	43,567	3,827	532	354,746
More than 15 years	—	100,579	23,444	684	90,429	—	8,289	—	223,425
Total	$8,982	$417,808	$107,938	$91,526	$100,086	$213,802	$12,290	$5,733	$958,165

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-11

Rhinebeck Bancorp, Inc.
Non-Performing Assets

Exhibit I-11
Rhinebeck Bancorp, Inc.
Non-Performing Assets

	At December 31,
	2025	2024
	(Dollars in thousands)
Non-accrual loans:
Commercial real estate loans
Non-residential	$1,668	$1,869
Commercial loans	22	319
Residential real estate loans	1,255	1,182
Consumer loans
Indirect automobile	740	590
Home equity	—	174
Other consumer	15	—
Total	$3,700	$4,134

Real estate owned	—	—

Total non-performing assets	$3,700	$4,134

Total non-performing loans to total loans	0.39%	0.42%
Total non-performing loans to total assets	0.28%	0.33%
Total non-performing assets to total assets	0.28%	0.33%

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT I-12

Rhinebeck Bancorp, Inc.
Deposit Composition

Exhibit I-12
Rhinebeck Bancorp, Inc.
Deposit Composition

	For the Years Ended December 31,
	2025			2024
	Average		Average	Average		Average
	Balance	Percent	Rate Paid	Balance	Percent	Rate Paid

	(Dollars in thousands)
Non-interest-bearing demand accounts	$236,431	22.16%	—%	$242,603	23.45%	—%
Interest-bearing demand accounts	120,816	11.32%	0.20%	124,061	11.99%	0.14%
Money market accounts	222,719	20.87%	2.62%	187,615	18.13%	2.65%
Savings accounts	132,153	12.38%	0.39%	141,189	13.65%	0.36%
Certificates of deposit	355,027	33.27%	3.89%	339,133	32.78%	4.58%
Total	$1,067,146	100.00%	1.91%	$1,034,601	100.00%	2.05%

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT II-1

Description of Office Properties

Exhibit II-1
Rhinebeck Bancorp, Inc.
Description of Office Properties

Properties

At December 31, 2025, we conducted business through 12 retail banking offices located in Rhinebeck, Fishkill, Goshen, Hopewell Junction, Hyde Park, Kingston, Newburgh, Poughkeepsie (three branch offices), Red Hook and Warwick, one representative office in Albany to originate commercial and indirect automobile loans, and one representative office in Poughkeepsie for financial services. We own six and lease nine properties, and own three other buildings situated on land controlled under long-term leases. At December 31, 2025, the net book value of our land, buildings, furniture, fixtures and equipment was $13.6 million.

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note
2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%

2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%

2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%

2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	Quarter 4	3.25%	0.09%	0.10%	0.93%

2021:	Quarter 1	3.25%	0.03%	0.07%	1.74%
	Quarter 2	3.25%	0.05%	0.08%	1.44%
	Quarter 3	3.25%	0.04%	0.09%	1.52%
	Quarter 4	3.25%	0.06%	0.39%	1.52%

2022:	Quarter 1	3.50%	0.52%	1.63%	2.32%
	Quarter 2	4.75%	1.72%	2.80%	2.98%
	Quarter 3	6.25%	3.33%	4.05%	3.83%
	Quarter 4	7.50%	4.42%	4.73%	3.88%

2023:	Quarter 1	8.00%	4.85%	4.64%	3.48%
	Quarter 2	8.25%	5.43%	5.40%	3.81%
	Quarter 3	8.50%	5.55%	5.46%	4.59%
	Quarter 4	8.50%	5.40%	4.79%	3.88%

2024:	Quarter 1	8.50%	5.46%	5.03%	4.20%
	Quarter 2	8.50%	5.48%	5.09%	4.36%
	Quarter 3	8.00%	4.73%	3.98%	3.81%
	Quarter 4	7.50%	4.37%	4.16%	4.58%

2025:	Quarter 1	7.50%	4.32%	4.03%	4.23%
	Quarter 2	7.50%	4.41%	3.96%	4.24%
	Quarter 3	7.25%	4.02%	3.68%	4.16%
	Quarter 4	6.75%	3.67%	3.48%	4.18%
As of February 2, 2026		6.75%	3.69%	3.49%	4.29%

(1) End of period data.

Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

Characteristics of Publicly-Traded Thrifts

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

February 2, 2026

										As of
										February 2, 2026
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$882	2	Dec	4/27/17	$20.33	$124
AVBC	Avidia Bancorp, Inc.	NYSE	NE	Hudson	MA	$2,837	10	Dec	7/31/25	$18.73	$376
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$28,201	2	Jun	3/14/05	$98.42	$5,578
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$1,248	4	Dec	1/8/96	$8.39	$51
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$912	12	Dec	1/12/05	$19.72	$189
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$9,778	47	Sep	3/31/99	$7.54	$959
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$283	6	Dec	10/12/21	$15.55	$65
CPBI	Central Plains Bancshares, Inc.	NASDAQCM	MW	Grand Island	NE	$510	9	Mar	10/19/23	$17.62	$69
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,553	3	Dec	7/27/22	$17.94	$158
FBLA	FB Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$1,264	20	Dec	10/22/24	$13.14	$241
FDSB	Fifth District Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$540	7	Dec	7/31/24	$15.18	$84
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$2,108	15	Dec	1/29/15	$10.78	$95
FSEA	First Seacoast Bancorp, Inc.	NASDAQCM	NE	Dover	NH	$610	5	Dec	7/16/19	$13.07	$57
FLG	Flagstar Bank, National Association	NYSE	MA	Hicksville	NY	$87,512	340	Dec	11/23/93	$13.50	$5,616
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$3,197	38	Dec	7/9/12	$42.73	$316
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,543	9	Dec	12/13/88	$303.99	$663
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$621	11	Jun	1/18/05	$18.23	$55
HYNE	Hoyne Bancorp, Inc.	NASDAQCM	MW	Oak Park	IL	$455	-	Dec	12/3/25	$14.47	$117
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,621	41	Jun	2/23/05	$8.07	$507
LSBK	Lake Shore Bancorp, Inc.	NASDAQGM	MA	Dunkirk	NY	$727	11	Dec	4/3/06	$15.50	$113
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$1,045	7	Sep	1/23/06	$17.75	$116
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$2,064	12	Dec	7/5/06	$24.44	$343
NSTS	NSTS Bancorp, Inc.	NASDAQCM	MW	Waukegan	IL	$270	3	Dec	1/18/22	$12.52	$61
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,228	14	Jun	6/27/96	$16.14	$104
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$24,981	144	Dec	1/15/03	$22.70	$2,965
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,512	17	Mar	10/26/93	$5.40	$112
SRBK	SR Bancorp, Inc.	NASDAQCM	MA	Bound Brook	NJ	$1,143	14	Jun	9/19/23	$17.17	$138
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$439	7	Dec	7/14/21	$17.00	$46
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$2,006	24	Sep	1/12/98	$39.12	$308
TFIN	Triumph Financial, Inc.	NYSE	SW	Dallas	TX	$6,381	63	Dec	11/6/14	$64.02	$1,521
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,441	134	Dec		$44.65	$805
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,260	16	Dec	10/4/05	$18.76	$352
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,736	27	Dec	12/27/01	$13.81	$278
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$21,314	94	Dec	11/26/86	$66.36	$3,628
BSBK	Bogota Financial Corp.	NASDAQCM	MA	Teaneck	NJ	$926	10	Dec	1/15/20	$8.54	$108
CLBK	Columbia Financial, Inc.	NASDAQGS	MA	Fair Lawn	NJ	$11,019	71	Dec	4/19/18	$17.71	$1,842
GCBC	Greene County Bancorp, Inc.	NASDAQCM	MA	Catskill	NY	$3,147	22	Jun	12/30/98	$23.88	$407
KFFB	Kentucky First Federal Bancorp	NASDAQGM	MW	Hazard	KY	$366	7	Jun	3/2/05	$4.51	$36
PBFS	Pioneer Bancorp, Inc.	NASDAQCM	MA	Albany	NY	$2,151	21	Dec	7/17/19	$14.23	$347
RBKB	Rhinebeck Bancorp, Inc.	NASDAQCM	MA	Poughkeepsie	NY	$1,302	17	Dec	1/16/19	$11.93	$130
TFSL	TFS Financial Corporation	NASDAQGS	MW	Cleveland	OH	$17,499	36	Sep	4/20/07	$14.24	$3,969
WSBK	Winchester Bancorp, Inc.	NASDAQCM	NE	Winchester	MA	$1,016	5	Jun	4/30/25	$11.40	$106
BLFY	Blue Foundry Bancorp	NASDAQGS	MA	Rutherford	NJ	$2,156	21	Dec	7/15/21	$13.41	$253
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$830	8	Jun	7/7/11	$27.21	$88
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,754	37	Dec	11/7/07	$13.79	$576

Source: S&P Global Market Intelligence.

EXHIBIT III-2

All Public Market Pricing

 Exhibit III-2

All Public Market Pricing

As of February 2, 2026

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Thrifts(6)
Averages			$31.55	$771.76	$1.91	$28.32	15.91x	97.08%	13.42%	109.51%	16.26x	$0.57	2.17%	41.20%	$6,742	14.73%	14.38%	0.59%	0.70%	5.31%	0.71%	5.29%
Median			$17.40	$173.57	$0.83	$19.18	13.79x	94.47%	12.67%	97.09%	13.74x	$0.40	2.25%	34.78%	$1,532	12.49%	11.54%	0.34%	0.74%	5.33%	0.70%	5.55%

Comparable Group
Averages			$31.55	$771.76	$1.91	$28.32	15.91x	97.08%	13.42%	109.51%	16.26x	$0.57	2.17%	41.20%	$6,742	14.73%	14.38%	0.59%	0.70%	5.31%	0.71%	5.29%
Medians			$17.40	$173.57	$0.83	$19.18	13.79x	94.47%	12.67%	97.09%	13.74x	$0.40	2.25%	34.78%	$1,532	12.49%	11.54%	0.34%	0.74%	5.33%	0.70%	5.55%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	$20.33	$123.92	$1.35	$20.84	15.76x	97.56%	14.06%	113.66%	15.11x	NA	NA	116.28%	$882	14.41%	12.62%	NA	0.91%	6.59%	0.95%	6.87%
AVBC	Avidia Bancorp, Inc.	MA	$18.73	$376.03	$0.33	$18.88	NM	99.22%	13.25%	102.44%	NM	$0.20	1.07%	NA	$2,837	13.36%	12.99%	0.71%	-0.12%	-1.22%	0.22%	2.23%
AX	Axos Financial, Inc.	NV	$98.42	$5,578.27	$8.05	$51.70	12.47x	190.38%	19.78%	204.03%	12.23x	NA	NA	NA	$28,201	10.39%	9.76%	0.56%	1.80%	16.68%	1.82%	16.87%
BYFC	Broadway Financial Corporation	CA	$8.39	$76.98	$(0.16)	$14.65	NM	57.25%	7.03%	71.93%	NM	$0.00	0.00%	NA	$1,248	22.84%	21.10%	NA	-0.01%	-0.03%	0.13%	0.59%
BVFL	BV Financial, Inc.	MD	$19.72	$189.33	$1.45	$20.76	13.79x	94.98%	19.14%	103.46%	13.62x	$0.13	0.00%	NA	$912	20.15%	18.81%	NA	1.48%	7.01%	1.50%	7.10%
CFFN	Capitol Federal Financial, Inc.	KS	$7.54	$959.43	$0.56	$8.02	13.46x	94.01%	10.01%	96.02%	13.41x	$0.34	4.51%	67.86%	$9,778	10.65%	NA	0.50%	0.75%	6.98%	0.75%	6.98%
CLST	Catalyst Bancorp, Inc.	LA	$15.55	$64.70	$0.51	$20.06	27.77x	77.53%	22.40%	77.53%	30.29x	NA	NA	NA	$283	28.89%	28.89%	0.81%	0.75%	2.53%	0.69%	2.32%
CPBI	Central Plains Bancshares, Inc.	NE	$17.62	$69.05	$0.97	$20.43	18.16x	86.23%	14.57%	NA	18.16x	NA	NA	NA	$510	16.90%	NA	NA	0.74%	5.27%	0.74%	5.27%
ECBK	ECB Bancorp, Inc.	MA	$17.94	$157.82	$0.79	$19.18	22.71x	93.52%	10.20%	93.52%	22.71x	NA	NA	NA	$1,553	10.90%	10.90%	NA	0.45%	3.92%	0.45%	3.92%
FBLA	FB Bancorp, Inc.	LA	$13.14	$241.27	$0.08	$17.05	NM	77.08%	20.62%	77.08%	NM	NA	NA	NA	$1,264	26.75%	26.75%	1.32%	-0.22%	-0.84%	0.14%	0.53%
FDSB	Fifth District Bancorp, Inc.	LA	$15.18	$84.39	$0.73	$23.77	20.79x	63.85%	15.54%	63.85%	20.79x	NA	NA	NA	$540	24.34%	24.34%	0.04%	0.70%	2.88%	0.70%	2.88%
FNWB	First Northwest Bancorp	WA	$10.78	$95.01	$(0.77)	$16.61	NM	64.90%	4.84%	65.34%	NM	$0.00	0.00%	NA	$2,108	7.46%	7.41%	1.14%	-0.20%	-2.74%	-0.31%	-4.37%
FSEA	First Seacoast Bancorp, Inc.	NH	$13.07	$56.94	$(0.51)	$13.44	NM	97.22%	10.07%	97.51%	NM	NA	NA	NA	$610	10.36%	10.33%	0.03%	-0.36%	-3.50%	-0.36%	-3.46%
FLG	Flagstar Bank, National Association	NY	$13.50	$5,615.76	$(0.16)	$18.37	NM	73.50%	6.45%	77.36%	NM	$0.04	0.30%	NA	$87,512	9.31%	8.91%	3.41%	-0.19%	-2.18%	-0.04%	-0.42%
FSBW	FS Bancorp, Inc.	WA	$42.73	$316.40	$4.49	$40.98	9.96x	104.26%	10.03%	109.27%	9.51x	$1.16	2.71%	31.47%	$3,197	9.62%	9.22%	NA	1.06%	10.96%	1.11%	11.48%
HIFS	Hingham Institution for Savings	MA	$303.99	$663.38	$14.44	$219.82	12.28x	138.29%	14.60%	138.29%	21.05x	$2.52	0.83%	13.00%	$4,543	10.56%	10.56%	NA	1.22%	12.00%	0.71%	7.00%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$18.23	$54.73	$1.75	$18.76	10.85x	97.18%	9.03%	103.98%	10.42x	$0.54	2.96%	31.85%	$621	9.29%	8.74%	NA	0.85%	9.37%	0.88%	9.75%
HYNE	Hoyne Bancorp, Inc.	IL	$14.47	$117.16	NA	NA	NM	NA	NA	NA	NM	NA	NA	NA	$455	19.82%	19.79%	0.38%	NA	-0.45%	NA	-0.29%
KRNY	Kearny Financial Corp.	NJ	$8.07	$507.06	$0.52	$11.70	15.52x	68.98%	6.86%	81.85%	15.57x	$0.44	5.45%	84.62%	$7,621	9.94%	NA	0.67%	0.43%	4.33%	0.42%	4.32%
LSBK	Lake Shore Bancorp, Inc.	NY	$15.50	$113.32	NA	$18.10	15.98x	85.64%	16.68%	85.64%	NM	$0.36	2.32%	27.84%	$727	19.47%	19.47%	NA	1.02%	6.41%	NA	NA
MGYR	Magyar Bancorp, Inc.	NJ	$17.75	$116.02	$1.73	$18.79	10.26x	94.47%	11.00%	97.14%	10.26x	$0.40	2.25%	18.50%	$1,045	11.64%	NA	NA	1.06%	9.36%	1.06%	9.36%
NECB	Northeast Community Bancorp, Inc.	NY	$24.44	$342.83	$3.22	$25.19	7.52x	97.03%	16.54%	97.03%	7.60x	$0.80	3.27%	30.77%	$2,064	17.04%	17.04%	0.00%	2.21%	13.12%	2.19%	12.99%
NSTS	NSTS Bancorp, Inc.	IL	$12.52	$61.20	$(0.12)	$15.07	NM	83.09%	24.31%	83.09%	NM	NA	NA	NA	$270	29.25%	29.25%	0.11%	-0.21%	-0.73%	-0.21%	-0.73%
PROV	Provident Financial Holdings, Inc.	CA	$16.14	$104.49	NA	$19.87	16.30x	81.21%	8.43%	81.21%	NM	$0.56	3.47%	56.57%	$1,228	10.38%	10.38%	0.08%	0.54%	5.08%	NA	NA
PFS	Provident Financial Services, Inc.	NJ	$22.70	$2,965.07	$2.22	$21.69	10.18x	104.65%	11.87%	144.56%	10.22x	$0.96	4.23%	43.05%	$24,981	11.34%	8.48%	0.32%	1.19%	10.71%	1.19%	10.67%
RVSB	Riverview Bancorp, Inc.	WA	$5.40	$111.84	NA	$7.93	23.48x	68.10%	7.40%	81.61%	NM	$0.08	1.48%	34.78%	$1,512	10.86%	9.23%	NA	0.32%	2.99%	NA	NA
SRBK	SR Bancorp, Inc.	NJ	$17.17	$137.55	$0.51	$22.35	32.40x	76.83%	12.67%	89.18%	33.55x	$0.20	1.16%	37.74%	$1,143	16.49%	14.54%	NA	0.39%	2.24%	0.38%	2.15%
TCBS	Texas Community Bancshares, Inc.	TX	$17.00	$46.26	$0.87	$18.22	20.00x	93.29%	11.36%	93.35%	19.43x	$0.20	1.18%	23.53%	$439	12.18%	12.17%	NA	0.57%	5.38%	0.59%	5.55%
TSBK	Timberland Bancorp, Inc.	WA	$39.12	$308.26	NA	$34.06	10.13x	114.85%	15.37%	121.82%	NM	$1.16	2.97%	28.24%	$2,006	13.38%	12.71%	0.23%	1.55%	11.89%	NA	NA
TFIN	Triumph Financial, Inc.	TX	$64.02	$1,521.46	NA	$37.73	NM	169.66%	24.01%	308.25%	NM	NA	NA	NA	$6,381	14.76%	9.01%	NA	0.40%	2.76%	NA	NA
TRST	TrustCo Bank Corp NY	NY	$44.65	$804.99	$3.25	$38.08	13.74x	117.25%	12.50%	117.34%	13.74x	$1.52	3.40%	45.54%	$6,441	10.66%	10.65%	0.34%	0.97%	8.88%	0.97%	8.88%
WSBF	Waterstone Financial, Inc.	WI	$18.76	$352.20	$1.48	$19.03	12.68x	98.58%	15.24%	100.78%	12.68x	$0.60	3.20%	40.54%	$2,260	15.46%	NA	NA	1.19%	7.66%	1.19%	7.66%
WNEB	Western New England Bancorp, Inc.	MA	$13.81	$278.31	$0.75	$12.16	18.41x	113.61%	10.28%	120.19%	18.32x	$0.28	2.03%	37.33%	$2,736	9.05%	8.60%	0.19%	0.56%	6.35%	0.57%	6.38%
WSFS	WSFS Financial Corporation	DE	$66.36	$3,628.30	$5.16	$51.27	13.04x	129.42%	16.62%	206.16%	12.85x	$0.68	1.02%	13.36%	$21,314	12.80%	NA	0.34%	1.36%	10.75%	1.38%	10.86%

MHCs
BSBK	Bogota Financial Corp.	NJ	$8.54	$107.65	$0.01	$10.82	NM	78.89%	11.99%	78.96%	NM	NA	NA	NA	$926	15.20%	15.19%	2.21%	0.05%	0.35%	0.00%	0.02%
CLBK	Columbia Financial, Inc.	NJ	$17.71	$1,841.57	$0.52	$11.16	34.73x	158.66%	16.71%	176.55%	33.97x	NA	NA	NA	$11,019	10.53%	9.57%	0.34%	0.48%	4.63%	0.49%	4.73%
GCBC	Greene County Bancorp, Inc.	NY	$23.88	$406.60	NA	$15.17	11.16x	157.43%	12.92%	157.43%	NM	$0.40	1.68%	18.22%	$3,147	8.21%	8.21%	NA	1.22%	15.33%	NA	NA
KFFB	Kentucky First Federal Bancorp	KY	$4.51	$36.47	$0.06	$6.03	NM	74.77%	9.95%	74.77%	NM	$0.00	0.00%	NA	$366	13.31%	13.31%	0.84%	0.14%	1.12%	0.14%	1.12%
PBFS	Pioneer Bancorp, Inc.	NY	$14.23	$347.30	NA	NA	17.14x	113.60%	NA	118.60%	NM	NA	NA	NA	$2,151	15.06%	NA	NA	0.99%	6.54%	NA	NA
RBKB	Rhinebeck Bancorp, Inc.	NY	$11.93	$129.52	$0.92	$12.28	12.97x	97.12%	10.21%	98.81%	12.91x	NA	NA	NA	$1,302	10.51%	10.35%	NA	0.78%	7.77%	0.79%	7.80%
TFSL	TFS Financial Corporation	OH	$14.24	$3,968.61	$0.32	NA	NM	210.90%	NA	211.99%	NM	$1.13	7.94%	353.13%	$17,499	10.86%	10.81%	0.23%	0.53%	4.72%	0.53%	4.72%
WSBK	Winchester Bancorp, Inc.	MA	$11.40	$105.97	NA	$12.72	NM	89.62%	10.43%	89.62%	NM	NA	NA	NA	$1,016	11.64%	11.64%	NA	0.15%	1.43%	0.35%	3.36%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:   S&P Global Market Intelligence and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

EXHIBIT III-3

Peer Group Market Area Comparative Analysis

Exhibit III-3

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2021-2026	2026-2031	2026	% State	Market
Institution	County	2021	2026	2031	% Change	% Change	Amount	Average	Share(1)
Affinity Bancshares, Inc.	Newton, GA	114,228	128,011	138,518	2.3%	1.6%	40,264	88.7%	19.99%
BV Financial, Inc.	Baltimore, MD	827,833	851,012	850,535	0.6%	0.0%	51,355	88.5%	0.93%
ECB Bancorp, Inc.	Middlesex, MA	1,622,192	1,687,619	1,736,649	0.8%	0.6%	78,369	121.0%	0.98%
FS Bancorp, Inc.	Snohomish, WA	841,173	873,911	904,954	0.8%	0.7%	60,790	103.2%	4.95%
Magyar Bancorp, Inc.	Middlesex, NJ	824,980	901,961	933,113	1.8%	0.7%	58,680	98.7%	1.39%
Northeast Community Bancorp, Inc.	Westchester, NY	967,400	1,012,130	1,027,239	0.9%	0.3%	73,456	135.2%	0.17%
Provident Financial Holdings, Inc.	Riverside, CA	2,488,522	2,540,505	2,600,434	0.4%	0.5%	42,745	79.3%	1.97%
Riverview Bancorp, Inc.	Clark, WA	500,699	535,315	558,208	1.3%	0.8%	52,464	89.1%	9.46%
SR Bancorp, Inc.	Somerset, NJ	328,529	362,139	374,903	2.0%	0.7%	78,048	131.2%	2.10%
Timberland Bancorp, Inc.	Grays Harbor, WA	75,963	77,752	78,475	0.5%	0.2%	36,995	62.8%	34.60%
Waterstone Financial, Inc.	Milwaukee, WI	942,546	921,307	912,099	-0.5%	-0.2%	43,116	91.3%	1.79%
Western New England Bancorp, Inc.	Hampden, MA	465,407	463,518	462,777	-0.1%	0.0%	42,093	65.0%	13.54%

	Averages:	833,289	862,932	881,492	0.9%	0.5%	54,865	96.2%	7.66%
	Medians:	826,407	862,462	877,745	0.8%	0.5%	51,910	90.2%	2.04%

Rhinebeck Bancorp, Inc.	Dutchess, NY	293,965	300,961	305,107	0.5%	0.3%	59,860	110.1%	10.44%

(1) Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2025.

Sources:  S&P Global Market Intelligence and FDIC.

EXHIBIT IV-1

Stock Prices:

As of February 2, 2026

 Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of February 2, 2026

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share	Assets
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
AFBI	Affinity Bancshares, Inc.	SE	20.33	6,096	123.9	22.50	17.00	20.51	-0.88	11.40	-0.68	1.29	1.35	20.84	17.89	144.64	881,697
AVBC	Avidia Bancorp, Inc.	NE	18.73	20,076	376.0	18.90	14.00	16.95	10.50	27.94	11.42	-0.18	0.33	18.88	18.28	141.32	2,837,090
AX	Axos Financial, Inc.	WE	98.42	56,678	5,578.3	100.75	54.46	93.46	5.31	40.74	14.23	7.89	8.05	51.70	48.24	497.57	28,201,406
BYFC	Broadway Financial Corporation	WE	8.39	9,181	77.0	8.85	5.51	8.39	-0.06	8.75	13.31	-0.36	-0.16	14.65	11.66	135.88	1,247,517
BVFL	BV Financial, Inc.	MA	19.72	9,601	189.3	19.74	13.53	18.80	4.89	29.40	8.71	1.43	1.45	20.76	19.06	95.01	912,213
CFFN	Capitol Federal Financial, Inc.	MW	7.54	127,245	959.4	7.67	4.90	6.80	10.88	26.72	10.72	0.56	0.56	8.02	NA	76.85	9,778,400
CLST	Catalyst Bancorp, Inc.	SW	15.55	4,161	64.7	15.97	10.67	15.68	-0.83	32.64	-1.27	0.56	0.51	20.06	20.06	68.00	282,927
CPBI	Central Plains Bancshares, Inc.	MW	17.62	3,919	69.0	17.75	13.00	17.70	-0.45	19.05	4.14	0.97	0.97	20.43	NA	130.15	510,003
ECBK	ECB Bancorp, Inc.	NE	17.94	8,797	157.8	18.49	13.47	17.40	3.10	33.18	3.16	0.79	0.79	19.18	19.18	176.50	1,552,653
FBLA	FB Bancorp, Inc.	SW	13.14	18,362	241.3	13.29	9.81	12.74	3.14	12.40	2.26	-0.23	0.08	17.05	17.05	68.85	1,264,141
FDSB	Fifth District Bancorp, Inc.	SW	15.18	5,559	84.4	15.64	11.35	15.05	0.86	17.14	1.20	0.73	0.73	23.77	23.77	97.04	539,500
FNWB	First Northwest Bancorp	WE	10.78	8,814	95.0	12.10	6.05	10.50	2.67	-1.55	14.93	-0.48	-0.77	16.61	16.50	239.16	2,107,895
FSEA	First Seacoast Bancorp, Inc.	NE	13.07	4,356	56.9	15.00	10.10	12.80	2.11	26.89	-0.98	-0.51	-0.51	13.44	13.40	139.94	609,627
FLG	Flagstar Bank, National Association	MA	13.50	415,982	5,615.8	13.85	9.64	12.99	3.93	14.12	7.23	-0.50	-0.16	18.37	17.45	210.37	87,512,000
FSBW	FS Bancorp, Inc.	WE	42.73	7,405	316.4	44.22	34.61	41.00	4.22	5.66	3.79	4.29	4.49	40.98	39.11	431.74	3,196,847
HIFS	Hingham Institution for Savings	NE	303.99	2,182	663.4	320.00	209.71	303.97	0.01	19.10	7.05	24.76	14.44	219.82	219.82	2081.64	4,542,654
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	18.23	3,002	54.7	20.00	12.31	19.13	-4.70	43.54	1.28	1.68	1.75	18.76	17.53	207.00	621,449
HYNE	Hoyne Bancorp, Inc.	MW	14.47	8,097	117.2	14.85	13.35	14.45	0.14	3.36	-0.14	NA	NA	NA	NA	56.16	454,754
KRNY	Kearny Financial Corp.	MA	8.07	62,833	507.1	8.50	5.45	7.71	4.67	16.96	8.91	0.52	0.52	11.70	NA	121.29	7,620,878
LSBK	Lake Shore Bancorp, Inc.	MA	15.50	7,311	113.3	16.95	11.50	15.50	0.00	-0.90	5.73	0.97	NA	18.10	18.10	99.48	727,323
MGYR	Magyar Bancorp, Inc.	MA	17.75	6,536	116.0	19.04	13.52	17.87	-0.67	23.78	2.72	1.73	1.73	18.79	NA	159.96	1,045,498
NECB	Northeast Community Bancorp, Inc.	MA	24.44	14,027	342.8	25.49	19.27	23.03	6.12	-1.45	8.09	3.25	3.22	25.19	25.19	147.11	2,063,508
NSTS	NSTS Bancorp, Inc.	MW	12.52	4,888	61.2	13.32	10.72	12.65	-1.03	3.90	-3.32	-0.12	-0.12	15.07	15.07	55.21	269,842
PROV	Provident Financial Holdings, Inc.	WE	16.14	6,415	104.5	16.36	12.98	16.13	0.06	0.62	1.45	0.99	NA	19.87	19.87	191.42	1,227,892
PFS	Provident Financial Services, Inc.	MA	22.70	130,620	2,965.1	22.97	14.34	20.59	10.25	22.24	14.94	2.23	2.22	21.69	15.70	191.25	24,980,710
RVSB	Riverview Bancorp, Inc.	WE	5.40	20,711	111.8	6.59	4.74	5.10	5.88	-4.26	7.57	0.23	NA	7.93	6.62	73.02	1,512,311
SRBK	SR Bancorp, Inc.	MA	17.17	8,011	137.6	17.21	11.36	16.63	3.25	36.16	9.09	0.53	0.51	22.35	19.25	142.67	1,142,961
TCBS	Texas Community Bancshares, Inc.	SW	17.00	2,721	46.3	20.00	15.01	17.55	-3.13	8.14	-5.40	0.85	0.87	18.22	18.21	161.50	439,485
TSBK	Timberland Bancorp, Inc.	WE	39.12	7,880	308.3	39.99	27.51	36.53	7.09	30.31	9.27	3.86	NA	34.06	32.11	254.59	2,006,127
TFIN	Triumph Financial, Inc.	SW	64.02	23,765	1,521.5	79.08	42.90	70.56	-9.27	-16.92	2.22	0.93	NA	37.73	20.77	268.48	6,380,588
TRST	TrustCo Bank Corp NY	MA	44.65	18,029	805.0	48.45	27.18	42.51	5.03	38.84	8.03	3.25	3.25	38.08	38.05	357.24	6,440,700
WSBF	Waterstone Financial, Inc.	MW	18.76	19,076	352.2	18.86	11.61	17.55	6.89	36.54	13.35	1.48	1.48	19.03	NA	118.45	2,259,507
WNEB	Western New England Bancorp, Inc.	NE	13.81	20,153	278.3	13.95	7.63	12.88	7.22	46.60	9.43	0.75	0.75	12.16	11.49	135.79	2,736,480
WSFS	WSFS Financial Corporation	MA	66.36	54,676	3,628.3	66.68	42.44	57.92	14.57	18.50	20.13	5.09	5.16	51.27	NA	389.83	21,314,076

MHCs
BSBK	Bogota Financial Corp.	MA	8.54	12,606	107.7	9.50	6.59	8.62	-0.93	11.05	1.07	0.05	0.01	10.82	10.82	73.44	925,814
CLBK	Columbia Financial, Inc.	MA	17.71	103,985	1,841.6	18.87	12.64	15.85	11.74	19.74	13.96	0.51	0.52	11.16	10.03	105.97	11,018,793
GCBC	Greene County Bancorp, Inc.	MA	23.88	17,027	406.6	27.62	20.00	22.45	6.37	-9.89	7.42	2.14	NA	15.17	15.17	184.83	3,146,995
KFFB	Kentucky First Federal Bancorp	MW	4.51	8,087	36.5	4.97	1.96	4.52	-0.22	45.96	-3.01	0.06	0.06	6.03	6.03	45.32	366,492
PBFS	Pioneer Bancorp, Inc.	MA	14.23	24,406	347.3	14.94	10.60	13.68	4.02	22.88	5.56	0.83	NA	NA	NA	88.12	2,150,684
RBKB	Rhinebeck Bancorp, Inc.	MA	11.93	10,857	129.5	13.99	9.31	12.34	-3.32	19.06	-0.75	0.92	0.92	12.28	12.07	119.91	1,301,766
TFSL	TFS Financial Corporation	MW	14.24	278,792	3,968.6	14.73	11.29	14.16	0.53	3.75	6.39	0.32	0.32	NA	NA	62.77	17,498,683
WSBK	Winchester Bancorp, Inc.	NE	11.40	9,295	106.0	11.41	8.76	11.00	3.64	22.58	9.09	NA	NA	12.72	12.72	109.30	1,015,970

Under Acquisition
BLFY	Blue Foundry Bancorp	MA	13.41	18,845	252.7	13.57	7.61	13.00	3.15	37.54	7.88	-0.46	-0.46	15.14	15.14	114.40	2,155,792
IROQ	IF Bancorp, Inc.	MW	27.21	3,241	88.2	27.93	23.00	27.38	-0.62	13.56	0.93	1.60	NA	26.07	26.07	256.22	830,382
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	13.79	41,764	575.9	13.99	9.40	11.89	15.98	18.17	20.65	0.02	0.84	16.51	16.51	137.77	5,754,010

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

 Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of February 2, 2026

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
AFBI	Affinity Bancshares, Inc.	SE	14.41	12.62	0.91	6.59	0.95	6.87	NA	NA	15.76	97.56	14.06	113.66	15.11	NA	NA	116.28
AVBC	Avidia Bancorp, Inc.	NE	13.36	12.99	-0.12	-1.22	0.22	2.23	0.71	109.03	NM	99.22	13.25	102.44	56.81	0.20	1.07	NM
AX	Axos Financial, Inc.	WE	10.39	9.76	1.80	16.68	1.82	16.87	0.56	215.81	12.47	190.38	19.78	204.03	12.23	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	22.84	21.10	-0.01	-0.03	0.13	0.59	NA	182.02	NM	57.25	7.03	71.93	NM	0.00	0.00	NM
BVFL	BV Financial, Inc.	MA	20.15	18.81	1.48	7.01	1.50	7.10	NA	NA	13.79	94.98	19.14	103.46	13.62	0.13	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	10.65	NA	0.75	6.98	0.75	6.98	0.50	50.27	13.46	94.01	10.01	96.02	13.41	0.34	4.51	67.86
CLST	Catalyst Bancorp, Inc.	SW	28.89	28.89	0.75	2.53	0.69	2.32	0.81	105.29	27.77	77.53	22.40	77.53	30.29	NA	NA	NM
CPBI	Central Plains Bancshares, Inc.	MW	16.90	NA	0.74	5.27	0.74	5.27	NA	NM	18.16	86.23	14.57	NA	18.16	NA	NA	NM
ECBK	ECB Bancorp, Inc.	NE	10.90	10.90	0.45	3.92	0.45	3.92	NA	871.63	22.71	93.52	10.20	93.52	22.71	NA	NA	NM
FBLA	FB Bancorp, Inc.	SW	26.75	26.75	-0.22	-0.84	0.14	0.53	1.32	43.02	NM	77.08	20.62	77.08	155.49	NA	NA	NM
FDSB	Fifth District Bancorp, Inc.	SW	24.34	24.34	0.70	2.88	0.70	2.88	0.04	858.08	20.79	63.85	15.54	63.85	20.79	NA	NA	NM
FNWB	First Northwest Bancorp	WE	7.46	7.41	-0.20	-2.74	-0.31	-4.37	1.14	75.18	NM	64.90	4.84	65.34	NM	0.00	0.00	NM
FSEA	First Seacoast Bancorp, Inc.	NE	10.36	10.33	-0.36	-3.50	-0.36	-3.46	0.03	NM	NM	97.22	10.07	97.51	NM	NA	NA	NM
FLG	Flagstar Bank, National Association	MA	9.31	8.91	-0.19	-2.18	-0.04	-0.42	3.41	34.62	NM	73.50	6.45	77.36	NM	0.04	0.30	NM
FSBW	FS Bancorp, Inc.	WE	9.62	9.22	1.06	10.96	1.11	11.48	NA	NA	9.96	104.26	10.03	109.27	9.51	1.16	2.71	31.47
HIFS	Hingham Institution for Savings	NE	10.56	10.56	1.22	12.00	0.71	7.00	NA	NA	12.28	138.29	14.60	138.29	21.05	2.52	0.83	13.00
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	9.29	8.74	0.85	9.37	0.88	9.75	NA	NA	10.85	97.18	9.03	103.98	10.42	0.54	2.96	31.85
HYNE	Hoyne Bancorp, Inc.	MW	19.82	19.79	NA	-0.45	NA	-0.29	0.38	298.59	NA	NA	NA	NA	NA	NA	NA	NA
KRNY	Kearny Financial Corp.	MA	9.94	NA	0.43	4.33	0.42	4.32	0.67	87.63	15.52	68.98	6.86	81.85	15.57	0.44	5.45	84.62
LSBK	Lake Shore Bancorp, Inc.	MA	19.47	19.47	1.02	6.41	NA	NA	NA	NA	15.98	85.64	16.68	85.64	NA	0.36	2.32	27.84
MGYR	Magyar Bancorp, Inc.	MA	11.64	NA	1.06	9.36	1.06	9.36	NA	NA	10.26	94.47	11.00	97.14	10.26	0.40	2.25	18.50
NECB	Northeast Community Bancorp, Inc.	MA	17.04	17.04	2.21	13.12	2.19	12.99	0.00	NM	7.52	97.03	16.54	97.03	7.60	0.80	3.27	30.77
NSTS	NSTS Bancorp, Inc.	MW	29.25	29.25	-0.21	-0.73	-0.21	-0.73	0.11	442.11	NM	83.09	24.31	83.09	NM	NA	NA	NM
PROV	Provident Financial Holdings, Inc.	WE	10.38	10.38	0.54	5.08	NA	NA	0.08	569.09	16.30	81.21	8.43	81.21	NA	0.56	3.47	56.57
PFS	Provident Financial Services, Inc.	MA	11.34	8.48	1.19	10.71	1.19	10.67	0.32	235.61	10.18	104.65	11.87	144.56	10.22	0.96	4.23	43.05
RVSB	Riverview Bancorp, Inc.	WE	10.86	9.23	0.32	2.99	NA	NA	NA	NA	23.48	68.10	7.40	81.61	NA	0.08	1.48	34.78
SRBK	SR Bancorp, Inc.	MA	16.49	14.54	0.39	2.24	0.38	2.15	NA	NA	32.40	76.83	12.67	89.18	33.55	0.20	1.16	37.74
TCBS	Texas Community Bancshares, Inc.	SW	12.18	12.17	0.57	5.38	0.59	5.55	NA	147.79	20.00	93.29	11.36	93.35	19.43	0.20	1.18	23.53
TSBK	Timberland Bancorp, Inc.	WE	13.38	12.71	1.55	11.89	NA	NA	0.23	423.09	10.13	114.85	15.37	121.82	NA	1.16	2.97	28.24
TFIN	Triumph Financial, Inc.	SW	14.76	9.01	0.40	2.76	NA	NA	NA	NA	68.84	169.66	24.01	308.25	NA	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	10.66	10.65	0.97	8.88	0.97	8.88	0.34	252.54	13.74	117.25	12.50	117.34	13.74	1.52	3.40	45.54
WSBF	Waterstone Financial, Inc.	MW	15.46	NA	1.19	7.66	1.19	7.66	NA	NA	12.68	98.58	15.24	100.78	12.68	0.60	3.20	40.54
WNEB	Western New England Bancorp, Inc.	NE	9.05	8.60	0.56	6.35	0.57	6.38	0.19	393.20	18.41	113.61	10.28	120.19	18.32	0.28	2.03	37.33
WSFS	WSFS Financial Corporation	MA	12.80	NA	1.36	10.75	1.38	10.86	0.34	249.80	13.04	129.42	16.62	206.16	12.85	0.68	1.02	13.36

MHCs
BSBK	Bogota Financial Corp.	MA	15.20	15.19	0.05	0.35	0.00	0.02	2.21	12.42	170.80	78.89	11.99	78.96	NM	NA	NA	NM
CLBK	Columbia Financial, Inc.	MA	10.53	9.57	0.48	4.63	0.49	4.73	0.34	176.84	34.73	158.66	16.71	176.55	33.97	NA	NA	NM
GCBC	Greene County Bancorp, Inc.	MA	8.21	8.21	1.22	15.33	NA	NA	NA	NA	11.16	157.43	12.92	157.43	NA	0.40	1.68	18.22
KFFB	Kentucky First Federal Bancorp	MW	13.31	13.31	0.14	1.12	0.14	1.12	0.84	70.44	75.17	74.77	9.95	74.77	75.17	0.00	0.00	NM
PBFS	Pioneer Bancorp, Inc.	MA	15.06	NA	0.99	6.54	NA	NA	NA	NA	17.14	113.60	NA	118.60	NA	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	10.51	10.35	0.78	7.77	0.79	7.80	NA	NA	12.97	97.12	10.21	98.81	12.91	NA	NA	NM
TFSL	TFS Financial Corporation	MW	10.86	10.81	0.53	4.72	0.53	4.72	0.23	192.27	44.48	210.90	NA	211.99	44.48	1.13	7.94	353.13
WSBK	Winchester Bancorp, Inc.	NE	11.64	11.64	0.15	1.43	0.35	3.36	NA	NA	NA	89.62	10.43	89.62	NA	NA	NA	NA

Under Acquisition
BLFY	Blue Foundry Bancorp	MA	14.58	14.58	-0.44	-2.80	-0.44	-2.80	0.53	121.49	NM	88.55	12.91	88.58	NM	NA	NA	NM
IROQ	IF Bancorp, Inc.	MW	10.52	10.52	0.59	6.31	NA	NA	NA	NA	17.01	104.38	10.98	104.38	NA	0.40	1.47	25.00
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	11.99	11.99	0.01	0.11	0.59	4.66	NA	250.78	NM	83.54	10.02	83.54	16.51	0.52	3.77	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2026 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

					S&P U.S.	KBW NASDAQ
				NASDAQ	BMI Banks	Regional Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index
2015:	Quarter 1	17776.1	2067.9	4900.9	102.0	79.9
	Quarter 2	17619.5	2063.1	4986.9	109.1	87.5
	Quarter 3	16284.7	1920.0	4620.2	100.1	81.2
	Quarter 4	17425.0	2043.9	5007.4	105.4	82.0

2016:	Quarter 1	17685.1	2059.7	4869.9	92.8	77.6
	Quarter 2	17930.0	2098.9	4842.7	93.9	80.0
	Quarter 3	18308.2	2168.3	5312.0	100.7	86.5
	Quarter 4	19762.6	2238.8	5383.1	130.4	111.2

2017:	Quarter 1	20663.2	2362.7	5911.7	131.2	106.7
	Quarter 2	21349.6	2423.4	6140.4	134.9	106.6
	Quarter 3	22405.1	2519.4	6496.0	140.4	109.0
	Quarter 4	24719.2	2673.6	6903.4	151.0	110.9

2018:	Quarter 1	24103.1	2640.9	7063.5	148.9	111.9
	Quarter 2	24271.4	2718.4	7510.3	146.2	113.9
	Quarter 3	26458.3	2914.0	8046.4	149.1	110.7
	Quarter 4	23327.5	2506.9	6635.3	123.4	89.4

2019:	Quarter 1	25928.7	2834.4	7729.3	133.9	97.1
	Quarter 2	26600.0	2941.8	8006.2	142.2	100.2
	Quarter 3	26916.8	2976.7	7999.3	145.3	98.8
	Quarter 4	28538.4	3230.8	8972.6	164.6	107.6

2020:	Quarter 1	21917.2	2584.6	7700.1	97.1	63.6
	Quarter 2	25812.9	3100.3	10058.8	106.3	72.2
	Quarter 3	27781.7	3363.0	11167.5	103.1	64.1
	Quarter 4	30606.5	3756.1	12888.3	138.9	94.6

2021:	Quarter 1	32981.6	3972.9	13246.9	171.3	121.9
	Quarter 2	34502.5	4297.5	14504.0	176.0	119.4
	Quarter 3	33843.9	4307.5	14448.6	182.7	122.5
	Quarter 4	36338.3	4766.2	15645.0	184.0	126.0

2022:	Quarter 1	34678.4	4530.4	14220.5	171.0	122.5
	Quarter 2	30775.4	3785.4	11028.7	141.2	107.1
	Quarter 3	28725.5	3585.6	10575.6	136.7	110.5
	Quarter 4	33147.3	3839.5	10466.5	148.4	114.1

2023:	Quarter 1	33274.2	4109.3	12221.9	128.0	92.9
	Quarter 2	34407.6	4450.4	13787.9	130.4	86.7
	Quarter 3	33507.5	4288.1	13219.3	128.0	87.9
	Quarter 4	37689.5	4769.8	15011.4	156.2	109.5

2024:	Quarter 1	39807.4	5254.4	16379.5	172.2	102.2
	Quarter 2	39118.9	5460.5	17732.6	172.5	98.6
	Quarter 3	42330.2	5762.5	18189.2	182.8	113.2
	Quarter 4	42544.2	5881.6	19310.8	203.1	120.0

2025:	Quarter 1	42001.8	5611.9	17299.3	198.4	112.6
	Quarter 2	44094.8	6205.0	20369.7	222.9	116.5
	Quarter 3	46397.9	6688.5	22660.0	241.0	121.7
	Quarter 4	48063.3	6845.5	23242.0	254.1	124.0
As of February 2, 2026		49407.7	6976.4	23592.1	255.8	134.9

(1)	End of period data.

Sources:  S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Price Indices as of February 2, 2026

Index Summary (Current Data)

Industry Banking

Geography All

Index Name	Current Value	As Of	Day's Change	Day's Change (%)
Banking Indexes
S&P United States BMI Banks	255.82	2/2/2026	3.52	1.40
KBW Nasdaq Bank Index	170.48	2/2/2026	2.86	1.71
KBW Nasdaq Regional Bank Index	134.86	2/2/2026	1.86	1.40
S&P 500 Bank	609.91	2/2/2026	8.06	1.34
NASDAQ Bank	4,906.04	2/2/2026	94.00	1.95
S&P 500 Commercial Banks	871.36	2/2/2026	11.51	1.34
S&P 500 Diversified Banks	1,155.05	2/2/2026	14.17	1.24
S&P 500 Regional Banks	128.56	2/2/2026	2.92	2.33
Market Cap Indexes
Dow Jones U.S. MicroCap Banks	39,934.30	2/2/2026	976.02	2.51
S&P U.S. SmallCap Banks	296.14	2/2/2026	5.30	1.82
S&P U.S. MidCap Banks	721.47	2/2/2026	17.13	2.43
S&P U.S. LargeCap Banks	741.15	2/2/2026	8.63	1.18
S&P United States Between USD1 Billion and USD5 Billion Banks (Industry Group)	849.27	2/2/2026	14.81	1.77
S&P United States Over USD5 Billion Banks	763.31	2/2/2026	10.02	1.33
S&P United States Between USD250 Million and USD1 Billion Banks (Industry Group)	1,877.62	2/2/2026	49.92	2.73
S&P United States Under USD250 Million Banks (Industry Group)	1,643.52	2/2/2026	36.05	2.24
Geographic Indexes
S&P U.S. BMI Banks - Mid-Atlantic Region	1,246.81	2/2/2026	11.12	0.90
S&P U.S. BMI Banks - Midwest Region	836.58	2/2/2026	18.82	2.30
S&P U.S. BMI Banks - New England Region	771.46	2/2/2026	17.47	2.32
S&P U.S. BMI Banks - Southeast Region	631.72	2/2/2026	10.48	1.69
S&P U.S. BMI Banks - Southwest Region	1,533.10	2/2/2026	24.59	1.63
S&P U.S. BMI Banks - Western Region	1,976.35	2/2/2026	34.25	1.76
Broad Market Indexes
DJIA	49,407.66	2/2/2026	515.19	1.05
S&P 500	6,976.44	2/2/2026	37.41	0.54
S&P 400 Mid Cap	3,467.47	2/2/2026	30.36	0.88
S&P 500 Financials	896.91	2/2/2026	9.08	1.02
MSCI US IMI Financials	3,218.47	2/2/2026	31.83	1.00
NASDAQ	23,592.11	2/2/2026	130.29	0.56
NASDAQ Finl	7,344.76	2/2/2026	(9.04)	(0.12)
NYSE	22,885.65	2/2/2026	166.33	0.73
Russell 1000	3,801.42	2/2/2026	20.18	0.53
Russell 2000	2,640.28	2/2/2026	26.54	1.02
Russell 3000	3,961.80	2/2/2026	21.88	0.56
S&P TSX Composite	32,183.88	2/2/2026	260.36	0.82

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

* - Intraday data is not currently available. Data is as of the previous close.

** - Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Data is as of the previous close.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indices or any securities or financial products.

EXHIBIT IV-4

New York Bank and Thrift Acquisitions 2022 - Present

Exhibit IV-4

New York Bank and Thrift Acquisitions 2022-Present

					Target Financials at Announcement							Deal Terms and Pricing at Announcement
					Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete				Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name	Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
12/29/2025	Pending	OceanFirst Financial Corp.	Flushing Financial Corporation	NY	8,871,991	8.02	8.01	-0.39	-4.87	0.70	93.28	567.3	16.796	79.77	79.87	NA	6.39	NA
12/11/2025	Pending	Enova International Inc.	Grasshopper Bancorp, Inc.	NY	1,412,438	8.12	8.08	0.63	8.50	1.21	53.81	387.9	10.244	330.68	332.44	NM	27.46	24.17
11/18/2025	Pending	Saint Lawrence FCU	The Citizens National Bank of Hammond	NY	27,986	8.47	8.47	-0.19	-2.26	0.39	122.73	NA	NA	NA	NA	NA	NA	NA
09/24/2025	Pending	Ballston Spa Bancorp Inc.	NBC Bancorp, Inc.	NY	521,854	6.47	6.47	0.16	2.78	NA	NA	26.0	55.011	77.10	77.10	29.10	4.99	-2.18
06/27/2025	Pending	JAB Partners Inc.	Vecta Inc.	NY	87,658	12.12	11.10	-7.09	-44.86	0.06	992.16	NA	NA	NA	NA	NA	NA	NA
06/28/2024	01/05/2026	Banco BTG Pactual S.A.	M.Y. Safra Bank, FSB	NY	404,241	11.42	11.42	0.92	8.12	0.38	186.92	NA	NA	NA	NA	NA	NA	NA
09/24/2024	01/01/2026	ESL FCU	Substantially All of the assets and liabilities of Generations Bank	NY	400,972	8.33	8.19	-0.66	-7.78	0.78	101.18	26.2	NA	78.44	79.92	NA	6.53	-3.26
09/05/2024	06/01/2025	ConnectOne Bancorp Inc.	The First of Long Island Corporation	NY	4,209,324	8.94	8.93	0.52	5.97	0.06	NM	280.8	12.404	74.25	74.29	12.66	6.67	-3.13
09/09/2024	05/02/2025	NBT Bancorp Inc.	Evans Bancorp, Inc.	NY	2,257,367	7.87	7.79	0.88	11.40	1.31	99.24	236.2	42.115	131.00	132.38	12.17	10.46	3.71
01/10/2024	01/31/2025	Hudson Valley Credit Union	Catskill Hudson Bancorp, Inc.	NY	554,458	4.56	NA	NA	NA	NA	NA	28.6	40.500	113.00	NA	NA	5.16	NA
08/14/2024	11/27/2024	Gallatin Point Capital LLC	Israel Discount Bank of New York	NY	12,275,707	10.15	10.15	0.41	4.19	0.67	99.32	150.0	NA	80.29	80.29	19.85	8.15	-4.68
08/24/2023	06/12/2024	Helios Bancorp Inc.	Alpine Capital Bank	NY	214,572	27.64	27.64	2.09	8.90	1.63	33.73	NA	NA	NA	NA	NA	NA	NA
11/28/2022	10/01/2023	SNBNY Holdings Ltd.	Delta North Bankcorp, Inc.	NY	334,511	15.29	15.29	-0.06	-0.49	0.00	NA	NA	NA	NA	NA	NA	NA	NA
05/24/2022	01/01/2023	Brookline Bancorp Inc.	PCSB Financial Corporation	NY	1,984,541	13.93	13.66	0.79	5.37	0.44	100.88	320.1	20.724	114.98	117.62	20.32	16.13	3.30
10/26/2022	10/26/2022	TBB Investments LLC	Berkshire Bancorp Inc.	NY	702,360	23.50	NA	NA	NA	NA	NA	13.0	12.400	108.31	NA	NA	25.45	NA
01/08/2022	10/26/2022	TBB Investments LLC	Berkshire Bancorp Inc.	NY	716,680	23.63	23.63	0.38	1.61	NA	NA	NA	NA	NA	NA	NA	NA	NA
01/06/2022	09/16/2022	Gouverneur Bancorp	Citizens Bank of Cape Vincent	NY	87,204	8.34	8.34	0.33	3.66	0.61	123.11	8.4	1056.110	116.23	116.23	31.76	9.69	1.53

			Average:		2,062,580	12.16	11.81	-0.09	0.02	0.63	182.40			118.55	121.13	20.98	11.55	2.43
			Median:		554,458	8.94	8.93	0.38	3.66	0.61	100.88			108.31	80.29	20.09	8.15	-0.33

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

Rhinebeck Bancorp, Inc.

Director and Senior Management Summary Resumes

Exhibit IV-5

Rhinebeck Bancorp, Inc.

Director and Senior Management Summary Resumes

Directors

Donald E. Beeler, Jr. is the founder and Chief Executive Officer of TDR Technology Solutions Inc., which is headquartered in Orange County, New York and specializes in voice security and bomb threat remediation. He has been the recipient of numerous industry awards, including being named as one of Ethisphere’s “World’s Most Ethical Companies.” He holds patents in over 21 technologies, including in the areas of real-time backup and disaster recovery. Mr. Beeler taught marketing as an adjunct professor at the University of Pennsylvania Wharton School of Business in Philadelphia. Mr. Beeler currently serves on the RoboCall task forces shaken/stir committee and previously served on the Congressional Homeland Security Advisory Committee for Cybersecurity. He previously served as Chairman of the Board of Orange Regional Medical Center and Chairman of Garnet Medical, in addition to being a past Board Member of the Monroe Woodbury Central School District. His commitment to the community and proven leadership skills are valuable resources to Rhinebeck Bancorp.

Christopher W. Chestney is a funeral director for Dapson-Chestney Funeral Home, Inc., located in Rhinebeck, New York, and Peck & Peck Funeral Homes, Inc., located in Pine Plains and Copake, New York. Mr. Chestney’s business experience gives us valuable insight into the local community.

Freddimir Garcia has served as Chief of Staff at RUPCO, Inc. since the fall of 2025. Mr. Garcia’s professional career began and continues in the Hudson Valley, where he previously served in leadership positions at the Hudson Gateway Association of REALTORS, Westchester Medical Center Health Network, and Marist University. Through his work and service on several nonprofit boards, Mr. Garcia’s extensive community involvement provides us with valuable insight into the needs of the local community.

Steven E. Howell is a certified public accountant and, since 2023, has been a director with RBT CPAs, LLP, the largest CPA firm in the New York Hudson Valley. Prior, he was a partner in the firm since 1987. Mr. Howell served as a director of Hometown Bank, Hometown Bancorp MHC and Hometown Bancorp, Walden New York, from 2008 and as Chairman of the Board from 2012 until their acquisition by Wallkill Valley Federal Savings and Loan Association in 2017. He is active in numerous civic groups including the Past Chairman of the Orange County United Way. Mr. Howell’s experience qualifies him as an “audit committee financial expert” under the rules and regulations of the SEC. He works extensively with companies within the region in which we conduct business. As a former principal of a certified public accounting firm, Mr. Howell provides the board of directors with critical experience regarding accounting and financial matters, as well as governance experience.

William C. Irwin is a principal for Schectman Pharmacy Brokers, a business specializing in the sale of independent pharmacies and drug stores concentrated in the New York tri-state area. Mr. Irwin was the owner of Molloy Pharmacy in Hyde Park and President of Molloy’s Medical Arts Pharmacy in Poughkeepsie for over 30 years and most recently was the Chief Operating Officer for DocFinancial. Mr. Irwin has also served as President of Northern Dutchess Hospital Board, served on the Hyde Park Chamber of Commerce Economic Development Committee and served on the McKesson Corporation National Independent Advisory Board. He is a retired member and previous President of the Hudson Valley Pharmacists Society and serves as a volunteer for the Dutchess County Medical Reserve Corps and other local volunteer organizations. Mr. Irwin’s experience as a small business owner brings valuable business ownership and leadership skills to the board of directors along with extensive insight into the customers who live in our market area and economic developments affecting our market area.

Exhibit IV-5 (continued)

Rhinebeck Bancorp, Inc.

Director and Senior Management Summary Resumes

Shannon Martin LaFrance is a practicing lawyer and owner of law firms in Florida and New York. Her practice includes civil litigation and administrative law with a focus on land use, municipal and environmental matters, in addition to dependency and family law. Additionally, Ms. LaFrance has served as a hearing officer for the Hillsborough Environmental Protection Commission since her appointment in 2019, and previously served as town attorney and a zoning board of appeals and planning board attorney from 1994 through 2012 for the towns of Dover, Rosendale and Marbletown, New York. Ms. LaFrance was a Dutchess County Legislator from 2002 through 2007 for Fishkill, New York and served as Chair of the Legislature’s Environment Committee as well as the Groundwater Protection Subcommittee. Ms. LaFrance also served as the Legislature’s liaison to the Dutchess County Water and Wastewater Authority prior to her election. Ms. LaFrance’s general legal knowledge as well as her expertise in land, municipal and environmental issues are significant resources for the board of directors.

Sharon McGinnis has served as Chief Human Resources Officer at Central Hudson Gas and Electric Corporation since 2025. Ms. McGinnis joined Central Hudson Gas and Electric Corporation in 2009 and has also held the positions of Senior Vice President of Human Resources and Vice President of Human Resources & Safety. Prior to that, she held the positions of Vice President of Human Resources at Dow Jones Local Media Group in Campbell Hall, New York, where she served from 2001 to 2009, and Assistant Vice President of Human Resources at Frontier Insurance Group in Rock Hill, New York, from 1999 to 2001. She also has served as a board member of United Way of the Dutchess & Orange Region since 2016, a member of the Fortis Executive DEI Council since 2022, and a founding member of the Fortis Women Executive Leadership Council since 2017. Ms. McGinnis was a member of the Compensation and Benefits Committee of the Hudson Valley Credit Union from 2016 to 2021. Ms. McGinnis’s extensive experience in human resources and corporate governance are significant resources for the board of directors.

Nancy K. Patzwahl is a certified public accountant and has been a principal at UHY Advisors Northeast, Inc., providing personal, corporate and partnership tax services, since 2020. From 1997 through 2019, she was a partner and shareholder at Pattison, Koskey, Howe & Bucci, CPAs P.C. Previously, she worked as a senior manager at KPMG Peat Marwick. She has served as treasurer and trustee of Home for the Aged in Hudson, New York, since 2019. Since 2014, she has served as treasurer and trustee of Rheinstrom Hill Community Foundation in Hudson, New York and is currently its president and treasurer. Ms. Patzwahl previously served as a director of the National Union Bank of Kinderhook, where she was a member of the Audit Committee, from 2014 until its sale to Community Bank, N.A. in 2019. Ms. Patzwahl’s experience as a certified public accountant and bank director provide the board of directors with critical experience regarding accounting and financial matters, as well as governance experience. Ms. Patzwahl’s experience qualifies her as an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission.

Matthew J. Smith was appointed President and Chief Executive Officer of Rhinebeck Bancorp, MHC, Rhinebeck Bancorp and Rhinebeck Bank in October 2025 and also serves on their boards of trustees/directors. Mr. Smith has served in senior leadership roles in the financial services industry for more than a decade. Most recently, from November 2024 to October 2025, he served as Senior Executive Vice President and Chief Operating Officer of Columbia Financial, Inc. and Columbia Bank. From February 2022 to November 2024, Mr. Smith served as Chief Digital Banking Officer and Head of Enterprise Product, Marketing and Transformation at Webster Bank, following Webster Bank’s acquisition of Sterling National Bank. Prior to that, he served as Head of Digital Banking and Banking-as-a-Service at Sterling National Bank from January 2020 to February 2022 and as Chief Product and Marketing Strategy Officer of Sterling National Bank from October 2017 to January 2020.

Exhibit IV-5 (continued)

Rhinebeck Bancorp, Inc.

Director and Senior Management Summary Resumes

Executive Officers Who Are Not Directors

Jamie J. Bloom is the Chief Operating Officer at Rhinebeck Bank. She has over 30 years of financial services experience. She began her banking career at Rhinebeck Bank in 1994 as the Vice President of Sales.

Kevin Nihill became the Chief Financial Officer of Rhinebeck Bank in July 2024. Prior to joining Rhinebeck Bank, Mr. Nihill served as Executive Vice President and Chief Financial Officer of St. Mary’s Bank, Manchester, New Hampshire beginning in 2021. Prior to joining St. Mary’s Bank, Mr. Nihill served as Senior Vice President, Treasurer of Berkshire Bank, Pittsfield, Massachusetts. Mr. Nihill is a Chartered Financial Analyst.

James T. McCardle III joined Rhinebeck Bank in 2001 and was appointed Chief Credit and Risk Officer in January 2026, having served as our Chief Credit Officer since 2018. Prior, Mr. McCardle was our Chief Lending Officer for seven years and held various titles since joining Rhinebeck Bank including VP, Commercial Lending, SVP Commercial Lending and SVP and Senior Lending Officer.

Philip Bronzi joined Rhinebeck Bank in 2012 as the Vice President of Lending. He became the Senior Vice President of Lending in 2018 and was named Chief Lending Officer in 2021. His career spans over 20 years in commercial lending with various banks in the Hudson Valley.

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT IV-6

Rhinebeck Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

Exhibit IV-6

Rhinebeck Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

	Rhinebeck Bank Historical at		Rhinebeck Bank Pro Forma at December 31, 2025 Based Upon the Sale in the Offering of:
	December 31, 2025		6,587,500 Shares		7,750,000 Shares		8,912,500 Shares
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$133,851	10.28%	$160,057	12.01%	$164,883	12.32%	$169,710	12.62%

Tier 1 leverage capital(1)(2)	$139,166	10.62%	$165,372	12.32%	$170,198	12.63%	$175,025	12.93%
Tier 1 leverage requirement	65,529	5.00	67,103	5.00	67,391	5.00	67,670	5.00
Excess	$73,637	5.62%	$98,269	7.32%	$102,807	7.63%	$107,346	7.93%

Tier 1 risk-based capital	$139,166	13.57%	$165,372	16.03%	$170,198	16.48%	$175,025	16.93%
Tier 1 risk-based requirement	82,039	8.00	82,543	8.00	82,635	8.00	82,727	8.00
Excess	$57,127	5.57%	$82,829	8.03%	$87,563	8.48%	$92,298	8.93%

Total risk-based capital	$147,671	14.40%	$173,877	16.85%	$178,703	17.30%	$183,530	17.75%
Total risk-based requirement	102,549	10.00	103,178	10.00	103,293	10.00	103,408	10.00
Excess	$45,122	4.40%	$70,699	6.85%	$75,410	7.30%	$80,122	7.75%

Common equity Tier 1 (1)(2)	$139,166	13.57%	$165,372	16.03%	$170,198	16.48%	$175,025	16.93%
Common equity Tier 1 requirement	66,657	6.50	67,066	6.50	67,141	6.50	67,216	6.50
Excess	$72,509	7.07%	$98,306	9.53%	$103,057	9.98%	$107,809	10.43%

Reconciliation of capital infused into Rhinebeck Bank:
Net proceeds			$31,476		$37,232		$42,989
Less: Common stock acquired by stock-based benefit plans			(2,635)		(3,100)		(3,565)
Less: Common stock acquired by employee stock ownership plan			(2,635)		(3,100)		(3,565)
Pro forma increase			$26,206		$31,032		$35,859

(1)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(2)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

Source: Rhinebeck Bancorp’s prospectus.

EXHIBIT IV-7

Rhinebeck Bancorp, Inc.

Pro Forma Analysis Sheet

EXHIBIT IV-7

PRO FORMA ANALYSIS SHEET

Rhinebeck Bancorp, Inc.

Prices as of February 2, 2026

			Subject		Peer Group				New York				All Public
Valuation Midpoint Pricing Multiples		Symbol	at Midpoint		Mean		Median		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	12.39	x	15.84	x	14.87	x	12.47	x	13.91	x	15.84	x	13.91	x
Price-core earnings multiple	=	P/CE	12.40	x	15.79	x	14.46	x	10.75	x	10.75	x	15.93	x	13.91	x
Price-book ratio	=	P/B	66.27%		94.26%		95.80%		94.54%		91.29%		97.81%		94.01%
Price-tangible book ratio	=	P/TB	67.02%		100.44%		98.30%		95.57%		91.29%		110.70%		96.37%
Price-assets ratio	=	P/A	9.92%		12.48%		12.15%		13.15%		14.59%		13.53%		13.02%

Valuation Parameters				Adjusted
Pre-Conversion Earnings (Y)	$10,047,843	(12 Mths 12/25(2)	ESOP Stock (% of Offering + Foundation) (E)	4.00%
Pre-Conversion Core Earnings (YC)	$10,040,843	(12 Mths 12/25(2)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$136,951,000	(2)	ESOP Amortization (T)	20.00	Years
Pre-Conv. Tang. Book Value (B)	$134,610,000	(2)	Stock Program (% of Offering + Foundation (M)	4.00%
Pre-Conversion Assets (A)	$1,301,865,000	(2)	Stock Programs Vesting (N)	5.00	Years
Reinvestment Rate (R)	3.73%		Fixed Expenses	$2,300,000
Tax rate (TAX)	23.00%		Variable Expenses (Blended Commission %)	0.95%
After Tax Reinvest. Rate (R)	2.87%		Percentage Sold (PCT)	56.9917%
Est. Conversion Expenses (1)(X)	3.92%		MHC Assets	$99,000
Insider Purchases	$865,000		Options as (% of Offering + Foundation) (O1)	10.00%
Price/Share	$10.00		Estimated Option Value (O2)	33.60%
Foundation Cash Contribution (FC)	$-		Option Vesting Period (O3)	5.00	Years
Foundation Stock Contribution (FS)	$-		% of Options taxable (O4)	25.00%
Foundation Tax Benefit (FT)	$-

Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y - FC * R)	V=	$135,984,670
		1 - P/E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

2.	V=	P/Core E * (YC)	V=	$135,984,670
		1 - P/Core E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

3.	V=	P/B * (B-FC+FT)	V=	$135,984,670
		1 - P/B * PCT * (1-X-E-M)

4.	V=	P/TB * (B-FC+FT)	V=	$135,984,670
		1 - P/TB * PCT * (1-X-E-M)

5.	V=	P/A * (A-FC+FT)	V=	$135,984,670
		1 - P/A * PCT * (1-X-E-M)

Shares

		2nd Step	Full	Plus:	Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization	Exchange
Conclusion	Offering Shares	Shares	Shares	Shares	Shares	Ratio
Maximum	8,912,500	6,725,738	15,638,238	0	15,638,238	1.4026
Midpoint	7,750,000	5,848,467	13,598,467	0	13,598,467	1.2197
Minimum	6,587,500	4,971,197	11,558,697	0	11,558,697	1.0367

Market Value

		2nd Step	Full		Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization
Conclusion	Offering Value	Shares Value	$ Value	$ Value	$ Value
Maximum	$89,125,000	$67,257,380	$156,382,380	0	$156,382,380
Midpoint	$77,500,000	$58,484,670	$135,984,670	0	$135,984,670
Minimum	$65,875,000	$49,711,970	$115,586,970	0	$115,586,970

(1) Estimated offering expenses at midpoint of the offering.

(2) Adjusted to reflect consolidation and reinvesment of $99,000 of MHC net assets.

EXHIBIT IV-8

Rhinebeck Bancorp, Inc.

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Rhinebeck Bancorp, Inc.

At the Minimum of the Range

1.	Fully Converted Value and Exchange Ratio

Fully Converted Value	$115,586,970
Exchange Ratio	1.03673

2nd Step Offering Proceeds	$65,875,000
Less: Estimated Offering Expenses	2,923,750
2nd Step Net Conversion Proceeds	$62,951,250

2.	Estimated Additional Income from Conversion Proceeds

Net Conversion Proceeds	$62,951,250
Less: Cash Contribution to Foundation	0
Less: ESOP Stock Purchases (1)	(2,635,000)
Less: RRP Stock Purchases (2)	(2,635,000)
Net Cash Proceeds	$57,681,250
Estimated after-tax net incremental rate of return	2.87%
Earnings Increase	$1,656,663
Less: Consolidated interest cost of ESOP borrowings	0
Less: Amortization of ESOP borrowings(3)	(27,720)
Less: RRP Vesting (3)	(405,790)
Less: Option Plan Vesting (4)	(417,226)
Net Earnings Increase	$805,928

3.	Pro Forma Earnings

		Net
	Before	Earnings	After
	Conversion(5)	Increase	Conversion
12 Months ended December 31, 2025 (reported)	$10,047,843	$805,928	$10,853,771
12 Months ended December 31, 2025 (core)	$10,040,843	$805,928	$10,846,771

4.	Pro Forma Net Worth

	Before	Net Cash	Tax Benefit	After
	Conversion(5)	Proceeds	and Other	Conversion
December 31, 2025	$136,951,000	$57,681,250	$0	$194,632,250
December 31, 2025 (Tangible)	$134,610,000	$57,681,250	$0	$192,291,250

5.	Pro Forma Assets

	Before	Net Cash	Tax Benefit	After
	Conversion(5)	Proceeds	and Other	Conversion
December 31, 2025	$1,301,865,000	$57,681,250	$0	$1,359,546,250

(1)  Includes ESOP purchases of 4.0% of the second step offering.

(2)  Includes RRP purchases of 4.0% of the second step offering.

(3)  ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at: 23.00%

(4)  Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.

(5)  Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Rhinebeck Bancorp, Inc.

At the Midpoint of the Range

1.	Fully Converted Value and Exchange Ratio

Fully Converted Value	$135,984,670
Exchange Ratio	1.21969

2nd Step Offering Proceeds	$77,500,000
Less: Estimated Offering Expenses	3,035,350
2nd Step Net Conversion Proceeds	$74,464,650

2.	Estimated Additional Income from Conversion Proceeds

Net Conversion Proceeds	$74,464,650
Less: Cash Contribution to Foundation	0
Less: ESOP Stock Purchases (1)	(3,100,000)
Less: RRP Stock Purchases (2)	(3,100,000)
Net Cash Proceeds	$68,264,650
Estimated after-tax net incremental rate of return	2.87%
Earnings Increase	$1,960,629
Less: Consolidated interest cost of ESOP borrowings	0
Less: Amortization of ESOP borrowings(3)	(65,450)
Less: RRP Vesting (3)	(477,400)
Less: Option Plan Vesting (4)	(490,854)
Net Earnings Increase	$926,925

3.	Pro Forma Earnings

		Net
	Before	Earnings	After
	Conversion(5)	Increase	Conversion
12 Months ended December 31, 2025 (reported)	$10,047,843	$926,925	$10,974,768
12 Months ended December 31, 2025 (core)	$10,040,843	$926,925	$10,967,768

4.	Pro Forma Net Worth

	Before	Net Cash	Tax Benefit	After
	Conversion (5)	Proceeds	of Foundation	Conversion
December 31, 2025	$136,951,000	$68,264,650	$0	$205,215,650
December 31, 2025 (Tangible)	$134,610,000	$68,264,650	$0	$202,874,650

5.	Pro Forma Assets

	Before	Net Cash	Tax Benefit	After
	Conversion (5)	Proceeds	of Foundation	Conversion
December 31, 2025	$1,301,865,000	$68,264,650	$0	$1,370,129,650

(1)  Includes ESOP purchases of 4.0% of the second step offering.

(2)  Includes RRP purchases of 4.0% of the second step offering.

(3)  ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at: 23.00%

(4)  Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.

(5)  Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Rhinebeck Bancorp, Inc.

At the Maximum of the Range

1.	Fully Converted Value and Exchange Ratio

Fully Converted Value	$156,382,380
Exchange Ratio	1.40264

2nd Step Offering Proceeds	$89,125,000
Less: Estimated Offering Expenses	3,146,950
2nd Step Net Conversion Proceeds	$85,978,050

2.	Estimated Additional Income from Conversion Proceeds

Net Conversion Proceeds	$85,978,050
Less: Cash Contribution to Foundation	0
Less: ESOP Stock Purchases (1)	(3,565,000)
Less: RRP Stock Purchases (2)	(3,565,000)
Net Cash Proceeds	$78,848,050
Estimated after-tax net incremental rate of return	2.87%
Earnings Increase	$2,264,595
Less: Consolidated interest cost of ESOP borrowings	0
Less: Amortization of ESOP borrowings(3)	(103,180)
Less: RRP Vesting (3)	(549,010)
Less: Option Plan Vesting (4)	(564,482)
Net Earnings Increase	$1,047,923

3.	Pro Forma Earnings

		Net
	Before	Earnings	After
	Conversion(5)	Increase	Conversion
12 Months ended December 31, 2025 (reported)	$10,047,843	$1,047,923	$11,095,767
12 Months ended December 31, 2025 (core)	$10,040,843	$1,047,923	$11,088,767

4.	Pro Forma Net Worth

	Before	Net Cash	Tax Benefit	After
	Conversion (5)	Proceeds	of Foundation	Conversion
December 31, 2025	$136,951,000	$78,848,050	$0	$215,799,050
December 31, 2025 (Tangible)	$134,610,000	$78,848,050	$0	$213,458,050

5.	Pro Forma Assets

	Before	Net Cash	Tax Benefit	After
	Conversion (5)	Proceeds	of Foundation	Conversion
December 31, 2025	$1,301,865,000	$78,848,050	$0	$1,380,713,050

(1)  Includes ESOP purchases of 4.0% of the second step offering.

(2)  Includes RRP purchases of 4.0% of the second step offering.

(3)  ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at: 23.00%

(4)  Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.

(5)  Adjusted to reflect consolidation and reinvestment of net MHC assets.

EXHIBIT IV-9

Calculation of Minority Ownership Dilution in a Second-Step Offering

Exhibit IV-9

Rhinebeck Bancorp, Inc.

Calculation of Minority Ownership Dilution in a Second-Step Offering

Stock Ownership Data as of December 31, 2025

Financial Data as of December 31, 2025

Reflects Pro Forma Market Value as of February 2, 2026

Key Input Assumptions

Mid-Tier Stockholders' Equity	$136,852,000	(BOOK)
Aggregate Dividends Waived by MHC	$0	(WAIVED DIVIDENDS)
Minority Ownership Interest	43.0396%	(PCT)
Pro Forma Market Value	$135,984,670	(VALUE)
Market Value of Net MHC Assets (Other than Stock in Mid-Tier)	$99,000	(MHC ASSETS)

Adjustment for MHC Assets & Waived Dividends - 2 Step Calculation (as required by FDIC & FRB)

(BOOK - WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends	=	BOOK

=	43.0396%

(VALUE - MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets	=	VALUE

=	43.0083%	(rounded)

Current Ownership

MHC Shares	6,345,975	56.96%
Public Shares	4,795,058	43.04%
Total Shares	11,141,033	100.00%

EXHIBIT V-1

RP® Financial, LC.
Firm Qualifications Statement

RP® FINANCIAL, LC.
Advisory | Planning | Valuation

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (45)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (41)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (42)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (38)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (38)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com